The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-107295

Subject to Completion. Dated December 2, 2004.

Prospectus Supplement to Prospectus dated December 11, 2003.

$1,100,000,000

Reliant Energy, Inc.

$              Floating Rate Senior Secured Notes due 2010

$              % Senior Secured Notes due 2014

       We will pay interest on the 2010 notes on                   ,                   ,                   and                   of each year, commencing                   , 2005. We will pay interest on the 2014 notes on                   and                   of each year, commencing                   , 2005. The 2010 notes will mature on                   , 2010, and the 2014 notes will mature on                   , 2014. We refer to the 2010 notes and the 2014 notes collectively as the notes. The notes will be issued only in registered book-entry form, in denominations of $2,000 and integral multiples of $1,000.

       We have the option to redeem all or a portion of the 2010 notes at any time on or after                   , 2006 and all or a portion of the 2014 notes at any time on or after                   , 2009, in each case, at the respective redemption prices set forth in this prospectus supplement.

       We may, on one or more occasions, use the net proceeds from one or more equity offerings to redeem up to 35% of the outstanding aggregate principal amount of the 2010 notes at any time prior to                   , 2006 and up to 35% of the outstanding aggregate principal amount of the 2014 notes at any time prior to                   , 2007, in each case, at the respective redemption prices set forth in this prospectus supplement.

       Our obligations under the notes will be jointly and severally guaranteed by all of our existing and future domestic subsidiaries that guarantee borrowings under our amended and restated credit facilities or any of our other debt. The notes and the guarantees will be secured by security interests in certain collateral (subject to permitted liens) as described in “Description of Notes — Security.”

       The closing of this offering is conditioned upon the concurrent closing of an amendment and restatement of our existing credit facilities.

       See “Risk Factors” beginning on page S-16 of this prospectus supplement to read about important factors you should consider before buying the notes.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 2010	Per 2014
	Note	Note	Total

Initial offering price	%	%	$
Underwriting discount
Proceeds, before expenses, to us

       The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from                   , 2004 and must be paid by the purchasers if the notes are delivered after                   , 2004.

       The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on                   , 2004.

Joint Book-Running Managers

Goldman, Sachs & Co.

Banc of America Securities LLC

Barclays Capital

Deutsche Bank Securities

Merrill Lynch & Co.

Co-Managers
ABN AMRO Incorporated

JPMorgan

Scotia Capital

UBS Investment Bank

Prospectus Supplement dated                     , 2004.

SPECIAL NOTE REGARDING

FORWARD-LOOKING STATEMENTS

       When we make statements containing projections about our revenues, income and other financial items, our plans and objectives for the future, future economic performance or other projections or estimates about our assumptions, we are making “forward-looking statements.” These statements usually relate to future events and anticipated revenues, earnings, business strategies, competitive position or other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and other similar words. However, the absence of these words does not mean that the statements are not forward-looking.

       Although we believe that the expectations and the underlying assumptions reflected in our forward-looking statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are not guarantees of future performance or events. Such statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. Among other things, the matters described under “Risk Factors” beginning on page S-16 of this prospectus supplement could cause actual results to differ materially from those expressed or implied in our forward-looking statements.

       Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

S-i

SUMMARY

       This summary highlights information contained elsewhere in this prospectus supplement or the accompanying prospectus. To understand all of the terms of this offering, and for a more complete understanding of our business, you should read carefully this entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and the other documents to which we refer. Unless the context requires otherwise, “Reliant Energy,” “we,” “us,” “our” or similar terms in this prospectus supplement refer to Reliant Energy, Inc. and its subsidiaries on a consolidated basis. The term “you” refers to a prospective investor. We have included terms that are important to an understanding of our business in the section entitled “Glossary of Terms.”

General

       We provide electricity and energy services to retail and wholesale customers in the United States. We provide energy products and services to approximately 1.9 million electricity customers in Texas ranging from residences and small businesses to large commercial, industrial and institutional customers. We also serve commercial and industrial clients in the PJM (Pennsylvania, New Jersey and Maryland) Market. As of September 30, 2004, we had approximately 19,000 MW of power generation capacity in operation or under contract.

       Our business operations consist of two principal business segments: retail energy and wholesale energy.

Retail Energy

       Our retail energy segment provides electricity products and related services to end-use customers, ranging from residential and small commercial customers to large commercial, industrial and institutional customers. The operations of our retail energy segment are primarily located in Texas. In 2003, we began providing retail energy products and services to commercial, industrial and institutional customers in New Jersey and Maryland. In 2004, we began marketing retail energy to this same segment of customers in other areas of the PJM Market, including the District of Columbia and Pennsylvania. We are currently evaluating entry into additional markets in the United States.

       Residential and Small Commercial. In Texas, we provide standardized electricity and related products and services to residential and small commercial customers. As of September 30, 2004, we had approximately 1.6 million residential and approximately 197,000 small commercial customers with a peak demand for power of up to approximately one MW, making us the second largest retail electric provider in Texas. The majority of our customers are in the Houston area, but we also have a growing customer base in other Texas markets, including Dallas and Corpus Christi.

       In the Houston area, the Texas electric restructuring law currently requires us, as a former affiliate of the transmission and distribution utility in Houston, to sell electricity to residential customers only at a specified price, or “price-to-beat.” Beginning January 1, 2005, we will have the ability, but not the obligation, to sell electricity to those customers at prices other than the “price-to-beat.” Starting January 1, 2007, we will, under the current regulatory framework, be able to sell electricity without pricing restrictions. Outside of the Houston area, we are generally permitted to sell electricity at market-determined prices to residential and small commercial customers.

       We currently provide retail electric service to residential customers only in Texas. We have no current plans to provide retail electric service to residential customers outside of Texas.

       Commercial, Industrial and Institutional. In Texas, we market electricity and energy services to large commercial, industrial and institutional customers (i.e., customers with a peak demand of greater than approximately one MW). As of September 30, 2004, we had approximately 40,000 large commercial, industrial and institutional customers, based on metered locations, which include refineries, chemical plants, manufacturing facilities, hospitals, universities, governmental agencies, restaurants and other facilities. In New Jersey and Maryland, we market electricity and energy services to commercial, industrial and institutional customers. In general, we sell electricity to these customers at market-determined prices.

       As of September 30, 2004, we had contracts to provide an aggregate of 5,619 MW of electricity to approximately 850 customers in Texas and an aggregate of 987 MW of electricity to approximately 165 customers in select markets within the PJM Market. The terms of our contracts range from one to 51 months, with the average term being 21 months. We also provide customized energy solutions, including energy information services and products, to our commercial, industrial and institutional customers.

       Retail Energy Supply. In Texas, we purchase substantially all of the generation capacity necessary to supply our retail energy business from third parties. As of September 30, 2004, we had entered into contracts to purchase generation capacity averaging 6,807 MW per month in 2005, 3,496 MW per month in 2006 and 1,017 MW per month in 2007. Based on current market conditions, existing retail sales commitments and current load forecasts, we estimate that these contracts will supply approximately 79% of the current capacity requirements of our retail energy business for 2005.

       The largest supplier of generation capacity for our Texas retail energy business has historically been Texas Genco. We expect to continue to contract with third parties, including Texas Genco, for a substantial portion of our Texas retail energy business’ power requirements, including purchases pursuant to power purchase agreements and auctions of power conducted by Texas generation companies. In addition, we may seek to supplement our market-based purchases of power over time with the purchase of individual generation assets.

       In states outside of Texas, we generate sufficient capacity to supply our retail needs.

Wholesale Energy

       We have a portfolio of electric power generation facilities. We market electric energy, capacity and ancillary services. Because our facilities are not subject to traditional cost-based regulation, we can generally sell electricity at market-determined prices. We procure natural gas, coal, fuel oil, natural gas transportation and storage capacity and other energy-related commodities to supply and manage our physical assets.

       As of September 30, 2004, we owned 43 operating electric power generation facilities with an aggregate net generating capacity of 16,232 MW in six regions of the United States and had an interest in, or leased, an additional seven operating electric power generating facilities with an aggregate net generating capacity of 2,573 MW. The generating capacity of our facilities consists of approximately 34% of base-load (6,397 MW), 35% of intermediate (6,630 MW) and 31% of peaking capacity (5,778 MW). Our operating electric power generation facilities include the 520 MW Seward facility, which was declared commercially operable in October 2004.

       The following table describes our electric power generation facilities and net generating capacity by region:

		Total Net
	Number of	Generating
	Generation	Capacity
Region	Facilities	(MW)(1)	Dispatch Type	Fuel Type

Mid-Atlantic
Operating(2)	20	5,047	Base, Intermediate, Peak	Coal, Hydro, Gas, Oil, Dual
New York Operating	3	2,210	Intermediate, Peak	Gas, Dual
Mid-Continent Operating	9	4,473	Base, Intermediate, Peak	Coal, Gas, Oil
Southeast Operating(3)(4)	5	2,210	Base, Intermediate, Peak	Gas/Dual
Mothballed	1	822	Intermediate	Gas

Combined	6	3,032

West
Operating(5)	6	4,034	Base, Intermediate, Peak	Gas/Dual
Mothballed	1	184	Peak	Gas

Combined	7	4,218

ERCOT
Operating	7	831	Base	Gas/Renewable
Total
Operating	50	18,805
Mothballed	2	1,006

Combined	52	19,811

(1)	Net generating capacity refers to the average of the facilities’ summer and winter generating capacities net of auxiliary power.

(2)	Excludes Liberty Power’s 568 MW combined cycle gas fired power generation facility (see “— Recent Developments”) and includes the 520 MW Seward facility. We lease a 100%, 16.67% and 16.45% interest in three Pennsylvania facilities having 614 MW, 1,704 MW and 1,714 MW of net generating capacity, respectively, through facility lease agreements expiring in 2026, 2034 and 2034, respectively. The table includes our share of the capacity of these facilities.

(3)	We own a 50% interest in one of these facilities having a net generating capacity of 108 MW. An unaffiliated party owns the other 50%. The table includes our share of the capacity of this facility.

(4)	We are party to tolling agreements entitling us to 100% of the capacity of two Florida facilities having 630 MW and 474 MW of net generating capacity, respectively. These tolling agreements expire in 2012 and 2007, respectively, and are treated as operating leases for accounting purposes.

(5)	We own a 50% interest in one Nevada facility having a net generating capacity of 470 MW. An unaffiliated third party owns the other 50%. The table includes our share of the capacity of this facility.

       We seek to optimize our physical asset positions consisting of our power generation asset portfolio, pipeline transportation capacity positions, pipeline storage positions and fuel positions and provide risk management services for our asset positions. We perform these functions through procurement, marketing and hedging activities for power, fuels and other energy related commodities. We discontinued our proprietary trading business in March 2003.

Objectives and Strategy

       We believe that competitive electricity markets benefit customers and will continue to expand. Our objective is to be a leader in the progression to competitive markets by becoming a highly efficient, customer-focused company.

       To achieve this objective we intend to:

•	effect significant cost savings through reductions in our overhead and operating costs and implementation of process efficiencies — during 2003 and 2004, we set a total target of $340 million in annual cost savings by 2006, of which approximately $225 million has been realized to date;

•	achieve financial flexibility by enhancing profitability, divesting selected assets, simplifying our capital structure and accessing the capital markets — we intend to reduce our adjusted net debt-to-EBITDAR ratio significantly by the end of 2006; and

•	focus on regions where we believe the regulatory environment supports competitive markets.

       In 2004, we continued to reduce our debt and strengthen our balance sheet.

•	In January 2004, we made the decision to not exercise our option to purchase CenterPoint’s 81% ownership interest in Texas Genco in favor of pursuing a strategy of contracting for a significant portion of our retail energy supply requirements and, over time, pursuing potential acquisitions of individual generation assets.

•	In September 2004, we completed the sale of our equity interests in subsidiaries of Orion Power Holdings owning hydropower plants for total proceeds of $874 million. Net proceeds were used to repay debt under the Orion New York credit facility and the Orion MidWest credit facility.

Recent Developments

       Liberty Power, one of our indirect subsidiaries, owns a 568 MW combined cycle gas fired power generation facility (the Liberty generating station). In October 2004, we agreed on the principal terms and conditions for a transfer of our interest in Liberty and its immediate parent corporation, including its non-recourse debt, to Liberty’s lenders. The transfer, which is subject to the execution of definitive agreements and receipt of various third party approvals, is expected to be completed in the fourth quarter of 2004.

Concurrent Transactions

       In connection with the offering of the notes, we are amending and restating our existing credit facilities and will have a revolving credit facility in an aggregate principal amount of $1.7 billion and a term loan facility in a principal amount of approximately $1.1 billion. The revolving credit facility will mature in December 2009 and the term loan facility will mature in April 2010. Our material subsidiaries, except subsidiaries prohibited by the terms of their financing documents from doing so, will guarantee the amended and restated credit facilities. The revolving credit facility bears interest at LIBOR plus 3% or a base rate plus 2% and the term loan facility bears interest at LIBOR plus      % or a base rate plus      %. We intend to use net proceeds from this offering to repay a portion of our outstanding indebtedness under our existing credit facilities.

       We also intend to convert to fixed-rate up to $400 million aggregate principal amount of floating-rate tax-exempt facilities revenue bonds. These bonds were issued by PEDFA. These bonds are currently payable solely from payments by Seward, one of our subsidiaries, under loan agreements between PEDFA and Seward and from payments made under irrevocable direct-pay letters of credit issued under our existing credit facilities. In connection with the conversion, some or all of the letters of credit will be cancelled and we will issue a guarantee to support their payment.

Any floating-rate bonds that we do not convert may remain outstanding and will be supported by the letters of credit issued under our amended and restated credit facilities or may be redeemed. In addition, we also intend for PEDFA to issue up to $100 million of fixed-rate tax-exempt facilities revenue bonds that are also backed by a loan agreement with Seward. We will guarantee the fixed-rate tax-exempt facilities revenue bonds and the guarantors of the notes will guarantee the guarantee that we are providing. Depending on the tax-exempt bond market, the conversion from floating to fixed-rate and the additional issuance of fixed-rate bonds may not close simultaneously with each other or with the other concurrent transactions and may be staggered over a period of time.

       The amount of indebtedness expected to be outstanding as a result of the transactions described above and this offering is $2.6 billion (excluding cash amounts drawn under the revolving credit facility, if any). The actual amounts of the components of the refinancing may be adjusted in light of market conditions and other factors. For purposes of this prospectus supplement and the pro formas included herein, we have assumed that $1.1 billion will be borrowed under the term loan facility, $1.1 billion of notes will be issued and $350 million of fixed-rate tax-exempt facilities revenue bonds will be issued or converted from floating-rate and resold as part of these refinancing transactions. The term “the transactions” refers to these transactions and the application of the proceeds therefrom.

Corporate Structure and Components of Debt

       The following simplified diagram presents our general corporate structure and the components of our banking and credit facilities, other long-term debt to third parties and select intercompany notes of us and our subsidiaries as of September 30, 2004 (in billions (rounded to the nearest tenth)), after giving effect to the transactions:

(1)	As of September 30, 2004, after giving effect to the transactions, we would have had a $1.7 billion revolving credit facility with $0.7 billion of letters of credit outstanding relating to our commercial activities and no revolver loans outstanding.

(2)	Assumes issuance of $1.1 billion under the term loan facility.

(3)	Includes $1.1 billion of existing senior secured notes and assumes issuance of $1.1 billion of notes offered hereby.

(4)	Assumes Seward’s $0.4 billion existing floating-rate tax-exempt facilities revenue bonds, are converted into $0.4 billion of fixed-rate tax-exempt facilities revenue bonds, which will be guaranteed by us on a pari-passu basis with our other senior secured debt.

(5)	In September 2004, we renewed a receivable facility arrangement to sell an undivided interest in accounts receivable from residential, small commercial, industrial and institutional retail electric customers, on an on-going basis.

(6)	Assumes $0.8 billion of term notes and $0.1 billion of undrawn revolving notes between us and Orion Midwest and Orion NY, which will only be pledged to secure our revolving credit facility and term loan facility.

(7)	A $28 million term loan facility currently exists at REMA.

(8)	Includes an aggregate of 13 generation facilities located in the states of California, Florida, Illinois, Mississippi, Nevada, and Pennsylvania (including the Seward facility).

(9)	In August 2000, we entered into separate sale/ leaseback transactions with each of the three owner-lessors for our interests in three of the generating stations acquired in the acquisition of the REMA assets. For additional discussion of these lease transactions, see note 14(a) to our consolidated financial statements in our Form 8-K filed with the SEC on November 18, 2004 and incorporated by reference herein.

Summary of Collateral and Guarantees

       The table below outlines the principal differences between the collateral for the notes and our amended and restated credit facilities. In the table below, “X” indicates that such entity is providing the indicated collateral or guaranty. Except as described under “Description of Notes — Security — Shared Collateral,” the property securing the notes consists of substantially all of our and our guarantors’ operating assets, except: (a) certain assets that secure our amended and restated credit facilities but not the notes and (b) certain assets that were otherwise permitted to be excluded from the property securing our amended and restated credit facilities. The notes are guaranteed by each of our domestic restricted subsidiaries that guarantee borrowings under our amended and restated credit facilities. This summary does not contain all the information that may be important to you. For a complete understanding of the collateral securing the notes, you should read the section entitled “Description of Notes” and the security documents.

Lien on Assets

(Excluding Stock)

Other
		Orion	Reliant			Merchant
		MidWest/	Energy			Generation
	RERH	Orion NY	Services	REPG	REMA	Facilities

Notes	x		x	x		x
Amended and Restated Credit Facilities	x		x	x		x

Stock Pledges

(By Issuer of the Pledged Stock)

Other
		Orion	Reliant			Merchant
		Power	Energy			Generation
	RERH	Holdings	Services	REPG	REMA	Facilities

Notes	x	x			x
Amended and Restated Credit Facilities	x	x	x	x	x	x

Intercompany Notes

(By Issuer of the Note)

Other
		Orion	Reliant			Merchant
		MidWest/	Energy			Generation
	RERH	Orion NY	Services	REPG	REMA	Facilities

Notes	x				x
Amended and Restated Credit Facilities	x	x	x	x	x	x

Guarantors

Orion
		Power				Other
		Holdings	Reliant			Merchant
		and its	Energy			Generation
	RERH	Subsidiaries	Services	REPG	REMA	Facilities

Notes	x		x	x		x
Amended and Restated Credit Facilities	x		x	x		x

* * *

       Our principal executive offices are located at 1000 Main Street, Houston, Texas 77002 and our telephone number is (713) 497-3000.

The Offering

       The following is not intended to be a complete summary of the terms of the notes being offered. For a more detailed description of the notes, see “Description of Notes.”

Issuer	Reliant Energy, Inc.

Securities Offered	$ million aggregate principal amount of Floating Rate Senior Secured Notes due 2010.

$ million aggregate principal amount of % Senior Secured Notes due 2014.

Maturity Date	2010 notes: , 2010.

2014 notes: , 2014.

Interest Rate	2010 notes: 3-month LIBOR plus a spread of %.

2014 notes: % per year.

Interest Payment Dates	2010 notes: , , and of each year, commencing on , 2005.

2014 notes: and of each year, commencing on , 2005.

Ranking	The notes will be our senior obligations and will be pari passu in right of payment with all our existing and future senior indebtedness, including the Credit Agreement Debt (as defined under “Description of Notes — Certain Definitions”), our outstanding 9.25% senior secured notes due 2010, our outstanding 9.50% senior secured notes due 2013 and our guarantee of the fixed-rate tax-exempt facilities revenue bonds. The notes will be senior in right of payment to all our existing and future subordinated indebtedness, including our outstanding 5.00% convertible senior subordinated notes due 2010.

Guarantees	The notes will be jointly and severally guaranteed by each of our current and future domestic restricted subsidiaries that guarantee borrowings under our Credit Agreement. Each guarantee will be pari passu in right of payment with all existing and future senior indebtedness of that guarantor, including such guarantor’s guarantee of all Credit Agreement Debt, our outstanding 9.25% senior secured notes due 2010, our outstanding 9.50% senior secured notes due 2013 and our guarantee of the fixed-rate tax- exempt facilities revenue bonds. Each guarantee will be senior in right of payment to all existing and future subordinated indebtedness of such guarantor.

Security	The notes and the subsidiary guarantees will be secured together with the Credit Agreement Debt, our outstanding 9.25% senior secured notes due 2010, our outstanding 9.50% senior secured notes due 2013 and our guarantee of the fixed-rate tax-exempt facilities revenue bonds and all future Parity Secured Debt equally and ratably by security interests in the Shared Collateral (subject to Permitted Prior Liens). The Shared Collateral includes substantially all of the assets of Reliant Energy and the guarantors that secure the Credit Agreement Debt, except for (a) capital stock or other securities (including certain intercompany notes) issued by our subsidiaries (other than Orion Power Holdings, RERH and Reliant Energy Mid-Atlantic Power Holdings, LLC), and (b) certain cash collateral deposits required under our Credit Agreement (each as defined under “Description of Notes — Certain Definitions”). Neither the Credit Agreement Debt nor the notes will be secured with the assets of Miscellaneous Orion Subsidiaries. The collateral trustee’s liens upon the Collateral may be released under certain conditions as described under “Description of Notes — Security — Release of Security Interests.” The terms “Parity Secured Debt,” “Permitted Prior Liens,” “equally and ratably,” “Shared Collateral” and “Miscellaneous Orion Subsidiaries” are defined in the “Description of Notes” section of this prospectus supplement.

Optional Redemption	2010 notes: At any time before , 2006, on one or more occasions, we can choose to redeem up to 35% of the outstanding aggregate principal amount of the 2010 notes with the net cash proceeds of any one or more equity offerings, so long as:

• at least 65% of the aggregate principal amount of notes issued under the supplemental indenture governing the 2010 notes remains outstanding immediately after each such redemption; and

• we redeem the notes within 75 days of such equity offering.

Additionally, at any time on or after , 2006, we can redeem some or all of the 2010 notes at the respective prices listed in “Description of Notes — Optional Redemption” plus accrued interest.

2014 notes: At any time before , 2007, on one or more occasions, we can choose to redeem up to 35% of the outstanding aggregate principal amount of the 2014 notes with the net cash proceeds of any one or more equity offerings, so long as:

• at least 65% of the aggregate principal amount of notes issued under the supplemental indenture governing the 2014 notes remains outstanding immediately after each such redemption; and

• we redeem the notes within 75 days of such equity offering.

Additionally, at any time on or after , 2009, we can redeem some or all of the 2014 notes at the respective redemption prices listed in “Description of Notes — Optional Redemption” plus accrued interest.

See “Description of Notes — Optional Redemption.”

Change of Control	If a Change of Control of our company occurs, we must offer to purchase each holder’s notes, in whole or in part, at a purchase price of 101% of the principal amount, plus accrued and unpaid interest. The term “Change of Control” is defined in the “Description of Notes — Certain Definitions” section of this prospectus supplement.

Restrictive Covenants	We will issue the notes under a base indenture, as supplemented, in the case of the 2010 notes, by a first supplemental indenture and, in the case of the 2014 notes, by a second supplemental indenture. We refer to the base indenture, as supplemented by the two supplemental indentures, as the “indentures.” We refer to the base indenture, as supplemented by the applicable supplemental indenture, as the “applicable indenture.” The indentures governing the terms of the notes will contain covenants that, among other things, limit our ability and the ability of our subsidiaries to:

• incur additional debt;

• pay dividends or distributions on, or redeem or repurchase, our capital stock;

• make investments;

• engage in transactions with affiliates;

• create liens on our assets;

• transfer or sell assets;

• guarantee debt;

• enter into sale and leaseback transactions;

• restrict dividend or other payments to us;

• consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries; and

• engage in unrelated businesses.

These covenants are subject to important exceptions and qualifications, which are described in the “Description of Notes” section of this prospectus supplement. If the notes are assigned a rating equal to or higher than either Baa3 by Moody’s or BBB- by S&P and no default or event of default has occurred and is continuing, certain covenants will be suspended. If both ratings should subsequently decline to below Baa3 and BBB-, the suspended covenants will be reinstituted. For more details, see the “Description of Notes — Certain Covenants — Changes in Covenants when Notes Rated Investment Grade” section of this prospectus supplement. The security documents creating the security interests in the Collateral will include certain covenants relating to the Collateral.

Amendments and Waivers	With certain exceptions, the supplemental indenture governing the terms of each series of notes may be amended with the consent of the holders of a majority of the principal amount of the applicable notes then outstanding. In general, the security documents may be amended with the consent of Reliant Energy and the Credit Agreement Agent acting at the direction of the requisite number of lenders under the Credit Agreement, provided that no amendment may release all or substantially all of the Collateral without the consent of 100% of the lenders under the Credit Agreement Debt.

Use of Proceeds	We estimate that the net proceeds we will receive from this offering will be approximately $ billion. We intend to use the net proceeds to repay indebtedness under our existing credit facilities. See “Use of Proceeds.”

Conditions to Issuance of the Notes	The closing of this offering is conditioned upon amending and restating our existing credit facilities to enter into a revolving credit facility in an aggregate principal amount of $1.7 billion and a new term loan facility in a principal amount of up to $1.3 billion.

Risk Factors

       An investment in the notes involves significant risks. You should read the section entitled “Risk Factors” beginning on page S-16 of this prospectus supplement so that you understand the risks associated with an investment in the notes.

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

       The following tables present our summary selected consolidated financial data for 2001 through 2003 and the nine months ended September 30, 2003 and 2004. The financial data for the nine months ended September 30, 2003 and 2004, are derived from our unaudited interim consolidated financial statements. These unaudited financial statements were prepared on the same basis as our audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position at such date and our results of operations for such periods. The results for periods of less than a full year are not necessarily indicative of the results to be expected for any interim period or for a full year. The data set forth below should be read together with the documents incorporated by reference herein. Our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein, gives effect to the treatment of the results of operations of our hydropower plants as discontinued operations in the following items in our Form 10-K: Selected Financial Data, Management’s Discussion and Analysis of Financial Condition and Results of Operations, Quantitative and Qualitative Disclosures about Non-trading and Trading Activities and Related Market Risks, historical consolidated financial statements and Ratio of Earnings from Continuing Operations to Fixed Charges. The historical financial information may not be indicative of our future performance.

				Nine Months
				Ended
	Year Ended December 31,			September 30,

	2001	2002	2003	2003	2004
	(1)(2)(4)	(1)(3)(4)	(1)(4)(6)	(1)(4)(6)	(1)(4)(6)

	(In millions, except per share amount)
Income Statement Data:
Revenues	$5,361	$10,434	$10,638	$8,863	$6,721
Trading margins	378	288	(49)	(45)	(1)

Total	5,739	10,722	10,589	8,818	6,720

Expenses:
Fuel and cost of gas sold	1,438	1,088	1,327	1,013	1,195
Purchased power	2,498	7,349	6,823	5,925	3,906
Accrual for payment to CenterPoint	—	128	47	47	2
Operation and maintenance	586	920	921	680	677
Selling and marketing	58	81	98	75	61
Bad debt expense	3	82	63	52	37
Other general and administrative	285	283	273	194	152
Loss on sales of receivables	—	10	37	15	34
Gain on sale of counterparty claim	—	—	—	—	(30)
Wholesale energy goodwill impairment(5)	—	—	985	985	—
Depreciation and amortization	170	358	408	304	374

Total	5,038	10,299	10,982	9,290	6,408

Operating income (loss)	701	423	(393)	(472)	312

Other income (expense):
Gains (losses) from investments, net	23	(23)	2	2	—
Income (loss) of equity investments, net	7	18	(2)	(1)	(9)
Other, net	2	15	9	6	5
Interest expense	(16)	(232)	(466)	(328)	(312)
Interest income	22	27	35	24	29
Interest income affiliated companies, net	12	5	—	—	—

Total other income (expense)	50	(190)	(422)	(297)	(287)

				Nine Months
				Ended
	Year Ended December 31,			September 30,

	2001	2002	2003	2003	2004
	(1)(2)(4)	(1)(3)(4)	(1)(4)(6)	(1)(4)(6)	(1)(4)(6)

	(In millions, except per share amount)
Income (loss) from continuing operations before income taxes	751	233	(815)	(769)	25
Income tax expense	290	113	88	104	20

Income (loss) from continuing operations	461	120	(903)	(873)	5

Income (loss) from discontinued operations before income taxes	83	(344)	(317)	(423)	191
Income tax (benefit) expense	(16)	102	98	55	(32)

Income (loss) from discontinued operations	99	(446)	(415)	(478)	223

Income (loss) before cumulative effect of accounting changes	560	(326)	(1,318)	(1,351)	228
Cumulative effect of accounting changes, net of tax	3	(234)	(24)	(24)	7

Net income (loss)	$563	$(560)	$(1,342)	$(1,375)	$235

Basic Earnings (Loss) per Share:
Income (loss) from continuing operations	$1.66	$0.41	$(3.08)	$(2.98)	$0.02
Income (loss) from discontinued operations	0.36	(1.53)	(1.41)	(1.64)	0.75

Income (loss) before cumulative effect of accounting changes	2.02	(1.12)	(4.49)	(4.62)	0.77
Cumulative effect of accounting changes, net of tax	0.01	(0.81)	(0.08)	(0.08)	0.02

Net income (loss)	$2.03	$(1.93)	$(4.57)	$(4.70)	$0.79

Diluted Earnings (Loss) per Share:
Income (loss) from continuing operations	$1.66	$0.41	$(3.08)	$(2.98)	$0.02
Income (loss) from discontinued operations	0.36	(1.53)	(1.41)	(1.64)	0.73

Income (loss) before cumulative effect of accounting changes	2.02	(1.12)	(4.49)	(4.62)	0.75
Cumulative effect of accounting changes, net of tax	0.01	(0.80)	(0.08)	(0.08)	0.02

Net income (loss)	$2.03	$(1.92)	$(4.57)	$(4.70)	$0.77

				Nine Months
				Ended
	Year Ended December 31,			September 30,

	2001	2002	2003	2003	2004
	(1)(2)	(1)(3)	(1)	(1)	(1)

	(In millions, except operating data)
Statement of Cash Flow Data:
Cash flows from operating activities	$(152)	$516	$869	$537	$137
Cash flows from investing activities	(838)	(3,487)	1,042	(757)	733
Cash flows from financing activities	1,000	3,985	(2,889)	(772)	(922)

Operating Data:
Capital expenditures (in millions)	$(728)	$(623)	$(572)	$(466)	$(148)
Retail electricity sales (GWh)	—	62,852	63,999	48,667	51,633
Power generation data(7):
Wholesale power sales volumes (GWh)(8)	63,298	127,811	113,299	86,834	58,342
Wholesale net power generation volumes (GWh)	25,808	40,037	42,689	32,577	32,234
Ratio of earnings from continuing operations to fixed charges(10)(11)(12)	7.50	1.62	—	—	1.01

	December 31,

			2003
	2001	2002	(1)(2)(4)	September 30, 2004
	(1)(2)	(1)(2)(3)(4)	(5)(9)	(1)(2)(4)

	(In millions)
Balance Sheet Data:
Property, plant and equipment, net	$2,796	$6,459	$7,991	$7,796
Total assets	11,726	17,219	13,311	13,083
Current portion of long-term debt and short-term borrowings	94	786	391	689
Long-term debt to third parties	295	5,193	4,914	4,840
Accounts and notes receivable — affiliated companies, net	445	—	—	—
Stockholders’ equity	5,984	5,653	4,372	4,633

(1)	Our results of operations include the results of the following acquisitions, all of which were accounted for using the purchase method of accounting, from their respective acquisition dates: a generating facility in Florida acquired in October 1999, the REMA acquisition that occurred in May 2000 and the Orion Power acquisition that occurred in February 2002. See note 5 to our consolidated financial statements in our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein for further information about the Orion Power acquisition. In December 2003, we sold our European energy operations. In the first quarter of 2003, we began to report the results of our European energy operations as discontinued operations in accordance with SFAS No. 144 and accordingly, reclassified amounts from prior periods. See note 22 to our consolidated financial statements in our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein. In October 2003, we sold our Desert Basin plant operations and in accordance with SFAS No. 144, effective July 2003, we began to report the results of our Desert Basin plant operations as discontinued operations and accordingly, reclassified amounts from prior periods. See note 23 to our consolidated financial statements in our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein. In September 2004, we sold our hydropower plants and in accordance with SFAS No. 144, effective May 2004, we began to report the results of our hydropower plants as discontinued operations and accordingly, reclassified amounts from prior periods. See note 24 to our consolidated financial statements in our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein.

(2)	Effective January 1, 2001, we adopted SFAS No. 133, which established accounting and reporting standards for derivative instruments. See notes 2(d) and 7 to our consolidated financial statements in our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein for further information regarding the impact of the adoption of SFAS No. 133.

(3)	During the third quarter of 2002, we completed the transitional impairment test for the adoption of SFAS No. 142 on our consolidated financial statements, including the review of goodwill for impairment as of January 1, 2002. Based on this impairment test, we recorded an impairment of our European energy segment’s goodwill of $234 million, net of tax, as a cumulative effect of accounting change. See note 6 to our consolidated financial statements in our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein.

(4)	We adopted EITF No. 02-03 effective January 1, 2003, which affected our accounting for electricity sales to large commercial, industrial and institutional customers under executed contracts and our accounting for trading and hedging activities. It also impacted these contracts executed after October 25, 2002, in 2002. See note 2(d) to our consolidated financial statements in our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein.

(5)	During the third quarter of 2003, we performed a goodwill impairment analysis of our wholesale energy reporting unit and recognized an impairment charge of $985 million. See note 6 to our consolidated financial statements in our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein.

(6)	In July 2003, the EITF issued EITF No. 03-11, which became effective October 1, 2003. At that time, we began reporting prospectively the settlement of sales and purchases of fuel and purchased power related to our non-trading commodity derivative activities that were not physically delivered on a net basis in our results of operations based on the item hedged pursuant to EITF No. 03-11. This resulted in decreased revenues and decreased fuel and cost of gas sold and purchased power of $834 million and $1,776 million for the fourth quarter of 2003 and the nine months ended September 30, 2004, respectively. We believe the application of EITF No. 03-11 will continue to result in a significant amount of our non-trading commodity derivative activities being reported on a net basis prospectively that were previously reported on a gross basis. We did not reclassify amounts for periods prior to October 1, 2003. See note 2(d) to our consolidated financial statements in our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein.

(7)	These amounts exclude volumes associated with our European energy operations, Desert Basin plant operations and operations of our hydropower plants, which are classified as discontinued operations.

(8)	Includes physically delivered volumes, physical transactions that are settled prior to delivery and non-trading derivative activity related to our power generation portfolio.

(9)	We adopted FIN No. 46 on January 1, 2003, as it relates to our variable interests in three power generation projects that were being constructed by off-balance sheet entities under construction agency agreements, which pursuant to this guidance required consolidation upon adoption. As a result, as of January 1, 2003, we increased our property, plant and equipment by $1.3 billion and increased our secured debt obligations by $1.3 billion. See note 2(c), 9(a) and 14(b) to our consolidated financial statements in our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein.

(10)	For purposes of calculating the ratio of earnings from continuing operations to fixed charges, earnings consist of income (loss) from continuing operations before income taxes less (a)(1) income of equity investments of unconsolidated subsidiaries and (2) capitalized interest plus (b)(1) loss of equity investments of unconsolidated subsidiaries, (2) fixed charges, (3) amortization of capitalized interest and (4) distributed income of equity investees. Fixed charges consist of (a) interest expense, (b) interest expense — affiliated companies, net, (c) capitalized interest and (d) interest within rent expense.

(11)	For the year ended December 31, 2003 and for the nine months ended September 30, 2003, our earnings were insufficient to cover our fixed charges by $887 million and $829 million, respectively, as fixed charges were $617 million and $464 million, respectively, and earnings (loss) were $(270) million and $(365) million, respectively.

(12)	The pro forma ratio of earnings from continuing operations to fixed charges for the year ended December 31, 2003 and for the nine months ended September 30, 2004 for the transactions did not change from the historical ratios by more than 10%. In addition, our earnings from continuing operations would have been insufficient to cover fixed charges by $931 million for the year ended December 31, 2003 and our ratio of earnings from continuing operations to fixed charges would have been 1.03 for the nine months ended September 30, 2004, after giving effect to the transactions as if they had occurred on January 1, 2003.

RISK FACTORS

       You should consider carefully the risks and the other information in this prospectus supplement, the accompanying prospectus and our filings with the SEC under the Exchange Act that are incorporated by reference herein before deciding to invest in the notes. The risks described in this section are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently consider immaterial could also have a material adverse effect on our business operations.

Risks Relating to Selling Electricity

The Wholesale and Retail Electricity Markets Are Highly Competitive.

       The market for wholesale and retail electricity customers is very competitive. In certain markets, our principal competitors include the local regulated electric utility or its non-regulated affiliate. In other markets, we face competition from independent electric providers, independent power producers and wholesale power providers. In many cases, our competitors have the advantage of long-standing relationships with customers, longer operating histories and/or larger and better capital resources. As a result, it may not be profitable for us to enter into some markets and our ability to increase market share may be hindered.

       In general, we compete on the basis of price, our commercial and marketing skills relative to other market participants, service and our financial position. Other factors affecting our competitive position include our ability to obtain fuel supplies at competitive prices to operate our generation plants, electricity for resale and related transportation/transmission services. Since many of our energy customers, suppliers and transporters require financial guarantees and other assurances regarding contract performance, our access to letters of credit, surety bonds and other forms of credit support is another factor affecting our ability to compete in the market.

       For additional information relating to competitive risks affecting our retail energy segment, see “— Special Risks Relating to Our Retail Business Operations in the Texas Market” below.

Our Business Is Subject to Market Risks, the Impact of Which We Cannot Fully Mitigate.

       Unlike a traditional regulated electric utility, we are not guaranteed a rate of return on our capital investments. We sell electric energy, capacity and ancillary services and purchase fuel under short and long-term contractual obligations and through various spot markets. Our results of operations, financial condition and cash flows depend, in large part, upon prevailing market prices for electricity and fuel in our markets and, in the Texas retail energy market, the impact of regulatory decisions on prices charged to our retail customers. Market prices may fluctuate substantially over relatively short periods of time, potentially adversely affecting our business. Changes in market prices for electricity and fuel may result from the following factors among others:

•	weather conditions;

•	seasonality;

•	demand for energy commodities;

•	general economic conditions;

•	forced or unscheduled plant outages for us, our competitors and third party providers;

•	disruption of electricity or gas transmission or transportation, infrastructure or other constraints or inefficiencies;

•	changes in generating capacity;

•	availability and levels of storage and inventory for fuel stocks;

•	fluctuations in levels of natural gas, crude oil and refined products and coal production;

•	financial position of market participants;

•	changes in market liquidity;

•	natural disasters, wars, embargoes, acts of terrorism and other catastrophic events; and

•	governmental regulation and legislation.

       We operate a significant number of power generation plants. To operate these plants, we must enter into commitments with various terms for fuel and transmission capacity or services. Although we attempt to sell forward a significant portion of our generation capacity and to procure the fuel for forward sales, we do not hedge all of our generation plant output and, thus, changes in commodity prices could negatively affect our business.

       In certain cases, we have guaranteed or indemnified the performance of a portion of certain subsidiary obligations, including those involved in hedging and risk management activities. Our subsidiaries, or we, as the case may be, may not be able to satisfy all of the guarantees and indemnification obligations if they were to come due and payable at the same time.

In Marketing Our Products, We Rely on Power Transmission and Distribution Facilities That We Do Not Own or Control. If These Facilities Fail to Provide Us with Adequate Transmission Capacity, We May Not Be Able to Deliver Power to Our Customers.

       We depend on power transmission and distribution facilities owned and operated by utilities and others to deliver energy products to our customers. If transmission or distribution is inadequate or disrupted, our ability to sell and deliver our products may be hindered. Any infrastructure failure that interrupts or impairs delivery of electricity could have an adverse effect on our business.

We Are Dependent on Metering Systems That We Do Not Own or Control. Failure to Receive Accurate and Timely Information Could Adversely Affect Our Business.

       We are dependent on the transmission and distribution utilities for reading our customers’ energy meters. We also rely on the local transmission and distribution utility or, in some cases, the independent system operator, to provide us with our customers’ information regarding energy usage, and we may be limited in our ability to confirm the accuracy of the information. If we receive incorrect or untimely information from the transmission and distribution utilities, we could have difficulty properly billing our customers and collecting amounts owed to us. Failure to receive correct and timely information could have an adverse effect on our business. For information regarding the potential impact on our retail energy segment of data collection and other billing risks, see “— Special Risks Relating to Our Retail Business Operations in the Texas Market” below.

Risk Relating To Ownership of Generation Assets

Operation of Power Generation Facilities Involves Significant Risks That Could Adversely Affect Our Business.

       As of September 30, 2004, we owned 43 operating electric power generation facilities. Our operation of generation assets exposes us to risks relating to the breakdown of equipment or processes, fuel supply interruptions, shortages of equipment, material and labor and other operational risks. In addition, significant portions of our facilities were constructed many years ago. Older generating equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to maintain efficiency, to comply with changing environmental requirements or to provide reliable operations. Such expenditures increase our operating costs. Further, our ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to many risks. Any unexpected failure to produce power, including failure caused by breakdown or forced outage, may cause a shortfall in power generation. We may then be required to purchase power to cover such shortfalls, the cost of which may be substantially higher than the cost of generating the power, which may have an adverse effect on our business.

Future Changes in the Wholesale Energy Market or Sales of Generation Assets Could Result in Our Recognition of Additional Impairments of Goodwill Related to Our Wholesale Energy Segment.

       In 2003, we recognized impairments of goodwill of $985 million (pre-tax and after-tax) reflecting a decrease in the estimated fair value of our wholesale energy segment. Although we did not recognize any additional impairments of goodwill for this segment in the nine months ended September 30, 2004, we could be required to recognize additional impairments of goodwill in our generation assets if, among other things, our outlook on the wholesale energy market changes negatively. In addition, we are engaged in an ongoing evaluation of the business of our wholesale energy segment, which could result in future decisions to dispose of additional generation assets, which could result in additional impairment charges related to goodwill.

Certain of Our Coal Contract Suppliers Have Defaulted, or May Default, Under Their Delivery Obligations, Which Could Adversely Affect Our Business.

       Approximately 25% of our capacity is produced by our coal fuel units. As of September 30, 2004, we committed to purchase approximately 100% and 89% of our expected coal-fuel requirements through 2004 and for 2005, respectively, pursuant to coal supply contracts. No individual coal supplier represents more than 23% of our estimated annual coal supply requirements. During the past 12 months, the average price of spot eastern coal has increased from $30 per ton to $65 per ton, which represents market prices higher than those for which we contracted to purchase coal. In recent months, two of our coal suppliers, representing 12% of our remaining 2004 contracted coal supplies and 6% of our 2005 expected needs, indicated that they intend to default or have defaulted under their supply contracts. When our suppliers fail to perform their obligations, we could be forced to replace the underlying commitment at then-current market prices, which could result in reduced operating results or losses or expose us to the risk of shortfalls in coal supplies.

Uninsured Judgments or a Rise in Insurance Premiums Could Adversely Affect Our Business.

       We have insurance coverage, subject to various limits and deductibles, covering our generation facilities, including property damage insurance and general liability insurance in amounts that we consider appropriate. However, we cannot assure you that insurance coverage will be available in the future on commercially reasonable terms or that the insurance proceeds received for any loss of or any damage to any of our generation facilities will be sufficient to restore the loss or damage without negative impact on our results of operations and financial condition. The costs of our insurance coverage have increased significantly during recent years and may continue to increase in the future, which could adversely affect our business.

Regulatory Risks

Our Operations Are Subject to Extensive Regulations. Changes in These Regulations Could Adversely Affect the Cost, Manner or Feasibility of Conducting Our Business.

       We operate in a regulatory environment that is undergoing significant changes as a result of varying restructuring initiatives at both the state and federal levels. We cannot predict the future direction of these initiatives or the ultimate effect that this changing regulatory environment will have on our business. Moreover, existing regulations may be revised or reinterpreted and new laws and regulations may be adopted or become applicable to our facilities or our commercial activities. Such future changes in laws and regulations may have an adverse effect on our business.

       The FERC, regional transmission organizations and independent system operators have imposed and may continue to impose price limitations, bidding rules and other mechanisms in an attempt to address price volatility and other issues in power markets. If the trend towards competitive restructuring of the power markets is reversed, discontinued or delayed, our business growth prospects and financial results could be adversely affected.

If We Fail to Obtain or Maintain Any Necessary Governmental Permit or Approval, We May Not Be Able to Operate Our Plants.

       The ownership and operation of power generation facilities requires us to obtain, and maintain in full force, numerous permits, approvals and certificates from federal, state and local governmental agencies. The operation of our generation facilities must also comply with environmental protection and other legislation and regulations. Most of our generation facilities are exempt wholesale generators that sell electricity exclusively into the wholesale market. These facilities are subject to regulation by the FERC regarding rate matters. Although the FERC has authorized us to sell electricity produced from these facilities at market prices, the FERC retains the authority to modify or withdraw our market-based rate authority and to impose “cost of service” rates. Any reduction by the FERC of the rates we may receive for our generation activities could have an adverse effect on our business.

Our Costs of Compliance with Environmental Laws Are Significant. The Cost of Compliance with New Environmental Laws Could Adversely Affect Our Business.

       We are required to comply with numerous environmental laws and regulations, including those related to air emissions, wastewater discharge, and the handling, transportation, storage, disposal, release and cleanup of, or exposure to, hazardous substances and wastes. We also must obtain numerous federal, state and local governmental permits in operating our power generation facilities. Such laws and regulations can be revised, reinterpreted or become applicable to our facilities or new laws and regulations could be adopted. We may incur significant costs to comply with these requirements (including the potential need to install expensive plant upgrades), and we may not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required approval or if we fail to obtain, maintain or comply with the terms of any such approvals or to comply with any such laws or regulations, we could be subject to civil or criminal penalties, including fines, and the operation of our facilities could be stopped or become subject to additional costs. Further, it may be uneconomical for us to install the necessary equipment at some of our older power generation facilities, which may cause us to shut down those facilities and suffer a loss in generating capacity. The occurrence of any of these events could have an adverse effect on our business.

       In addition, we may be responsible for any on-site liabilities associated with the environmental condition of facilities that we have acquired or developed, regardless of when the liabilities arose and whether they are known or unknown and, at times, regardless of who caused such condition. In connection with certain acquisitions and sales of assets, we may obtain, or be required to provide, indemnification against certain environmental liabilities. If we are subject to such liabilities, another party fails to meet its indemnification obligations to us, or if we are required to make an indemnification payment to a third party it could have an adverse effect on our business.

As a Result of Events in California Over the Past Several Years, Our Wholesale Power Operations in the West Region Are Subject to Uncertainty, Including Potential Material Refund Obligations, Related to Ongoing Litigation and Governmental Proceedings and the Collection of a Large Receivable.

       We are defendants in several class action lawsuits and other lawsuits filed against us that challenge the prices of wholesale electricity and natural gas in California during parts of 2000 and 2001.

       In addition, we are a party to a refund proceeding initiated by the FERC in 2001 regarding wholesale electricity prices that we charged in California from October 2, 2000 through June 20, 2001, which we refer to as the 2000-2001 Refund Proceeding. As of September 30, 2004, our consolidated balance sheet included a $230 million net receivable (which has been adjusted for our estimated refund obligation discussed below) from the Cal ISO and the Cal PX relating to power sales into the markets run by the Cal ISO and the Cal PX subject to the 2000-2001 Refund Proceeding. Although this proceeding has not yet concluded, we currently estimate our refund obligation to be $69 million, based on the most recent refund methodology adopted by the FERC with respect to these receivables.

       In September 2004, the United States Court of Appeals for the Ninth Circuit overturned a determination by the FERC that the failure of our subsidiaries to file certain transaction-specific information with the FERC in periods prior to October 2000 did not result in a refund obligation to the extent that the subsidiaries sold energy at prices above “just and reasonable” rates. The court has ordered the FERC to reconsider its remedial options, which the court noted could include possible refunds. We are not in a position to predict the ultimate impact of the court’s decision or the FERC’s reconsideration of its remedial options upon remand. As a result, our estimate of potential refund obligations in the 2000-2001 Refund Proceeding does not include the impact, if any, of the possibility of additional refunds being ordered by the FERC for periods prior to October 2000.

       The issues related to the California energy crisis are complex and involve a number of court and regulatory proceedings that are ongoing. The resolution of these matters remains uncertain and could range from litigating these matters to conclusion to resolving these matters through settlement, or some combination of both litigation and settlement. Depending on how these matters are ultimately resolved, including the impact of any proceedings initiated with respect to refund obligations for periods prior to October 2000, the amount of our net receivables could be materially affected, which could have an adverse impact on our results of operations and financial position.

Special Risks Relating to Our Retail Business Operations in the Texas Market

Our Results of Operations Could be Materially Affected by Decisions of the PUCT Regarding the “Price-to-Beat” and Related Regulatory Matters.

       The PUCT-approved price, or “price-to-beat,” that we are currently required to charge for residential electricity sales and make available to small commercial customers in the Houston area includes a component that reflects the market price of fuel and purchased power costs. This component, commonly known as the fuel factor, was originally established in 2001 and is fixed until such time as the PUCT grants an adjustment. Under current PUCT rules, we can apply for an adjustment not more than twice a year if we can demonstrate there have been significant changes in the market price of natural gas or purchased energy to serve retail customers.

       The price of natural gas embedded in our power supply purchases, associated with our “price-to-beat” energy commitments, can be different than the price of natural gas reflected in the fuel factor component of our “price-to-beat” revenue rate due to:

•	varying hedge strategies used and the timing of entering into such hedges;

•	subsequent changes in the overall price of natural gas;

•	daily, monthly or seasonal fluctuations in the price of natural gas relative to the 12-month forward price;

•	changes in market heat rate (i.e., the relationship between power and natural gas prices);

•	timing of prospective fuel factor adjustments; and

•	other factors.

       To the extent that our power supply costs are greater than the “price-to-beat” fuel factor in any given period, our business in that period could be adversely affected.

       In November 2004, we filed a request with the PUCT for an adjustment in the “price-to-beat” in order to reflect an increase in the 20-day average 12-month forward NYMEX price of natural gas from $6.10 per MMbtu to $7.50 per MMbtu. The PUCT is expected to act on our request by mid-December 2004. In 2005, the PUCT is expected to review once again our fuel factor in a separate proceeding stemming from the PUCT’s prior review of stranded costs and related issues affecting CenterPoint, our former parent company. If PUCT determines in this separate proceeding that the 20-day average 12-month forward NYMEX gas prices is lower than that used to set our then existing fuel factor, the PUCT can lower our fuel factor to reflect that difference.

We Have Experienced Declines in Our Retail Gross Margins in the Texas Market and Such Declines May Continue into the Foreseeable Future or Possibly Accelerate.

       Our retail gross margins may be affected by a number of factors, including customer retention, hedging costs and the “price-to-beat” rates. For example, our retail margins may be adversely affected over time by increased competition. Similarly, we have benefited from our ability to enter into favorable hedging arrangements with respect to gas and purchased power. However, our retail margins may be negatively affected if the hedging arrangements that we enter into in future periods are less favorable than historical hedging arrangements. Also, in November 2004, the PUCT determined the “stranded costs” of CenterPoint. Following this determination, the PUCT will revise the “non-bypassable charges” to compensate CenterPoint for its stranded costs. On a schedule consistent with the revision to the non-bypassable charges, we will request an adjustment to “price-to-beat” to reflect the change in costs. As part of this request, the PUCT has the ability to review the fuel factor in our “price-to-beat” rates, which could trigger a near-term reduction in our retail energy segment’s gross margins when the “price-to-beat” rates are adjusted for stranded costs in 2005. Until the “price-to-beat” is adjusted, any approved increase in CenterPoint’s non-bypassable charges will be borne by us. We cannot predict at this time the change in the level of non-bypassable charges that CenterPoint will be granted, nor can we predict the timing or size of any adjustment to the “price-to-beat”.

We May Lose a Significant Number of Customers and a Significant Portion of Our Market Share in Texas.

       We may lose a significant number of residential and small commercial customers in the Houston area. We are not permitted to offer electricity to these customers in the Houston area at a price other than the “price-to-beat” rate until January 1, 2005, while other retail electricity providers are permitted to offer electricity at any price.

       In addition, we provide electricity and energy efficiency services to large commercial, industrial and institutional customers in the Houston area as well as in other parts of the ERCOT Region. We or any other electric provider can provide services to the customers at any negotiated price. The market for these customers is very competitive, and any of these customers that select us to be their provider may subsequently decide to switch to another provider at the conclusion of their contract with us.

We Are Dependent upon Third Party Providers of Capacity and Energy to Supply Our Retail Customer Obligations in Texas.

       We do not own sufficient generating resources in Texas to supply all of the electricity requirements of our retail business in this market. As a result, we must purchase substantially all of the generation capacity necessary to supply our retail energy business from third parties. As of September 30, 2004, we had entered into contracts to purchase generation capacity averaging 6,807 MW per month in 2005, 3,496 MW per month in 2006 and 1,017 MW per month in 2007. Based on current market conditions, existing retail sales commitments and current load forecasts, we estimate that these contracts will supply approximately 79% of the current capacity requirements of our retail energy business for 2005. Consequently, our financial performance depends heavily on the performance by our suppliers under these long-term contracts.

       For 2003 and the nine months ended September 30, 2004, the largest supplier of generation capacity for our Texas retail energy business was Texas Genco, which accounted for approximately 50% and 40%, respectively, of our supply requirements. We expect to continue to contract with third parties, including Texas Genco and J. Aron & Company (an affiliate of The Goldman Sachs Group, Inc., which has entered into an agreement to purchase a portion of Texas Genco’s capacity through 2008), for a substantial portion of our Texas retail energy business’ power requirements. In addition, we may seek to supplement our market-based purchases of power over time with the purchase of individual generation assets; although, there can be no assurance as to the timing or success of such future acquisition efforts.

Changes in Estimates for Retail Energy Sales and Costs Can Have an Adverse Effect on Our Business or Results of Operations

       The ERCOT ISO’s responsibilities include ensuring that information relating to a customer’s choice of retail electric provider, including data needed for ongoing servicing of customer accounts, is conveyed in a timely manner to the appropriate parties. Problems in the flow of information between the ERCOT ISO, the transmission and distribution utilities and the retail electric providers have resulted in delays and other problems in enrolling, switching or billing customers. When all involved parties do not successfully process customer enrollment transactions, ownership records in the various systems supporting the market are not synchronized properly and subsequent transactions for billing and settlement are adversely affected. The potential impacts could include us not being the electric provider-of-record for intended or agreed upon time periods, delays in receiving customer consumption data that is necessary for billing, the incorrect application of rates or prices and wholesale imbalances in our electricity supply and actual sales.

       The ERCOT ISO is also responsible for handling scheduling and settlement for all electricity supply volumes in the ERCOT Region. The ERCOT ISO plays a vital role in the collection and dissemination of metering data from the transmission and distribution utilities to the retail electric providers. We and other retail electric providers schedule volumes based on forecasts, which are based, in part, on information supplied by the ERCOT ISO. To the extent that these amounts are not accurate or timely, we could have incorrectly estimated our scheduled volumes and supply costs.

       Our retail energy segment revenues and the related energy supply costs are based on (a) our estimates of customer usage and (b) initial usage information provided by the ERCOT ISO and PJM relating to customer meter reading data provided by third parties. Upon receipt of actual or updated usage data from the ERCOT ISO and PJM, we revise our estimates and record any resulting changes in the period when better information becomes available. As of September 30, 2004 and December 31, 2003, we recorded unbilled revenues, based on our estimates, of $393 million and $290 million, respectively, for retail energy sales.

       The ERCOT ISO continues to experience problems processing volume data. During 2004, we have seen negative trends from ERCOT ISO final settlement data related to “unaccounted for energy” and supply costs compared to our estimates that we have recorded. Based on final settlement information from the ERCOT ISO and a change in methodology for estimating and recording “unaccounted for energy,” we recognized a loss of $14 million during the three months ended September 30, 2004 ($12 million gain related to 2002, $16 million loss related to 2003 and $10 million loss related to the first six months of 2004). As of September 30, 2004, the ERCOT ISO’s settlement calculations indicate that our customers utilized greater volumes of electricity than our records indicated by approximately 450,000 MWh for 2003. As of September 30, 2004, we have receivables recorded of $23 million related to 2003 and $11 million related to 2004 due to our estimated settlement volumes being less than that indicated by the ERCOT ISO’s settlement calculations. The ultimate resolution of these differences could result in additional changes in estimates of our energy supply costs for our retail operations.

Payment Defaults by Other Retail Electric Providers to ERCOT Could Have Adverse Affect on Our Business.

       In the event of a default by a retail electric provider of its payment obligations to ERCOT, the portion of the obligation that is unrecoverable by ERCOT is assumed by the remaining market participants in proportion to each participant’s load ratio share. We would pay a portion of the amount owed to ERCOT should such a default occur if ERCOT is not successful in recovering such amounts. The default of a retail electric provider in its obligations to ERCOT could have an adverse effect on our business.

General Business Risks

Our Efforts at Cost Reduction May Not Be Successful.

       Management has implemented programs designed to save a total target of $340 million through headcount reduction, elimination of redundant operations and improvement of the process design. The first cost rationalizing program, which involved “right-sizing” with no strategic or structural changes, totals approximately $140 million and is largely complete, with approximately $125 million to be fully realized in 2004 and the remainder to be realized in 2005. A second cost reduction program that commenced in 2004 has a target of $200 million in savings by the end of 2006 to be achieved in two phases. The first phase is virtually complete and involved simplifying the corporate structure to a single operating company model. The second phase involves implementing process improvements across the organization and is ongoing. Approximately $100 million of the planned $200 million reduction should be realized in 2004. In addition, we curtailed plans to construct any new generation plants (apart from the completion of projects that we are contractually committed to complete), retired or mothballed generation units that are no longer economic to operate and sold non-core business operations and assets (e.g., our European energy operations). With the implementation of these strategies, we intend to reduce our adjusted net debt-to-EBITDAR ratio by the end of 2006. However, our ability to achieve this objective is subject to a number of assumptions, including our future economic performance.

       Although we intend to continue to identify and pursue opportunities to restructure our business operations in order to reduce our costs and our liquidity and capital requirements, our ability to reduce our cost structure, while maintaining prudent operating standards, is limited. In addition, as we review and make changes in our internal cost structure, we likely will incur increased short-term costs due to severance payments and restructuring processes. It is also possible that in restructuring and simplifying our operations we may increase the risk of an impairment of certain assets, such as information technology systems, to the extent that changes in our business eliminate the need for such assets. Finally, there is a risk that, in restructuring our operations to focus on our core markets, we may be precluded from exploring business opportunities in other markets.

       As part of our cost-reduction efforts, we have consolidated a number of our internal risk controls and other support functions and made significant reductions in our corporate overhead. There is a potential that control systems designed for our previous operational structure may prove inadequate for our new operational structure and have to be redesigned. In addition, new risks may be encountered for which we have no existing control system. We believe that our internal controls will continue to be effective and adequate for our restructured operations, although there could be increased risks as a result of reduced personnel and changing processes, including information technology systems.

Our Strategic Plans May Not Be Successful.

       Our wholesale and retail energy business operate in the deregulated segments of the electric power industry. The success of our long-term strategic plans are predicated upon the continuation of the trend toward greater competitive markets in this industry. If the trend towards competitive restructuring of the electric power industry is reversed, discontinued or delayed, our business could be adversely affected.

The Ultimate Outcome of Lawsuits and Regulatory Proceedings to Which We Are a Party Could Have an Adverse Affect on Our Business.

       We are party to numerous lawsuits and regulatory proceedings relating to our historical trading and wholesale energy activities. In addition, various state and federal governmental agencies have commenced investigations relating to these activities, including the California Attorney General, the FERC and criminal investigations by the United States Attorneys for the Northern District of California and the State of Texas. The ultimate disposition of some of these matters could have an adverse effect on our business.

Our Ability to Access Capital and Insurance Could Be Adversely Affected by Terrorist Attacks or Related Acts of War.

       The uncertainty associated with the military activity of the United States and other nations and the risk of future terrorist activity may affect our results of operations and financial condition in unpredictable ways. These actions could result in adverse changes in the insurance markets and disruptions of power and fuel markets. In addition, our generation facilities or the power transmission and distribution facilities could be targets of terrorist activity. The risk of terrorist attacks or acts of war could also adversely affect the United States economy, create instability in the financial markets and, as a result, have an adverse effect on our ability to access capital on terms and conditions acceptable to us.

Our Business Operations Expose Us to the Risk of Non-performance by Counterparties.

       Our operations are exposed to the risk that counterparties who owe us money or commodities and services, such as power, natural gas or coal, will not perform their obligations. When such parties fail to perform their obligations, we might be forced to replace the underlying commitment at then-current market prices. In this event, we could incur reduced operating results or losses.

       In our marketing activities, we often extend credit to our counterparties. Many of these parties have below-investment grade credit rankings. Despite using collateral agreements to mitigate against these credit risks, we are exposed to the risk that we may not be able to collect amounts owed to us. To the extent a counterparty fails to perform and any collateral we have secured is insufficient, we will incur additional losses. See “Quantitative and Qualitative Disclosures about Non-Trading and Trading Activities and Related Market Risks — Credit Risk” in Exhibit 99.4 of our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein.

Risks Related to Our Corporate and Financial Structure

Our Leverage and Debt Service Obligations May Adversely Affect Our Business.

       We have now and, after the offering, will continue to have a significant amount of debt outstanding. As of September 30, 2004, we had total consolidated debt of $5.5 billion and stockholder’s equity of $4.6 billion. As of that date, after giving pro forma effect to the transactions and the use of net proceeds, our total consolidated debt would have been $5.4 billion, including (a) $1.1 billion of notes and (b) $4.3 billion of other debt, including our 9.25% senior secured notes due 2010 and 9.5% senior secured notes due 2013 (which we collectively refer to as the existing senior secured notes), the 5.00% convertible senior subordinated notes (which we refer to as the convertible notes), the fixed-rate tax-exempt facilities revenue bonds and borrowings under the amended and restated credit facilities. Also, after giving pro forma effect to the transactions assuming they had occurred on January 1, 2003, our ratio of earnings from continuing operations to fixed charges would have been 1.03 for the nine months ended September 30, 2004, and our earnings from continuing operations would have been insufficient to cover our fixed charges by $931 million for the year ended December 31, 2003. Our level of indebtedness could:

•	make it difficult for us to satisfy our obligations, including debt service requirements under our outstanding debt and the notes;

•	limit our ability to obtain additional financing to operate our business;

•	limit our financial flexibility in planning for and reacting to business and industry changes;

•	place us at a competitive disadvantage as compared to less leveraged companies;

•	impact the evaluation of our creditworthiness by counterparties to commercial agreements;

•	increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates and volatility in commodity prices; and

•	require us to dedicate a substantial portion of our cash flows to payments on our debt, thereby reducing funds that would otherwise be available for our operations and future business opportunities.

       The incurrence of additional debt could make it more likely that we will experience some or all of the above-described risks.

Despite Current Indebtedness Levels, We and Our Subsidiaries, Including the Guarantors, May Still Be Able to Incur Substantially More Debt, Which Could Further Exacerbate the Risks Associated with Our Substantial Leverage.

       Although the indentures governing the terms of the notes, our existing senior secured notes and our amended and restated credit facilities, the guaranty of the fixed-rate tax-exempt facilities revenue bonds and other debt instruments contain restrictions on our incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions. As of September 30, 2004, after giving pro forma effect to the transactions and the use of net proceeds, we would have been able to borrow up to an additional $1.7 billion under our amended and restated credit facilities (subject to reductions for $0.7 billion of outstanding letters of credit). If new debt is added to our current debt levels, the risks that we now face could substantially increase.

If We Do Not Generate Sufficient Positive Cash Flows, We May Be Unable to Service Our Debt.

       Our ability to pay principal and interest on our debt, including the principal and interest on the notes, depends on our future operating performance. Future operating performance is subject to market conditions and business factors that often are beyond our control. If our cash flows and capital resources are insufficient to allow us to make scheduled payments on our debt, we may have to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow these alternative measures or that such measures would satisfy our scheduled debt service obligations.

       Based on our current level of anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our amended and restated credit facilities will be adequate to meet our future needs for at least the next twelve months. For further discussion of our current liquidity situation and related impacts, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations —

Liquidity and Capital Resources,” in our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein.

       We cannot assure you that our businesses will generate sufficient cash flows from operations to enable us to pay the principal, premium, if any, and interest on our debt, including these notes, or to fund our other liquidity needs. We may not be successful in realizing the cost savings and operating improvements that we currently anticipate. If commodity prices increase substantially in the near term, our liquidity could be severely strained. We may need to refinance all or a portion of our indebtedness, including these notes on or before maturity; however, we cannot assure you that we will be able to refinance the indebtedness on commercially reasonable terms or at all. If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	our senior debt lenders could terminate their commitments and commence foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

We May Not Have Adequate Liquidity to Post Required Amounts of Additional Collateral.

       If commodity prices increase substantially in the near term, our liquidity could be severely strained by requirements under our commodity agreements to post additional collateral.

       In certain cases, our counterparties have elected not to require us to post collateral to which they are otherwise entitled under certain agreements. However, these counterparties retain the right to request such collateral. Factors that could trigger increased demands for collateral include additional adverse changes in our industry, negative regulatory or litigation developments and/or changes in commodity prices. Based on commodity prices, we estimate that as of October 29, 2004, we could have been contractually required to post additional collateral of up to $129 million related to our operations.

The Terms of Our Debt May Severely Limit Our Ability to Plan for or Respond to Changes in Our Businesses and the Failure to Comply with Such Terms May Adversely Affect Our Business.

       Our amended and restated credit facilities, our guaranty of the fixed-rate tax-exempt facilities revenue bonds, these notes and our existing senior secured notes restrict our ability to take specific actions in planning for and responding to changes in our business without the consent of our lenders and noteholders, even if such actions may be in our best interest. Our amended and restated credit facilities also require us to maintain specified financial ratios and meet specific financial tests. Our ability to comply with these covenants, as they currently exist or as they may be amended, may be affected by many events beyond our control and our future operating results may not allow us to comply with the covenants, or in the event of a default, to remedy that default. Our failure to comply with these financial covenants or to comply with the other restrictions in the credit agreement governing our amended and restated credit facilities could result in a default, which could cause that indebtedness (and by reason of cross-acceleration provisions, the notes, the existing senior secured notes and other indebtedness) to become immediately due and payable. If we are unable to repay those amounts, the holders of the Credit Agreement Debt, as defined under “Description of Notes — Certain Definitions,” could proceed against the collateral granted to them to secure that indebtedness. If those lenders accelerate the payment of our Credit Agreement Debt, we cannot assure you that we could pay that indebtedness immediately and continue to operate our business.

       In addition, the credit agreement governing our amended and restated credit facilities, the indentures governing the terms of the notes and our existing secured notes and the guaranty of the fixed-rate tax-exempt facilities revenue bonds contain other covenants that restrict, among other things, our ability to:

•	pay dividends or distributions on, or redeem or repurchase our capital stock;

•	make investments;

•	incur additional debt and issue preferred stock;

•	transfer or sell unless the proceeds from those asset sales are used to repay debt;

•	engage in transactions with affiliates;

•	create liens on our assets;

•	engage in certain business activities; and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries.

An Increase in Short-term Interest Rates Could Adversely Affect Our Cash Flows.

       As of September 30, 2004, after giving pro forma effect to the transactions and the use of proceeds, we would have had $1.9 billion of outstanding floating rate debt, excluding any 2010 notes that we are offering hereby. Any increase in short-term interest rates would result in higher interest costs and could have an adverse effect on our business. While we may seek to use interest rate swaps or other derivative instruments to hedge portions of our floating-rate exposure, we may not be successful in obtaining hedges on acceptable terms.

Our Non-investment Grade Credit Ratings and the Perceived Negative Credit Worthiness of Merchant Energy Companies in the Financial Markets Could Adversely Affect Our Ability to Access Capital on Acceptable Terms, Commercialize Our Assets and Engage in Hedging Activities.

       Our credit ratings are below investment grade and are likely to remain below investment grade for the foreseeable future. Our non-investment grade credit ratings limit our ability to refinance our debt obligations and access the capital markets on terms that are favorable to us. In addition, to the extent that our credit ratings remain below investment grade, commercial counterparties may decline to conduct business with us or such parties may require us to pledge cash collateral, post letters of credit or provide other similar credit support. These requirements constitute a significant constraint on our liquidity and cash resources and could have an adverse effect on our business.

Our Historical Financial Results as a Subsidiary of CenterPoint May Not Be Representative of Our Results as a Separate Company.

       The historical financial information relating to periods prior to our separation from CenterPoint that we have included in this prospectus supplement and incorporated by reference does not necessarily reflect what our results of operations, financial condition and cash flows would have been had we been a separate, stand-alone entity during such periods. Our costs and expenses during such periods reflect charges from CenterPoint for centralized corporate services and infrastructure costs. These allocations have been determined based on assumptions that we and CenterPoint considered to be reasonable under the circumstances. This historical financial information is not necessarily indicative of what our results of operations, financial condition and cash flows will be in the future. We may experience significant changes in our cost structure, funding and operations as a result of our separation from CenterPoint, including increased costs associated with reduced economies of scale and increased costs associated with being a publicly traded, stand-alone company.

Risks Relating to This Offering

Not All of Our Subsidiaries Will Be Guarantors — Your Right to Receive Payments on These Notes Could Be Adversely Affected if Any of Our Non-guarantor Subsidiaries Declare Bankruptcy, Liquidate, or Reorganize.

       Not all of our subsidiaries will guarantee the notes. The notes will be guaranteed by all of our current and future domestic subsidiaries that guarantee borrowings under our amended and restated credit facilities or any of our other debt. Liberty Electric and Liberty Power are prohibited by the terms of their debt agreements from guaranteeing the notes, and RE Retail Receivables, LLC is prohibited by the terms of its receivables purchase agreement from guaranteeing the notes. In addition, certain non-wholly-owned and other of our subsidiaries, which are not guarantors of the Credit Agreement Debt, will not guarantee the notes due to restrictions in the constituent documents or other agreements. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

The Notes Are Effectively Junior to the Indebtedness and Other Liabilities of Our Non-guarantor Subsidiaries.

       The notes are effectively subordinated to the outstanding indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries. Assuming we had completed this offering on September 30, 2004, these notes would have been effectively junior to $2.3 billion of indebtedness and other liabilities, including trade payables (excluding intercompany liabilities) of our non-guarantor subsidiaries and approximately $61 million would have been available to these subsidiaries for future borrowing under their credit facilities. The guarantor subsidiaries generated 89% of our consolidated revenues and $320 million of operating income, while we had an operating loss of $393 million on a consolidated basis for 2003. For the nine months ended September 30, 2004, the guarantor subsidiaries generated 88% of our consolidated revenues and 71% of our operating income. As of September 30, 2004, the guarantor subsidiaries held 45% of our consolidated property, plant and equipment, net.

The Indebtedness under Our Amended and Restated Credit Facilities Is Secured by Certain Assets That Do Not Secure the Notes.

       In addition, the notes and the guarantees will be secured by security interests in substantially all of our and our subsidiaries’ assets that secure indebtedness under our amended and restated credit facilities, except for (a) debt and equity securities issued by our subsidiaries that secure only our amended and restated credit facilities (other than Orion Power Holdings, Reliant Energy Retail Holdings, LLC and Reliant Energy Mid-Atlantic Power Holdings, LLC) (also referred to as the “excluded securities”), including up to $925 million of intercompany notes issued by certain of the Excluded Orion Power Subsidiaries to us and (b) certain prepayments. See “Description of Notes — Security — Excluded Property” for additional information. Also, mortgages encumbering the Osceola and Indian River, Florida plants may not create enforceable liens to secure the notes, but those plants will remain Shared Collateral and proceeds from those mortgages would be ratably shared with holders of the notes. The notes will, however, be guaranteed by the issuers of the excluded securities and will be secured, equally and ratably with the Credit Agreement Debt and all other Secured Obligations, by all Collateral owned by each such issuer of excluded securities except: (a) in the case of issuers of capital stock that is an excluded security, Reliant Energy Services Canada, Ltd. and RE Retail Receivables, LLC will not guarantee or pledge their assets to secure the notes or the amended and restated credit facility and (b) in the case of intercompany notes that are excluded securities, RE Retail Receivables, LLC and the Excluded Orion Power Subsidiaries will not guarantee or pledge their assets to secure the notes or the amended and restated credit facility. The value of this excluded collateral could be significant, and the notes will effectively rank junior to indebtedness secured by liens on, and to the extent of, this excluded collateral. While the collateral agreement provides for an adjustment in the ratable sharing of the proceeds from any shared collateral to compensate for the prior or simultaneous delivery of the proceeds from excluded collateral to the holders of the Credit Agreement Debt, such adjustment will not provide any adjustment for subsequent delivery of the proceeds from the excluded collateral to the holders of the Credit Agreement Debt and, in certain instances, holders of the notes, the existing senior secured notes and the fixed-rate tax-exempt facilities revenue bonds may receive less, comparatively, than the holders of the Credit Agreement Debt.

There May Not Be Sufficient Shared Collateral (as Defined under “Description of Notes — Certain Definitions”) to Pay All or Any of the Notes, Especially if We Incur Additional Senior Secured Indebtedness as Permitted under Our Amended and Restated Credit Facilities and These Notes, Which Will Dilute the Value of the Shared Collateral Securing the Notes.

       Under the terms of the indentures governing the terms of the notes and the existing senior secured notes, the guarantee agreements governing our guarantees of the fixed-rate tax-exempt facilities revenue bonds and the credit agreement governing our amended and restated credit facilities, we also will be permitted in the future to incur additional indebtedness and other obligations that may share in the liens on the collateral securing the notes. Any additional obligations secured by a lien on the Shared Collateral (whether senior to or equal with the lien of the notes) will dilute the value of the Shared Collateral.

       The proceeds from the sale of all such Shared Collateral may not be sufficient to satisfy the amounts outstanding under the notes and all other obligations secured by such liens after payment in full of the obligations secured by the other Permitted Prior Liens.

       If such proceeds were not sufficient to repay amounts outstanding under the notes, then holders of the notes (to the extent not repaid from the proceeds of the sale of the Collateral, as defined in the “Description of Notes — Certain Definitions”) would only have an unsecured claim against our remaining assets. As of September 30, 2004, after giving pro forma effect to the transactions, we would have had $5.4 billion of total consolidated debt, including $1.1 billion of outstanding indebtedness under our amended and restated credit facilities, $1.375 billion of outstanding indebtedness under our existing senior secured notes and convertible notes, $1.1 billion of outstanding indebtedness under these notes, $350 million outstanding under our guarantees of the fixed-rate tax-exempt facilities revenue bonds and $1.5 billion of other debt. Under the indentures for the notes, we could also incur additional indebtedness secured by liens securing the notes so long as such liens secure indebtedness permitted to be incurred by the covenant described under “Description of Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and certain other conditions are met, including the satisfaction of the requirements of the definition “Sharing Eligible Debt” set forth under “Description of Notes — Certain Definitions.” We could also incur additional indebtedness secured by liens securing our existing senior secured notes and the guarantees of the fixed-rate tax-exempt facilities revenue bonds so long as such liens secure indebtedness permitted to be incurred by the indentures governing the existing senior secured notes and the guarantee agreements governing our guarantees of the fixed-rate tax-exempt facilities revenue bonds.

It May Be Difficult to Realize the Value of the Shared Collateral Pledged to Secure the Notes, and the Proceeds from the Sale of the Shared Collateral May Be Insufficient to Repay the Notes.

       No appraisals of any Shared Collateral have been prepared in connection with this offering. The value of the Shared Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Shared Collateral. By their nature some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the Shared Collateral as of the date of this prospectus supplement exceeds the principal amount of the debt secured thereby. The value of the assets pledged as Shared Collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event that a bankruptcy case is commenced by or against us, if the value of the Shared Collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other Secured Obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed.

       The security interest of the collateral trustee will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral trustee may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral trustee will be able to obtain any such consent. If the collateral trustee exercises its rights to foreclose on certain assets, transferring required government approvals to, or obtaining new approvals by, a purchaser of assets may require governmental proceedings with consequent delays.

The Shared Collateral Can Be Released in Certain Circumstances without Consent of the Holders of the Notes, Which Would Increase Risks in Bankruptcy or in Other Situations.

       Under the terms of the collateral trust agreement, so long as no Actionable Default Period is continuing, the Required Lenders under the Credit Agreement have the ability to release Shared Collateral without the consent of the holders of the notes. Also, upon meeting certain financial tests under the Credit Agreement, the lien in the Shared Collateral will automatically be released. Therefore, the Shared Collateral available to secure the notes could be reduced in connection with the sales of assets or otherwise, subject to the use of proceeds requirements in the Credit Agreement and the indentures for the notes and the existing senior secured notes and the guarantee agreements governing our guarantees of the fixed-rate tax-exempt facilities revenue bonds. At the election of the Required Lenders, as defined under “Description of Notes — Certain Definitions,” under the Credit Agreement or upon meeting certain financial tests under the Credit Agreement, both the Credit Agreement and the notes, existing senior secured notes and the guarantees of the fixed-rate tax-exempt facilities revenue bonds could become unsecured obligations, with increased risks in bankruptcy or in other situations. In addition, upon the release of the Collateral, the fixed-rate tax-exempt facilities revenue bonds would remain secured with the assets of Seward.

Your Right to Enforce Remedies under the Credit Agreement and the Security Documents Will Be Limited by the Voting Provisions of the Collateral Trust Agreement.

       Under the terms of the collateral trust agreement, the collateral trustee will generally act pursuant to the direction of, when no Actionable Default Period, as defined under “Description of Notes — Certain Definitions,” is continuing, the required holders of the Credit Agreement Debt or the Credit Agreement Agent upon the authorization of such required holders, and when an Actionable Default Period is continuing, by the Required Secured Debtholders, voting together as a single class. In addition, when an Actionable Default Period is continuing, the required holders of the Credit Agreement Debt or the Credit Agreement Agent upon the authorization of such required holders may authorize the collateral trustee to commence enforcement proceedings against the Shared Collateral. Although the Required Secured Debtholders may also direct the collateral trustee during the continuance of an Actionable Default Period, they may not countermand any direction of the holders of the Credit Agreement Debt (or the Credit Agreement Agent on their authorization) regarding foreclosure or enforcement of liens or default remedies upon any Collateral.

       As of September 30, 2004, and after giving effect to the transactions, $5.4 billion in total consolidated debt, including $1.1 billion of borrowings under our amended and restated credit facilities, $1.1 billion in aggregate principal amount of indebtedness under the notes, $350 million of indebtedness under our fixed-rate tax-exempt facilities revenue bonds, and $1.375 billion of indebtedness under our existing senior secured notes and convertible notes would be outstanding.

As of September 30, 2004, the holders of the notes would have approximately 25% of the outstanding principal amount of Secured Debt and would therefore be unable to direct the collateral trustee without the consent of the holders of the Credit Agreement Debt. In addition, as of September 30, 2004, $1.0 billion in additional borrowings under our amended and restated credit facilities would have been available to us, after giving effect to the use of proceeds from this offering and the offering of the fixed-rate tax-exempt facilities revenue bonds. Future issuances of Secured Debt would further dilute your percentage ownership of the outstanding principal amount of Secured Debt.

Treatment of Collateral in Bankruptcy — The Collateral Securing the Notes Could Be Impaired in the Event We Were to File for Bankruptcy.

       Upon the occurrence of an event of default, the collateral trustee will have certain rights to foreclose upon and sell the Collateral. See “Description of Notes — Security — Collateral Trustee.” This right to foreclose, however, would be subject to limitations under applicable bankruptcy law if we become subject to a bankruptcy proceeding. Under the United States Bankruptcy Code, a secured creditor, such as the collateral trustee, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay or repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral trustee would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection.” In certain circumstances, the security documents require the holders to waive this right to adequate protection. Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Fraudulent Conveyance Matters — Federal and State Statutes Allow Courts, under Specific Circumstances, to Void Guarantees and Liens Securing Guarantees and to Require Note Holders to Return Payments Received from Guarantors.

       Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee and any liens granted to secure such guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

       In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

       The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Fraudulent Conveyance Matters — Any Future Pledge of Collateral Might be Avoidable by a Trustee in Bankruptcy.

       Any future pledge of collateral in favor of the collateral trustee, including pursuant to security documents delivered after the date of the indentures, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Failure to Perfect Security Interests — Rights of Holders of Notes in the Collateral May Be Adversely Affected by the Failure to Perfect Security Interests in Certain Collateral.

       The security interest in the Collateral securing the notes includes certain domestic assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the collateral trustee will monitor, or that we will inform the collateral trustee of, the future acquisition of property and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired Collateral. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

Financing Change of Control Offer — We May Not Have the Ability to Raise the Funds Necessary to Finance the Change of Control Offer Required by the Indentures.

       Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes, existing senior secured notes and the fixed-rate tax-exempt facilities revenue bonds at 101% of the principal amount thereof plus accrued and unpaid interest, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes, existing senior secured notes and the fixed-rate tax-exempt facilities revenue bonds or that restrictions in the credit agreement governing our amended and restated credit facilities will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indentures. See “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

There Is No Existing Market for the Notes, and We Cannot Assure You That an Active Trading Market Will Develop.

       There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. There can be no assurance as to the liquidity of any market that may develop for the notes, the ability of the holders of the notes to sell their notes or the price at which holders of the notes will be able to sell their notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities.

       If a particular offering of notes is sold to or through underwriters, the underwriters may attempt to make a market in the notes. However, the underwriters would not be obligated to do so and they could terminate any market-making activity at any time without notice. If a market for any of the notes does not develop, holders of those notes may be unable to resell them for an extended period of time and those notes may not be readily accepted as collateral for loans.

USE OF PROCEEDS

       The net proceeds of the sale of the notes offered hereby are estimated to be approximately $           billion, after deducting the discount payable to the underwriters and estimated offering expenses payable by us.

       We intend to use $           billion of net proceeds to repay a portion of the $           billion term loan under our existing credit facilities and $           million of net proceeds to purchase the $           million term and revolving loans under the credit facility of Orion MidWest, one of our subsidiaries. The loans under our existing credit facilities bear interest at LIBOR plus 4.00% and mature in March 2007. The loans under the Orion MidWest credit facility bear interest at LIBOR plus 3.75% and matures in October 2005.

       Bank of America, N.A., an affiliate of Banc of America Securities LLC, is administrative agent and lender under our existing credit facilities and ABN AMRO Bank N.V., an affiliate of ABN AMRO Incorporated, The Bank of Nova Scotia, an affiliate of Scotia Capital (USA) Inc., Barclays Bank PLC, an affiliate of Barclays Capital Inc., Deutsche Bank Securities Inc. or its affiliate, Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., Merrill Lynch Capital Corporation, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and an affiliate of UBS Securities LLC, are lenders under our existing credit facilities and will receive a substantial portion of the proceeds of this offering as a result of the repayment of debt under these facilities.

CAPITALIZATION

       The following table sets forth our cash and cash equivalents, restricted cash and certain other assets and our consolidated historical capitalization (a) as of September 30, 2004 and (b) as adjusted as of September 30, 2004, to give effect to the transactions and the use of the proceeds therefrom. The information appearing in this table should be read in conjunction with our historical and unaudited financial information, together with the notes thereto, where applicable, incorporated by reference herein and attached hereto. For the purposes of the as adjusted column, we have assumed that $1.1 billion will be borrowed under the term loan facility, $1.1 billion of notes will be issued and $350 million of fixed-rate tax-exempt facilities revenue bonds will be re-issued as part of these refinancing transactions.

	As of
	September 30, 2004

		As
	Actual	Adjusted

	(In millions)
Cash and cash equivalents(1)(2)	$94	$114

Restricted cash(1)	$308	$58

Margin deposits on energy trading and hedging activities, net	$400	$400

Derivative liabilities — Orion MidWest interest rate swaps(3)	$13	$—

Current maturities of long-term debt and short-term borrowings(3)	$689	$643
Reliant Energy term loans	1,740	1,100
Reliant Energy revolver(4)	163	—
Existing senior secured notes	1,100	1,100
Convertible senior subordinated notes	275	275
Total Orion Power debt, excluding current portion(3)(5)	799	451
Notes offered hereby:
2010 and 2014 notes	—	1,100
Tax-exempt facilities revenue bonds	400	350
Other long-term debt(6)	363	363

Total debt	5,529	5,382

Stockholders’ equity:
Preferred stock, par value $0.001 per share; 125,000,000 shares authorized; none outstanding	—	—
Common stock, par value $0.001 per share; 2,000,000,000 shares authorized; 299,804,000 issued	—	—
Additional paid-in capital	5,799	5,799
Treasury stock at cost, 1,223,528 shares	(21)	(21)
Retained deficit(7)	(1,104)	(1,137)
Accumulated other comprehensive loss	(41)	(41)

Total stockholders’ equity	4,633	4,600

Total capitalization	$10,162	$9,982

(1)	Under the Orion MidWest and Orion NY credit agreements, upon the repayment of the Orion MidWest credit facility, $250 million of restricted cash is released to unrestricted cash.

(2)	We intend to use $230 million of the $250 million of restricted cash released (discussed above) to repay existing indebtedness and transaction fees and other expenses, resulting in a $20 million increase in unrestricted cash.

(3)	The total amount recorded as of September 30, 2004, related to the Orion MidWest interest rate swaps is $35 million. Of this amount, $13 million is recorded in derivatives and $22 million is recorded in debt. We terminated $100 million in notional amount of these interest rates swaps in November 2004 for $12 million and plan to terminate the remaining $200 million in notional amount in connection with the refinancing for approximately $24 million.

(4)	We expect to have $1.7 billion of total availability under our revolving credit facility (subject to reductions for $0.7 billion of outstanding letters of credit).

(5)	These amounts include the 12% Orion Power Holdings senior notes and the Orion MidWest bank debt and the related purchase accounting adjustments. They exclude the current portion.

(6)	These amounts include the REMA term loans, retail receivables facility, Channelview debt and warrants and other adjustments. They exclude the current portion.

(7)	In connection with the refinancing, we expect to write-off an estimated $50 million pre-tax (or $33 million after-tax) of existing deferred financing costs to interest expense.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

       The following tables present our summary selected consolidated financial data for 1999 through 2003 and the nine months ended September 30, 2003 and 2004. The financial data for 1999 and 2000 are derived from the consolidated historical financial statements of CenterPoint. The financial data for the nine months ended September 30, 2003 and 2004, are derived from our unaudited interim consolidated financial statements. These unaudited financial statements were prepared on the same basis as our audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position at such date and our results of operations for such periods. The results for periods of less than a full year are not necessarily indicative of the results to be expected for any interim period or for a full year. The data set forth below should be read together with the documents incorporated by reference herein. Our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein, gives effect to the treatment of the results of operations of our hydropower plants as discontinued operations in the following items in our Form 10-K: Selected Financial Data, Management’s Discussion and Analysis of Financial Condition and Results of Operations, Quantitative and Qualitative Disclosures about Non-trading and Trading Activities and Related Market Risks, historical consolidated financial statements and Ratio of Earnings from Continuing Operations to Fixed Charges. The historical financial information may not be indicative of our future performance and the historical financial information for 1999 and 2000 does not reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

						Nine Months
						Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004
	(1)(4)	(1)(4)	(1)(2)(4)	(1)(3)(4)	(1)(4)(6)	(1)(4)(6)	(1)(4)(6)

	(In millions, except per share amount)
Income Statement Data:
Revenues	$601	$2,724	$5,361	$10,434	$10,638	$8,863	$6,721
Trading margins	88	198	378	288	(49)	(45)	(1)

Total	689	2,922	5,739	10,722	10,589	8,818	6,720

Expenses:
Fuel and cost of gas sold	293	903	1,438	1,088	1,327	1,013	1,195
Purchased power	149	926	2,498	7,349	6,823	5,925	3,906
Accrual for payment to CenterPoint	—	—	—	128	47	47	2
Operation and maintenance	171	457	586	920	921	680	677
Selling and marketing	10	37	58	81	98	75	61
Bad debt expense	1	4	3	82	63	52	37
Other general and administrative	40	108	285	283	273	194	152
Loss on sales of receivables	—	—	—	10	37	15	34
Gain on sale of counterparty claim	—	—	—	—	—	—	(30)
Wholesale energy goodwill impairment(5)	—	—	—	—	985	985	—
Depreciation and amortization	23	118	170	358	408	304	374

Total	687	2,553	5,038	10,299	10,982	9,290	6,408

Operating income (loss)	2	369	701	423	(393)	(472)	312

						Nine Months
						Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004
	(1)(4)	(1)(4)	(1)(2)(4)	(1)(3)(4)	(1)(4)(6)	(1)(4)(6)	(1)(4)(6)

	(In millions, except per share amount)
Other income (expense):
Gains (losses) from investments, net	14	(22)	23	(23)	2	2	—
(Loss) income of equity investments, net	(1)	43	7	18	(2)	(1)	(9)
Gain on sale of development project	—	18	—	—	—	—	—
Other, net	1	—	2	15	9	6	5
Interest expense	—	(7)	(16)	(232)	(466)	(328)	(312)
Interest income	1	16	22	27	35	24	29
Interest (expense) income affiliated companies, net	(6)	(172)	12	5	—	—	—

Total other income (expense)	9	(124)	50	(190)	(422)	(297)	(287)

Income (loss) from continuing operations before income taxes	11	245	751	233	(815)	(769)	25
Income tax expense	6	102	290	113	88	104	20

Income (loss) from continuing operations	5	143	461	120	(903)	(873)	5

Income (loss) from discontinued operations before income taxes	15	73	83	(344)	(317)	(423)	191
Income tax (benefit) expense	(4)	(7)	(16)	102	98	55	(32)

Income (loss) from discontinued operations	19	80	99	(446)	(415)	(478)	223

Income (loss) before cumulative effect of accounting changes	24	223	560	(326)	(1,318)	(1,351)	228
Cumulative effect of accounting changes, net of tax	—	—	3	(234)	(24)	(24)	7

Net income (loss)	$24	$223	$563	$(560)	$(1,342)	$(1,375)	$235

Basic Earnings (Loss) per Share:
Income (loss) from continuing operations			$1.66	$0.41	$(3.08)	$(2.98)	$0.02
Income (loss) from discontinued operations			0.36	(1.53)	(1.41)	(1.64)	0.75

Income (loss) before cumulative effect of accounting changes			2.02	(1.12)	(4.49)	(4.62)	0.77
Cumulative effect of accounting changes, net of tax			0.01	(0.81)	(0.08)	(0.08)	0.02

Net income (loss)			$2.03	$(1.93)	$(4.57)	$(4.70)	$0.79

Diluted Earnings (Loss) per Share:
Income (loss) from continuing operations			$1.66	$0.41	$(3.08)	$(2.98)	$0.02
Income (loss) from discontinued operations			0.36	(1.53)	(1.41)	(1.64)	0.73

Income (loss) before cumulative effect of accounting changes			2.02	(1.12)	(4.49)	(4.62)	0.75
Cumulative effect of accounting changes, net of tax			0.01	(0.80)	(0.08)	(0.08)	0.02

Net income (loss)			$2.03	$(1.92)	$(4.57)	$(4.70)	$0.77

						Nine Months
	Year Ended December 31,					Ended
						September 30,
			2001	2002
	1999(1)	2000(1)	(1)(2)	(1)(3)	2003(1)	2003(1)	2004(1)

	(In millions, except operating data)
Statement of Cash Flow Data:
Cash flows from operating activities	$38	$335	$(152)	$516	$869	$537	$137
Cash flows from investing activities	(1,406)	(3,013)	(838)	(3,487)	1,042	(757)	733
Cash flows from financing activities	1,408	2,721	1,000	3,985	(2,889)	(772)	(922)
Operating Data:
Retail electricity sales (GWh)	—	—	—	62,852	63,999	48,667	51,633
Power generation data(7):
Wholesale power sales volumes (GWh)(8)	10,204	39,300	63,298	127,811	113,299	86,834	58,342
Wholesale net power generation volumes (GWh)	6,412	21,379	25,808	40,037	42,689	32,577	32,234
Ratio of earnings from continuing operations to fixed charges(10)(11)(12)	1.28	1.83	7.50	1.62	—	—	1.01

	December 31,
						September 30,
		2000	2001	2002	2003	2004
	1999(1)	(1)	(1)(2)	(1)(2)(3)(4)	(1)(2)(4)(5)(9)	(1)(2)(4)

	(In millions)
Balance Sheet Data:
Property, plant and equipment, net	$592	$2,217	$2,796	$6,459	$7,991	$7,796
Total assets	5,624	13,475	11,726	17,219	13,311	13,083
Current portion of long-term debt and short-term borrowings	20	—	94	786	391	689
Long-term debt to third parties	49	260	295	5,193	4,914	4,840
Accounts and notes (payable) receivable — affiliated companies, net	(1,333)	(1,967)	445	—	—	—
Stockholders’ equity	741	2,345	5,984	5,653	4,372	4,633

(1)	Our results of operations include the results of the following acquisitions, all of which were accounted for using the purchase method of accounting, from their respective acquisition dates: a generating facility in Florida acquired in October 1999, the REMA acquisition that occurred in May 2000 and the Orion Power acquisition that occurred in February 2002. See note 5 to our consolidated financial statements in our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein for further information about the Orion Power acquisition. In December 2003, we sold our European energy operations. In the first quarter of 2003, we began to report the results of our European energy operations as discontinued operations in accordance with SFAS No. 144 and accordingly, reclassified amounts from prior periods. See note 22 to our consolidated financial statements in our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein. In October 2003, we sold our Desert Basin plant operations and in accordance with SFAS No. 144, effective July 2003, we began to report the results of our Desert Basin plant operations as discontinued operations and accordingly, reclassified amounts from prior periods. See note 23 to our consolidated financial statements in our Form 8-K, filed with the SEC on

November 18, 2004 and incorporated by reference herein. In September 2004, we sold our hydropower plants and in accordance with SFAS No. 144, effective May 2004, we began to report the results of our hydropower plants as discontinued operations and accordingly, reclassified amounts from prior periods. See note 24 to our consolidated financial statements in our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein.

(2)	Effective January 1, 2001, we adopted SFAS No. 133, which established accounting and reporting standards for derivative instruments. See notes 2(d) and 7 to our consolidated financial statements in our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein for further information regarding the impact of the adoption of SFAS No. 133.

(3)	During the third quarter of 2002, we completed the transitional impairment test for the adoption of SFAS No. 142 on our consolidated financial statements, including the review of goodwill for impairment as of January 1, 2002. Based on this impairment test, we recorded an impairment of our European energy segment’s goodwill of $234 million, net of tax, as a cumulative effect of accounting change. See note 6 to our consolidated financial statements in our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein.

(4)	We adopted EITF No. 02-03 effective January 1, 2003, which affected our accounting for electricity sales to large commercial, industrial and institutional customers under executed contracts and our accounting for trading and hedging activities. It also impacted these contracts executed after October 25, 2002 in 2002. See note 2(d) to our consolidated financial statements in our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein.

(5)	During the third quarter of 2003, we performed a goodwill impairment analysis of our wholesale energy reporting unit and recognized an impairment charge of $985 million. See note 6 to our consolidated financial statements in our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein.

(6)	In July 2003, the EITF issued EITF No. 03-11, which became effective October 1, 2003. At that time, we began reporting prospectively the settlement of sales and purchases of fuel and purchased power related to our non-trading commodity derivative activities that were not physically delivered on a net basis in our results of operations based on the item hedged pursuant to EITF No. 03-11. This resulted in decreased revenues and decreased fuel and cost of gas sold and purchased power of $834 million and $1,776 million for the fourth quarter of 2003 and the nine months ended September 30, 2004, respectively. We believe the application of EITF No. 03-11 will continue to result in a significant amount of our non-trading commodity derivative activities being reported on a net basis prospectively that were previously reported on a gross basis. We did not reclassify amounts for periods prior to October 1, 2003. See note 2(d) to our consolidated financial statements in our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein.

(7)	These amounts exclude volumes associated with our European energy operations, Desert Basin plant operations and operations of our hydropower plants, which are classified as discontinued operations.

(8)	Includes physically delivered volumes, physical transactions that are settled prior to delivery and non-trading derivative activity related to our power generation portfolio.

(9)	We adopted FIN No. 46 on January 1, 2003, as it relates to our variable interests in three power generation projects that were being constructed by off-balance sheet entities under construction agency agreements, which pursuant to this guidance required consolidation upon adoption. As a result, as of January 1, 2003, we increased our property, plant and equipment by $1.3 billion and increased our secured debt obligations by $1.3 billion. See note 2(c), 9(a) and 14(b) to our consolidated financial statements in our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein.

(10)	For purposes of calculating the ratio of earnings from continuing operations to fixed charges, earnings consist of income (loss) from continuing operations before income taxes less (a)(1) income of equity investments of unconsolidated subsidiaries and (2) capitalized interest plus (b)(1) loss of equity investments of unconsolidated subsidiaries, (2) fixed charges, (3) amortization of capitalized interest and (4) distributed income of equity investees. Fixed charges consist of (a) interest expense, (b) interest expense — affiliated companies, net, (c) capitalized interest and (d) interest within rent expense.

(11)	For the year ended December 31, 2003 and for the nine months ended September 30, 2003, our earnings were insufficient to cover our fixed charges by $887 million and $829 million, respectively, as fixed charges were $617 million and $464 million, respectively, and earnings (loss) were $(270) million and $(365) million, respectively.

(12)	The pro forma ratio of earnings from continuing operations to fixed charges for the year ended December 31, 2003 and for the nine months ended September 30, 2004 for the transactions did not change from the historical ratios by more than 10%. In addition, our earnings from continuing operations would have been insufficient to cover fixed charges by $931 million for the year ended December 31, 2003 and our ratio of earnings from continuing operations to fixed charges would have been 1.03 for the nine months ended September 30, 2004, after giving effect to the transactions as if they had occurred on January 1, 2003.

DESCRIPTION OF NOTES

       The following description of the particular terms of each series of notes replaces and supersedes the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities and Guarantees” beginning on page 2 in the accompanying prospectus. You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “REI” refers only to Reliant Energy, Inc. and not to any of its subsidiaries. References to the “notes” refer to the 2010 notes and the 2014 notes collectively.

       REI will issue the 2010 notes and the 2014 notes under a base indenture among itself, the Guarantors and Wilmington Trust Company, as trustee, as supplemented, in the case of the 2010 notes, by a first supplemental indenture among REI, the Guarantors and the trustee, and, in the case of the 2014 notes, by a second supplemental indenture among REI, the Guarantors and the trustee. We refer to the base indenture, as supplemented by the two supplemental indentures, as the “indentures.” We refer to the base indenture, as supplemented by the applicable supplemental indenture, as the “applicable indenture.” The terms of the notes include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939, as amended. The security documents referred to below under the caption “— Security” by and among REI, the Guarantors and Wachovia Bank, National Association or one of its affiliates, as collateral trustee, contain the terms of the security arrangements that will secure the notes.

       The following description is a summary of the material provisions of the indentures and the security documents. It does not restate those agreements in their entirety. We urge you to read the indentures and the security documents because they, and not this description, define your rights as holders of the notes. Copies of the indentures and the security documents are available as set forth below under “— Available Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indentures.

       The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indentures.

Brief Description of the Notes and the Guarantees

The Notes

       The notes:

•	are general obligations of REI;

•	are secured on an equal and ratable basis with the Credit Agreement Debt, the Existing Notes, the Seward Note Parent Guarantees and all future Parity Secured Debt by security interests in all Shared Collateral owned or at any time acquired by REI (subject to Permitted Prior Liens);

•	are pari passu in right of payment with all existing and future senior Indebtedness of REI, including the Credit Agreement Debt, the Existing Notes and the Seward Note Parent Guarantees;

•	are senior in right of payment to all current and future subordinated Indebtedness of REI, including REI’s Convertible Notes; and

•	are unconditionally guaranteed by the Guarantors.

The Guarantees

       The notes are guaranteed by all of REI’s current and future Domestic Subsidiaries that guarantee borrowings under the Credit Agreement. The Credit Agreement provides for guarantees of all borrowings under the Credit Agreement by all future domestic subsidiaries of REI that are “Material Subsidiaries” (i.e., subsidiaries with either (i) more than $25 million of Consolidated EBITDAR (as defined in the Credit Agreement) or (ii) more than $50 million of total assets) other than the Excluded Subsidiaries. Borrowings under the Credit Agreement will not be guaranteed by the Excluded Subsidiaries.

       Each guarantee of the notes:

•	is a general obligation of the Guarantor;

•	is secured on an equal and ratable basis with that Guarantor’s guarantee of the Credit Agreement Debt and that Guarantor’s guarantee of existing and future Parity Secured Debt (including the Existing Notes and the Seward Note Parent Guarantees) by security interests in all Shared Collateral owned or at any time acquired by that Guarantor (subject to Permitted Prior Liens);

•	is pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor, including that Guarantor’s guarantee of the Credit Agreement Debt, the Existing Notes and the Seward Note Parent Guarantees; and

•	is senior in right of payment to all current and future subordinated Indebtedness of such Guarantor.

       The operations of REI are conducted through its subsidiaries and, therefore, REI depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. However, not all of our subsidiaries will guarantee the notes. The notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of REI’s non-guarantor subsidiaries. Orion Power Holdings, Inc. and its subsidiaries are prohibited by the terms of Orion Power Holdings, Inc.’s indenture from guaranteeing these notes by certain financial tests. Reliant Energy Mid-Atlantic Power Holdings, LLC and its subsidiaries, Reliant Energy Channelview, LP, Liberty Electric PA, LLC and Liberty Electric Power, LLC are prohibited by the terms of their debt agreements from guaranteeing these notes, and RE Retail Receivables, LLC is prohibited by the terms of its receivables purchase agreement from guaranteeing these notes. In addition, certain partially-owned and other subsidiaries of REI, which are not guarantors of the Credit Agreement Debt, will not guarantee the notes due to restrictions in their constituent documents or other agreements. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to REI, except to the extent that REI is itself recognized as a creditor of the non-guarantor subsidiary, in which case the claims of REI would still be effectively subordinated to the extent REI’s claims against the non-guarantor subsidiary are unsecured and the claims held by the other creditors are secured or REI’s claims are subordinated in right of payment to the claims held by the other creditors. The guarantor subsidiaries generated 89% of our consolidated revenues and $320 million of operating income while we had an operating loss of $393 million on a consolidated basis for 2003 and held 45% of our consolidated property, plant and equipment, net, as of September 30, 2004.

       As of the date of the indentures, all of our subsidiaries other than RE Retail Receivables, LLC will be “Restricted Subsidiaries.” RE Retail Receivables, LLC was created in connection with an accounts receivable securitization program. Its assets consist of receivables and related assets purchased from Reliant Energy Retail Services, LLC, Reliant Energy Solutions, LLC, Reliant Energy Electric Solutions, LLC and Reliant Energy Solutions East, LLC. Under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our other subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indentures. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

       REI will issue $                million in aggregate principal amount of 2010 notes and $                million in aggregate principal amount of 2014 notes in this offering. REI may issue additional notes from time to time after this offering, and such additional notes may be issued under either the first or the second supplemental indentures or under one or more additional supplemental indentures. Any issuance of additional notes is subject to all of the covenants in the indentures, including the covenants described below under the captions “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and “— Certain Covenants — Liens.” In the case of each series, the notes and any additional notes subsequently issued under the same supplemental indenture will be treated as a single class for all purposes under that supplemental indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. REI will issue notes in denominations of $2,000 and integral multiples of $1,000.

2010 Notes

       Interest on the 2010 notes will accrue at a rate equal to LIBOR plus a spread of      % and will be payable quarterly in arrears on each                     ,                     ,                     and                     , commencing on                     , 2005. LIBOR will be reset quarterly. LIBOR for the first quarterly period will be      % per annum. REI will make each interest payment to the holders of record on the                     ,                     ,                     and                     immediately preceding the applicable interest payment date.

       Interest on the 2010 notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on the 2010 notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

       If any interest payment date with respect to the 2010 notes falls on a day that is not a business day, the related payment of interest will be made on the next succeeding business day as if made on the day the payment was due, unless the interest payment date falls in the next succeeding calendar month in which case the interest payment date will be the immediately preceding business day.

       The 2010 notes will mature on                     , 2010. If the maturity date of the 2010 notes falls on a day that is not a business day, the related payments of principal, premium, if any, and interest may be made on the next succeeding business day, and no additional interest will accumulate on the amount payable for the period from and after the maturity date.

2014 Notes

       Interest on the 2014 notes will accrue at the rate of      % per annum and will be payable semi-annually in arrears on each                     and                     , commencing on                     , 2005. REI will make each interest payment to the holders of record on the                     and  immediately preceding the applicable interest payment date.

       Interest on the 2014 notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on the 2014 notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date with respect to the 2014 notes falls on a day that is not a business day, the related payment of interest will be made on the next succeeding business day as if made on the day the payment was due. No interest will accumulate on the amount payable for the period from and after that interest payment date. The 2014 notes will mature on                     , 2014.

Methods of Receiving Payments on the Notes

       If a holder has given wire transfer instructions to REI, REI will pay all principal, interest and premium on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of

New York unless REI elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

       The trustees will initially act as paying agent and registrar. REI may change the paying agent or registrar without prior notice to the holders of the notes, and REI or any of its subsidiaries may act as paying agent or registrar.

Transfer and Exchange

       A holder may transfer or exchange notes in accordance with the applicable indenture. The registrar and the applicable trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. REI is not required to transfer or exchange any note selected for redemption. Also, REI is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

       REI’s payment obligations under the 2010 notes and under the 2014 notes will be jointly and severally guaranteed on a senior basis by each of REI’s current (other than the Excluded Subsidiaries) and future Domestic Subsidiaries that guarantee borrowings under the Credit Agreement or any other Indebtedness of REI. The Credit Agreement also currently provides for guarantees of all borrowings under the Credit Agreement by all future domestic subsidiaries of REI that are “Material Subsidiaries” (i.e., subsidiaries with either (i) more than $25 million of Consolidated EBITDAR (as defined in the Credit Agreement) or (ii) more than $50 million of total assets) other than the Excluded Subsidiaries. These subsidiary guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its subsidiary guarantees will be limited as necessary to prevent the subsidiary guarantees from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Fraudulent Conveyance Matters — Federal and State statutes allow courts, under specific circumstances, to void guarantees and liens securing guarantees and to require note holders to return payments received from guarantors.”

       The subsidiary guarantees of each Guarantor will be secured on equal and ratable basis with the guarantees of the Credit Agreement Debt, the Existing Notes, the Seward Note Parent Guarantees and all future Parity Secured Debt by security interests in all Shared Collateral owned or at any time acquired by that Guarantor (subject to Permitted Prior Liens) and such subsidiary guarantees will be pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor, including that Guarantor’s guarantee of the Credit Agreement Debt, the Existing Notes, the Seward Note Parent Guarantees and all future Parity Secured Debt.

       A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than REI or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the applicable indenture, its subsidiary guarantees and all security documents delivered by that Guarantor pursuant to supplemental indentures; or

(B) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the applicable indenture and the collateral trust agreement.

       The subsidiary guarantees of a Guarantor will be released automatically and all security interests granted by that Guarantor to the collateral trustee will be released:

(1) in connection with any sale or other disposition of all of the assets or Capital Stock of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) REI or a Restricted Subsidiary of REI, if the Net Proceeds of the sale or disposition are applied in accordance with the applicable provisions of the applicable indenture and the collateral trust agreement;

(2) if REI designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the applicable indenture;

(3) upon a dissolution of a Guarantor that is permitted under the applicable indenture; or

(4) if that Guarantor is released from its guarantee of all other Indebtedness of REI; provided that all Liens on the Excluded Securities issued by such Guarantor securing any such Indebtedness have previously been or are concurrently released.

       Additionally, the subsidiary guarantees of a Guarantor will be released automatically upon legal defeasance or satisfaction and discharge of the notes as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

Security

       The payment of the notes and all other Parity Secured Obligations of REI, when due, and the performance of all other obligations of REI under the Secured Debt Documents are secured equally and ratably by liens upon REI’s rights in the Shared Collateral. The payment of the guarantees of each Guarantor and all other obligations of such Guarantor, when due, and the performance of all other obligations of such Guarantor under the Secured Debt Documents are secured equally and ratably by liens upon such Guarantor’s rights in the Shared Collateral. These liens are junior in priority to Permitted Prior Liens.

       The notes and the guarantees will not be secured by the Excluded Property. The Excluded Property consists of two classes of property:

•	Separate Collateral, which consists of Excluded Securities. The collateral trustee holds liens on the Separate Collateral pursuant to the security documents to secure Obligations under the Credit Agreement and, at the option of REI, other Credit Facilities, but these liens will not secure the notes or the guarantees; and

•	Separate Cash Deposits held under the control of the Credit Agreement Agent to secure certain Obligations under the Credit Agreement.

Collateral Trust Agreement

       On July 1, 2003, REI and the Guarantors entered into a collateral trust agreement with the collateral trustee, which sets forth the terms on which the collateral trustee receives, holds, administers, maintains, enforces and distributes the proceeds of all Liens upon any Collateral at any time delivered to it, in trust for the benefit of the present and future holders of the Secured Obligations, including the holders of the notes. The 2010 notes, the 2014 notes and the Seward Guarantees, upon issuance, will be designated as Parity Secured Debt for purposes of the collateral trust agreement.

Collateral Trustee

       Pursuant to the collateral trust agreement, REI has appointed Wachovia Bank, National Association, to serve as the collateral trustee for the benefit of the holders of:

•	the 2010 notes;

•	the 2014 notes;

•	the Seward Guarantees;

•	the Existing 2010 Notes;

•	the Existing 2013 Notes;

•	the Credit Agreement Debt;

•	any and all future Parity Secured Debt; and

•	all other Secured Obligations outstanding from time to time.

       The collateral trust agreement provides that the collateral trustee may not be the same institution serving as a Secured Debt Representative, but the Credit Agreement Agent or any other Secured Debt Representative may serve as agent for the collateral trustee.

       The collateral trustee (directly or through co-trustees, agents or sub-agents) holds, and is entitled to enforce, all Liens on the Collateral.

       Except as provided in the collateral trust agreement or the security documents or as directed by an Act of Secured Debtholders, the collateral trustee is not obligated:

(1) to act upon directions purported to be delivered to it by any other Person;

(2) to foreclose upon or otherwise enforce any Lien; or

(3) to take any other action whatsoever with regard to any or all of the security documents, the Liens created thereby or the Collateral.

Shared Collateral

       The indentures and the security documents will provide that:

(1) the notes will be secured, together with the Credit Agreement Debt, the Existing Notes, the Seward Note Parent Guarantees, all future Parity Secured Debt of REI and all other Parity Secured Obligations of REI, equally and ratably by security interests granted to the collateral trustee in all of the assets of REI that secure Credit Agreement Obligations except Excluded Property, and

(2) each Guarantor’s subsidiary guarantees will be secured, together with such Guarantor’s guarantee of the Credit Agreement Debt, the Existing Notes, the Seward Note Parent Guarantees, all guarantees of future Parity Secured Debt of such Guarantor and all other Parity Secured Obligations of such Guarantor, equally and ratably by security interests granted to the collateral trustee in all assets of such Guarantor that secure its guarantee of Credit Agreement Obligations except Excluded Property

(the assets securing Credit Agreement Obligations and guarantees of Credit Agreement Obligations, excluding Excluded Property, are collectively the “Shared Collateral”). These security interests will be junior in priority to Permitted Prior Liens.

       The Shared Collateral consists of substantially all the operating assets of REI and the Guarantors, subject to Permitted Liens, including:

•	mortgages on 13 electric generating plants with a net generating capacity of 8,455 megawatts and related rights of way;

•	the outstanding Capital Stock of Reliant Energy Retail Holdings, LLC and its successors, which through its subsidiaries is engaged in the retail energy business;

•	the outstanding Capital Stock of Orion Power Holdings, Inc., which through its subsidiaries owns and operates 10 electric generating plants with a net generating capacity of 5,400 megawatts located in New York, Pennsylvania, Ohio and West Virginia;

•	the outstanding Capital Stock of REMA, which owns or leases, together with its subsidiaries, 19 electric generating plants with a net generating capacity of 3,732 megawatts located in Pennsylvania, New Jersey and Maryland; and

•	substantially all of the inventory, equipment, accounts, general intangibles and other personal property of the Guarantors, except Excluded Securities.

       The Shared Collateral does not include any of the assets of the Excluded Subsidiaries and does not include the Orion Intercompany Notes. Also, mortgages encumbering the Osceola and Indian River, Florida plants may not create enforceable liens to secure the notes, but those plants will remain Shared Collateral and proceeds from those mortgages would be ratably shared with holders of the notes.

       The Shared Collateral also does not include certain assets that are subject to various contractual or legal restrictions on liens or were otherwise permitted by the holders of the Credit Agreement Obligations to be excluded from the Liens securing the Credit Agreement Obligations, including (1) certain receivables and related accounts of certain Guarantors that are in the retail energy business, which are subject to a receivables securitization program, and (2) proceeds from the issuance of Seward Tax-Exempt Bonds or Permitted PEDFA Bond Indebtedness (including the Seward Notes) that secure the Seward Tax-Exempt Bonds or Permitted PEDFA Bond Indebtedness.

Excluded Property

       The notes will not be secured by all of the assets that secure Credit Agreement Obligations. Certain additional assets will secure neither the Credit Agreement Obligations nor the notes. The indentures permit REI and its Restricted Subsidiaries to maintain Permitted Separate Liens upon certain assets (“Excluded Property”) as security for Obligations under the Credit Agreement or other Credit Facilities, without requiring REI to grant Liens upon those assets as security for the notes, the Existing Notes, the Seward Guarantees or any future Parity Secured Debt. See “Risk Factors — The indebtedness under our new credit facilities is guaranteed by certain subsidiaries that do not guarantee the notes and is secured by certain assets that do not secure the notes.”

       The Excluded Property consists of:

•	Certain intercompany notes (collectively, the “Orion Intercompany Notes”) issued to REI by Orion Power MidWest, L.P. (“OPMW”) and Orion Power New York, L.P. (“OPNY”), both of which are Excluded Subsidiaries, which have an aggregate principal amount of up to $925 million. The Orion Intercompany Notes include (i) a term note issued by OPMW payable to REI in the outstanding principal amount of OPMW’s Credit Facility on the Closing Date, which REI estimates to be approximately $241 million, which note will, if the lenders under OPMW’s Credit Facility assign their debt and security to REI, be secured by substantially the same collateral securing OPMW’s Credit Facility and otherwise will be secured with substantially all the personal property securing OPMW’s Credit Facility and (ii)(A) a term note issued by OPMW payable to REI which REI estimates to be approximately $159 million, (B) a revolving note issued by OPMW payable to REI in the maximum principal amount of $75 million, (C) a revolving note issued by OPNY payable to REI in the maximum principal amount of $50 million, and (D) a term note issued by OPNY payable to REI in the outstanding principal amount of $400 million, each of which will be secured by the same personal property securing OPMW’s Credit Facility.

•	Capital Stock of subsidiaries and additional intercompany notes that satisfy the requirements of the defined term “Excluded Securities” (together with the Orion Intercompany Notes, “Separate Collateral”). The notes will, however, be guaranteed by all issuers of Excluded Securities that are not Excluded Subsidiaries and such guarantees will be secured under the security documents, equally and ratably with the Credit Agreement Debt and all other Parity Secured Obligations by all Shared Collateral owned by all issuers of Excluded Securities that are not Excluded Subsidiaries. The Excluded Subsidiaries (excluding RE Retail Receivables, LLC and the entities reported as discontinued operations) generated 19% of our consolidated revenues and a $425 million operating loss for 2003 and held 55% of our consolidated property, plant and equipment, net, as of September 30, 2004.

•	Cash collateral deposits required by the Credit Agreement to secure letter of credit exposure after default or to provide for mandatory prepayments after outstanding loans are repaid (“Separate Cash Deposits”).

       All liens on Separate Collateral securing Credit Agreement Obligations and other Credit Facilities are held by the collateral trustee. Separate Cash Deposits will not be held by the collateral trustee.

       All assets of the subsidiaries of Orion Power Holdings, Inc. that are Miscellaneous Orion Subsidiaries will secure neither the Credit Agreement Obligations nor the notes. These subsidiaries either are inactive or provide certain services to Orion Power Holdings, Inc. or its other subsidiaries.

       REI and its Restricted Subsidiaries will be permitted under the indentures to maintain or grant liens upon Excluded Property as security for Obligations under REI’s Credit Facilities without securing the notes or other Note Obligations by the additional lien (“Permitted Separate Liens”). The indentures will limit Permitted Separate Liens on Excluded Securities as follows:

(1) Liens that are attached to any Excluded Securities on the date of the indentures and were granted by the security documents to secure Indebtedness outstanding or committed under the Credit Agreement on the date of the indentures and Obligations in respect thereof may be maintained and, at the option of REI, may also secure Obligations under other Credit Facilities constituting Parity Secured Debt;

(2) Liens attaching to other Excluded Securities issued by a Restricted Subsidiary that is a Guarantor may be granted and maintained to secure only Credit Agreement Obligations and, at the option of REI, Obligations under other Credit Facilities constituting Parity Secured Debt; and

(3) Liens attaching to Excluded Securities issued by an Unrestricted Subsidiary may be granted and maintained to secure any Indebtedness of such Unrestricted Subsidiary.

       Property that is received by REI or any of its subsidiaries as proceeds from the sale, exchange or other disposition of any Excluded Securities and other proceeds of Excluded Securities (except proceeds from the foreclosure, collection or other enforcement of Liens upon Excluded Securities) will not constitute Excluded Property and will be part of the Shared Collateral, to the extent such property otherwise constitutes Shared Collateral under the security documents, unless the proceeds are themselves Excluded Securities.

       As described below under “— Adjustment to Reflect Payments or Distributions on Separate Collateral,” under certain circumstances, certain payments or distributions from or on account of Separate Collateral will result in an increase in the amount of subsequent or concurrent payments or distributions from or on account of the Shared Collateral to the holders of Parity Secured Obligations that are not entitled to the benefits of the Lien encumbering such Separate Collateral.

Additional Parity Secured Debt

       The indentures and the security documents will provide that REI may incur additional Parity Secured Debt by issuing additional notes under either supplemental indenture or under one or more additional supplemental indentures, issuing additional notes of the same series as the Existing Notes, obtaining additional extensions of credit under the Credit Agreement or issuing or increasing a new Series of Secured Debt. The additional Parity Secured Debt will be pari passu with the notes, the Existing Notes, the Seward Guarantees and Obligations under the Credit Agreement, will be guaranteed on a pari passu basis by each Guarantor and will be secured by the Shared Collateral equally and ratably with the Credit Agreement Debt, the Existing Notes, the Seward Guarantees and the notes for as long as the notes and guarantees of notes, subject to the covenants contained in the indentures, are secured by the Shared Collateral. The additional Parity Secured Debt will only be permitted to share in the Shared Collateral if such Indebtedness and the related Liens are permitted to be incurred under the covenants described below under the captions “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and “— Certain Covenants — Liens.”

Equal and Ratable Sharing of Shared Collateral by Holders of Parity Secured Debt

       Notwithstanding (1) anything to the contrary contained in the Secured Debt Documents, (2) the time of incurrence of any Series of Secured Debt, (3) the order or method of attachment or perfection of any Liens securing any Series of Secured Debt, (4) the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Shared Collateral, (5) the time of taking possession or control over any Shared Collateral or (6) the rules for determining priority under any law governing relative priorities of Liens:

(A) all Liens at any time granted by REI or any of its subsidiaries in the Shared Collateral to secure any of the Parity Secured Debt shall secure, equally and ratably, all liabilities of REI or such subsidiary under or in respect of the Parity Secured Debt and other Parity Secured Obligations; and

(B) all proceeds of all Liens at any time granted by REI or any of its subsidiaries in the Shared Collateral to secure any of the Parity Secured Debt shall be allocated and distributed equally and ratably on account of all liabilities of REI or such subsidiary under or in respect of the Parity Secured Debt and other Parity Secured Obligations.

       The foregoing provision is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Secured Obligations and each present and future Secured Debt Representative.

Adjustment to Reflect Payments or Distributions on Separate Collateral

       For the purpose of defining “equally and ratably,” during the pendency of any Actionable Default, and subject to the Order of Application described below, if any payment or distribution is made in cash to holders of Credit Agreement Obligations or any other holders of Parity Secured Obligations from or on account of Separate Collateral by reason of enforcement of Liens or realization in a bankruptcy case, receivership or other insolvency or liquidation proceeding, then any concurrent or subsequent payment or distribution that is to be made in cash to such holders from or on account of Shared Collateral by reason of any such enforcement or realization shall be reduced, and any concurrent or subsequent payment or distribution that is to be made in cash to the remaining holders of Parity Secured Obligations from or on account of Shared Collateral by reason of any such enforcement or realization shall be increased, to the extent necessary to cause the aggregate amount of all payments and distributions made in cash to all holders of Parity Secured Obligations (whether made from or on account of Separate Collateral or from or on account of

Shared Collateral) by reason of any such enforcement or realization to be distributed equally and ratably as fully as if the Separate Collateral had been Shared Collateral.

Enforcement of Security Interests

       The collateral trust agreement provides that the Required Lenders under the Credit Agreement, or the Credit Agreement Agent acting upon the authorization or with the consent of the Required Lenders, will be entitled to direct the collateral trustee in the enforcement of the liens held by the collateral trustee and its rights under the security documents, to the extent permitted by the security documents. During an Actionable Default Period such directions will be subject to any contrary direction at any time given by the Required Secured Debtholders, based on a majority vote of outstanding and committed principal amount of Secured Debt (with all holders, including holders of notes, the Existing Notes, the Seward Guarantees and Credit Agreement Debt, voting as a single class), except that the Required Secured Debtholders may not countermand, in whole or in part, a direction by the Required Lenders instructing the collateral trustee to foreclose or otherwise enforce the collateral trustee’s liens or default remedies upon any Collateral. See “Risk Factors — Your right to enforce remedies under the Credit Agreement and the security documents will be limited by the voting provisions of the collateral trust agreement.”

Order of Application

       The collateral trust agreement provides that if, pursuant to the exercise of any default remedies set forth in any security document, any Shared Collateral is sold or otherwise realized upon by the collateral trustee, the proceeds received by the collateral trustee in respect of such Shared Collateral will be distributed by the collateral trustee in the following order of application (the “Order of Application”):

FIRST, to the payment of all reasonable legal fees and expenses and other reasonable costs or expenses or other liabilities of any kind incurred by the collateral trustee or any co-trustee or agent in connection with any security document, including the reimbursement to any Secured Debt Representative of any amounts theretofore advanced by such Secured Debt Representative for the payment of such fees, costs and expenses;

SECOND, to the collateral trustee (without duplication) in an amount equal to the collateral trustee’s fees which are unpaid and to any Secured Debt Representative which has theretofore advanced or paid any such collateral trustee’s fees in an amount equal to the amount thereof so advanced or paid by such Secured Debt Representative;

THIRD, to the respective Secured Debt Representatives for application to the Parity Secured Obligations equally and ratably until all Parity Secured Obligations have been paid in full in cash for distribution, to (1) in the case of Credit Agreement Obligations, to the Credit Agreement Agent for application pursuant to the terms of the Credit Agreement, (2) in the case of Note Obligations, to the trustees for application pursuant to the relevant indentures and (3) in the case of all other Parity Secured Obligations, to the respective Secured Debt Representatives for application pursuant to the applicable Secured Debt Documents; and

FOURTH, any surplus remaining after the payment in full in cash of all of the Secured Obligations shall be paid to the applicable Grantor, its successors or assigns, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

       As described above under “— Adjustment to Reflect Payments or Distributions on Separate Collateral,” under certain circumstances, certain payments or distributions from or on account of Separate Collateral will result in an increase in the amount of subsequent or concurrent payments or distributions from or on account of the Shared Collateral to the holders of Parity Secured Obligations that are not entitled to the benefits of the Lien encumbering such Separate Collateral.

Release of Security Interests

       The indentures will provide that the collateral trustee’s Liens upon the Shared Collateral will be released:

(1) in whole, at any time when no Actionable Default Period is continuing, if neither REI nor any Guarantor has any Indebtedness secured by Liens, except for the Liens described in clauses (6), (7), (13), and (23) of the definition of “Permitted Liens;”

(2) as to any or all Shared Collateral at any time when no Actionable Default Period is continuing, if (A) consent to the release of Shared Collateral has been given by an Act of Secured Debtholders and (B) such release has become effective in accordance with the terms of the consent;

(3) as to any or all Shared Collateral at any time when an Actionable Default Period is continuing, if (A) consent to the release of such Shared Collateral has been given by an Act of Secured Debtholders and by the Required Lenders and (B) such release has become effective in accordance with the terms of the consent;

(4) as to (A) deposits in any Cash Collateral Account that are to be applied to fund any mandatory prepayment or purpose offer (including an Asset Sale Offer) that becomes required as to any Secured Debt as a result of a sale of assets, concurrently with such application, so long as effective provision is made for apportionment of such funding to all holders of Secured Debt entitled to participate in such mandatory prepayment or purchase offer in accordance with their respective entitlements under the Secured Debt Documents; and (B) deposits in any Cash Collateral Account that constitute proceeds from an asset sale that are permitted under the Secured Debt Documents to be reinvested or otherwise are not required under the Secured Debt Documents to be reinvested or otherwise are not required to be applied to a mandatory prepayment or purchase offer in respect of any Secured Debt, concurrently with such reinvestment in assets constituting Collateral or other permitted use under the Secured Debt Documents;

(5) as to assets of the Seward Subsidiary, concurrently with the incurrence by the Seward Subsidiary of Permitted PEDFA Bond Indebtedness that (A) is Non-Recourse to REI and all of its other Restricted Subsidiaries (other than an unsecured Guarantee, if any provided by REI); and (B) is secured solely by Liens on such assets; or

(6) in accordance with the provisions of the security documents as in effect from time to time.

       With respect to each series of notes, each applicable indenture also will provide that the collateral trustee’s Liens upon Shared Collateral will no longer secure the Note Obligations with respect to that series of notes and the right of the holders of such Note Obligations to the benefits and proceeds of the collateral trustee’s Liens on Shared Collateral will terminate and be discharged:

(1) upon satisfaction and discharge of the applicable indenture as set forth under the caption “— Satisfaction and Discharge;”

(2) upon a Legal Defeasance or Covenant Defeasance with respect to that series of notes as set forth under the caption “— Legal Defeasance and Covenant Defeasance;” or

(3) upon payment in full in cash of the applicable notes and all other related Note Obligations that are outstanding, due and payable at the time the notes are paid in full in cash.

       The collateral trust agreement also authorizes the collateral trustee to effectuate or confirm any such release of Shared Collateral as required by the security documents if and as the collateral trustee is directed to do so by the Credit Agreement Agent or an Act of Secured Debtholders. The Credit Agreement provides that the Credit Agreement Agent will release the Shared Collateral in accordance with the terms of the collateral trust agreement on the date on which, as of the last day of two consecutive fiscal quarters, both (x) the ratio of our Net Debt (as defined in the Credit Agreement) to our EBITDAR (as defined in the Credit Agreement) for the applicable immediately preceding four quarters was 2.75:1 or less and (y) the ratio of our EBITDAR to our interest expense for the applicable immediately preceding four quarters was 3.25:1 or more, and the term loans outstanding under the Credit Agreement have been repaid in full.

       Upon the release of the collateral trustee’s lien in all of the Shared Collateral, the Seward Note Subsidiary Guarantees will be released and the Permitted PEDFA Bond Indebtedness will become secured by Liens on certain assets of Reliant Energy Seward, LLC, and will be guaranteed by an unsecured guarantee of REI. At that time, the notes will not be secured by any Liens on the assets of Reliant Energy Seward, LLC, and the notes will effectively rank junior to Permitted PEDFA Bond Indebtedness with respect to the assets of Reliant Energy Seward, LLC.

       Any release of all or substantially all Shared Collateral owned by any Guarantor will become effective only if all Liens on Excluded Securities issued by such Guarantor have previously been or are concurrently released.

       REI will otherwise comply with the provisions of TIA §314(b).

       To the extent applicable, REI will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the security documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of REI except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or reasonably satisfactory to the applicable trustee. Notwithstanding anything to the contrary in this paragraph, REI will not be required to comply with all or any portion of TIA §314(d) (1) with respect to certain ordinary course of business releases of Collateral as described in the applicable indenture and (2) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

       To the extent applicable, REI will furnish to the applicable trustee, prior to each proposed release of Collateral pursuant to the security documents:

(1) all documents required by TIA §314(d); and

(2) an opinion of counsel to the effect that such accompanying documents constitute all documents required by TIA §314(d).

       If any Collateral is released in accordance with the indentures or any security document and if REI has delivered the certificates and documents required by the security documents and this covenant, the trustees, upon receipt of such certificates and opinion of counsel, will notify the collateral trustee of the receipt of such documents.

Amendment of Security Documents

       The collateral trust agreement provides that no amendment or supplement to the provisions of any security document will be effective without the approval of the Obligors party thereto and the collateral trustee acting as directed by an Act of Secured Debtholders, except that:

(1) any amendment or supplement that has the effect solely of adding or maintaining Collateral, securing additional Secured Debt that was otherwise permitted by the terms of the Secured Debt Documents to be secured by the Collateral or preserving or perfecting the Liens thereon or the rights of the collateral trustee therein will become effective when executed and delivered by the Obligors party thereto and the collateral trustee as directed by such Obligors;

(2) no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Secured Debt (A) to vote its outstanding Secured Debt at any time when an Actionable Default Period is continuing as to any matter described as subject to an Act of Secured Debtholders (or that amends the provisions of this clause (2) or the definitions of “Act of Secured Debtholders,” “Actionable Default,” “Actionable Default Period,” “equally and ratably” or “Required Secured Debtholders”), (B) to share in the Order of Application in the proceeds of enforcement of or realization on any Shared Collateral that has not been released in accordance with the provisions described above under the caption “— Release of Security Interests” or (C) to require that Liens securing Secured Obligations be released only as set forth in the provisions described above under the caption “— Release of Security Interests,” will become effective without the additional consent of such holder; and

(3) no amendment or supplement that imposes any obligation upon the collateral trustee or any Secured Debt Representative in its individual capacity or adversely affects the rights of the collateral trustee or any Secured Debt Representative in its individual capacity will become effective without the additional consent of the collateral trustee or such Secured Debt Representative, in its individual capacity.

       Any amendment or supplement to the provisions of the security documents that releases Shared Collateral will be effective only in accordance with the requirements set forth above under the caption “— Release of Security Interests.”

Optional Redemption

2010 Notes

       At any time prior to                     , 2006, REI may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2010 notes issued under the related supplemental indenture at a redemption price of      % of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings of REI; provided that:

(1) at least 65% of the aggregate principal amount of the 2010 notes issued under the related supplemental indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by REI and its Subsidiaries); and

(2) the redemption occurs within 75 days of the date of the closing of such Equity Offering.

       On or after                     , 2006, REI may redeem all or a part of the 2010 notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the 2010 notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on                     of the years indicated below, subject to the rights of holders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2006	%
2007	%
2008 and thereafter	100.000%

2014 Notes

       At any time prior to                     , 2007, REI may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2014 notes issued under the related supplemental indenture at a redemption price of      % of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings of REI; provided that:

(1) at least 65% of the aggregate principal amount of the 2014 notes issued under the related supplemental indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by REI and its Subsidiaries); and

(2) the redemption occurs within 75 days of the date of the closing of such Equity Offering.

       On or after                     , 2009, REI may redeem all or a part of the 2014 notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the 2014 notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on                     of the years indicated below, subject to the rights of holders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2009	%
2010	%
2011	%
2012 and thereafter	100.000%

Mandatory Redemption

       REI is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

       If a Change of Control occurs, each holder of notes will have the right to require REI to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indentures. In the Change of Control Offer, REI will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, REI will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the applicable indenture and described in such notice. REI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indentures, REI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indentures by virtue of such compliance.

       On the Change of Control Payment Date, REI will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustees the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by REI.

       The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustees will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000.

       The provisions described above that require REI to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indentures do not contain provisions that permit the holders of the notes to require that REI repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

       The restrictions on the ability of REI and its subsidiaries described in this prospectus supplement to incur additional indebtedness, to grant liens on its property, to make restricted payments and to make asset sales may discourage a takeover of REI. Such restrictions and the restriction on transactions with affiliates may, in certain circumstances, discourage any leveraged buyout of REI or any of its subsidiaries by the management of REI. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indentures may not afford holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

       REI will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indentures applicable to a Change of Control Offer made by REI and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indentures as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

       The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of REI and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require REI to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of REI and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

       REI will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) REI (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of (as reasonably determined by REI or such Restricted Subsidiary);

(2) at least 75% of the consideration received in the Asset Sale by REI or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on REI’s most recent consolidated balance sheet, of REI or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any subsidiary guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases REI or such Restricted Subsidiary from further liability;

(B) any securities, notes or other obligations received by REI or any such Restricted Subsidiary from such transferee that are converted (by sale or other disposition) by REI or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion within 60 days; and

(C) reasonable reserves for indemnity obligations and purchase price adjustments funded in cash or held back by the purchaser.

       Within 365 days after the receipt of any Net Proceeds from an Asset Sale, other than Excluded Proceeds, REI (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds:

(1) in the case of a sale of assets of a Restricted Subsidiary of REI that is not a Guarantor, to repay Indebtedness of that Restricted Subsidiary, or, in the case of a sale of assets of an Excluded Orion Power Subsidiary, to repay Indebtedness of Orion Power Holdings, Inc. and, in each case, correspondingly reduce commitments with respect thereto;

(2) in the case of a sale of assets pledged to secure Indebtedness (including Capital Lease Obligations), other than Secured Debt, to repay the Indebtedness secured by those assets; or

(3) in the case of any Asset Sale:

(A) to acquire all or substantially all of the assets of, or all or a majority of the Voting Stock of, a Person engaged in a Permitted Business provided that such Person becomes a Guarantor;

(B) to make a capital expenditure; or

(C) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

       If any Net Proceeds from any sale of Shared Collateral or Excluded Securities or from any issuance of Equity Securities that constitute an Asset Sale are required pursuant to the terms of any of the Secured Debt Documents to be deposited into a cash collateral or similar account, then such Net Proceeds shall be deposited into a Cash Collateral Account as part of the Shared Collateral. As to any other Net Proceeds, pending final application of such Net Proceeds in accordance with this covenant, REI may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indentures.

       Any Net Proceeds from Asset Sales (other than Excluded Proceeds) that are not applied or invested as provided in the second paragraph under “— Asset Sales” will constitute “Excess Proceeds,” except that if any portion of any Net Proceeds from an Asset Sale (other than Excluded Proceeds) is required at any time pursuant to any Secured Debt Document to be applied to the mandatory prepayment, redemption, repurchase or purchase of Parity Secured Debt or to provide cash collateral for letters of credit issued under Parity Secured Debt, then all of the Net Proceeds from that Asset Sale (other than Excluded Proceeds) will be deemed to be “Excess Proceeds” at that time. When the aggregate amount of Excess Proceeds exceeds $25.0 million, REI will make an offer to all holders of notes and all other holders of other Indebtedness (including the Existing 2010

Notes and the Existing 2013 Notes) that is pari passu with the notes (other than Credit Agreement Debt and the Seward Guarantees) (and, so long as the notes are secured, equally and ratably secured with the notes) containing provisions similar to those set forth in the indentures with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase (or repay, prepay or redeem, as applicable) an aggregate principal amount of notes and such other pari passu Indebtedness that may be purchased (or repaid, prepaid or redeemed) equal to the aggregate Excess Proceeds multiplied by a fraction, the numerator of which consists of (A) the aggregate principal amount then outstanding on the notes and all such pari passu Indebtedness containing such provisions (not including Credit Agreement Debt) and the denominator of which is (B) the sum of (i) such aggregate amount in the preceding clause (A) and (ii) the Credit Agreement Debt then outstanding (an “Asset Sale Offer”). The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, REI may use those Excess Proceeds for any purpose not otherwise prohibited by the indentures. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into any Asset Sale Offer exceeds the amount of Excess Proceeds, REI will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

       REI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indentures, REI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indentures by virtue of such conflict.

Selection and Notice

       If less than all of either series of notes is to be redeemed at any time, the applicable trustee will select notes for redemption on a pro rata basis among all outstanding notes of that series or, if the applicable notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such notes are listed. REI may elect to redeem notes of one particular series without redeeming any notes of any other series.

       No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the base indenture or either of the supplemental indentures. Notices of redemption may not be conditional.

       If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Changes in Covenants when Notes Rated Investment Grade

       If on any date following the date of the indentures:

(1) the rating assigned to either series of notes by either S&P or Moody’s is an Investment Grade Rating, and

(2) no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus supplement will be suspended with respect to that series of notes:

(1) “— Repurchase at the Option of Holders-Asset Sales;”

(2) “— Restricted Payments;”

(3) “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4) “— Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(5) “— Designation of Restricted and Unrestricted Subsidiaries;”

(6) “— Transactions with Affiliates;” and

(7) clause (4) of the covenant described below under “— Merger, Consolidation or Sale of Assets.”

       Notwithstanding the foregoing, if the ratings assigned by both such rating agencies with respect to that series of notes should subsequently decline to below an Investment Grade Rating, the foregoing covenants will be reinstituted as of and from the date of such rating decline. The “Restricted Payments” covenant will be interpreted as if it had been in effect since July 1, 2003 except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. There can be no assurance that either series of notes will ever achieve an investment grade rating or that any such rating will be maintained.

Restricted Payments

       REI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of REI’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving REI or any of its Restricted Subsidiaries) or to the direct or indirect holders of REI’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of REI or to REI or a Restricted Subsidiary of REI);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving REI) any Equity Interests of REI;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of REI or of any Guarantor that is contractually subordinated to the notes or any subsidiary guarantee (excluding any intercompany Indebtedness, intercompany receivables or intercompany advances between or among any of REI and any of its Restricted Subsidiaries and Permitted PEDFA Bond Indebtedness), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) REI would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by REI and its Restricted Subsidiaries after July 1, 2003 (excluding Restricted Payments permitted by clauses (2) through (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of REI for the period (taken as one accounting period) from the beginning of the first full fiscal quarter since July 1, 2003 to the end of REI’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B) 100% of the aggregate net cash proceeds received by REI since July 1, 2003 as a contribution to its common equity capital or surplus or from the issue or sale of Equity Interests of REI (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of REI that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of REI), plus

(C) to the extent that any Restricted Investment that was made after July 1, 2003 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(D) 50% of any cash received by REI or a Restricted Subsidiary of REI after July 1, 2003 from an Unrestricted Subsidiary of REI, to the extent that such cash was not otherwise included in Consolidated Net Income of REI for such period and did not result in an increase in the amount available for future Permitted Investments, plus

(E) to the extent that any Unrestricted Subsidiary of REI is redesignated as a Restricted Subsidiary after July 1, 2003, the Fair Market Value of REI’s Investment in such Subsidiary as of the date of such redesignation.

As of September 30, 2004, the amount that would have been available for Restricted Payments pursuant to this paragraph (3) would have been $198 million.

       The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indentures;

(2) so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of REI) of, Equity Interests of REI (other than Disqualified Stock) or of the substantially concurrent contribution of common equity capital or surplus to REI, provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(B) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of Indebtedness of REI or any Guarantor that is subordinated to the notes or to any subsidiary guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of REI to the holders of its Equity Interests on a pro rata basis;

(5) so long as no Default has occurred and is continuing or would be caused thereby, (A) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of REI or any Restricted Subsidiary of REI in connection with any management equity subscription agreement, stock option agreement, shareholders’ agreement, severance agreement, employee benefit plan or agreement or similar agreement or (B) the repurchase for value of any Equity Interests of REI in the open market to satisfy stock options issued by REI that are outstanding; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests after the date of the indentures may not exceed $25.0 million in any calendar year (or the pro rata portion thereof for the calendar year 2004);

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) the purchase by REI of fractional shares upon conversion of any securities of REI into Equity Interests of REI;

(8) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of REI or any Restricted Subsidiary of REI issued on or after the date of the indentures in accordance with the Fixed Charge Coverage test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(9) upon the occurrence of a Change of Control and after the completion of the offer to repurchase the notes as described above under the caption “— Repurchase at the Option of Holders — Change of Control” (including the purchase of all notes tendered), any purchase, defeasance, retirement, redemption or other acquisition of Capital Stock or Indebtedness that is contractually subordinated to the notes or any subsidiary guarantee required under the terms of such Capital Stock or Indebtedness as a result of such Change of Control;

(10) the transactions with any Person (including any Affiliate of REI) set forth in clauses (1) and (4) of the second paragraph of the covenant described under the caption “— Transaction with Affiliates” and the funding of any obligations in connection therewith;

(11) the issuance of Equity Interests of REI (other than Disqualified Stock) for other Equity Interests of REI in connection with any rights offering and payments for the redemption of fractional shares in connection with any rights offering; and

(12) so long as no Default has occurred and is continuing or would be caused thereby, additional Restricted Payments in an aggregate amount not to exceed $100.0 million since July 1, 2003.

       The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by REI or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

       For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, REI, in its sole discretion, may order and classify, and from time to time may reorder and reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of any such reclassification.

Incurrence of Indebtedness and Issuance of Preferred Stock

       REI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and REI will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that REI may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for REI’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

       The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence (A) by REI and the guarantee by the Guarantors of additional Indebtedness and letters of credit under Credit Facilities and (B) by Securitization Entities of Indebtedness in Qualified Securitization Transactions in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of REI and its Restricted Subsidiaries thereunder), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (1), not to exceed the greater of:

(i) $3.0 billion; or

(ii) $3.94 billion (to be adjusted to the extent the actual refinancing differs from the pro forma assumptions made herein) less the sum, without duplication, of:

(a) the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness under a Credit Facility (other than repayments under Credit Facilities of Excluded Subsidiaries, REMA and its Subsidiaries or the Seward Subsidiary) that have been made by REI or any of its Restricted Subsidiaries since the date of the indentures;

(b) the aggregate amount, without duplication, of all commitment reductions with respect to any revolving credit borrowings under a Credit Facility that have been made by REI or any of its Restricted Subsidiaries (other than Credit Facilities of Excluded Subsidiaries, REMA and its Subsidiaries or the Seward Subsidiary) since the date of the indentures; and

(c) the aggregate principal amount of Indebtedness incurred pursuant to clause (3) of this paragraph (including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to such clause (3)) that is at the time outstanding;

(2) the incurrence by REMA and its Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities of REMA or any of its Subsidiaries in an aggregate principal amount at any one time outstanding under this clause (2) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of REMA and its

Subsidiaries thereunder), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (2), not to exceed $60.0 million;

(3) the incurrence by REI and/or the Seward Subsidiary of (A) Permitted PEDFA Bond Indebtedness (including the Seward Notes) and/or the guarantee thereof by REI and/or the Guarantors (including the Seward Guarantees) or (B) Indebtedness evidenced by or in support of the Seward Tax-Exempt Bonds, in an aggregate principal amount at any one time outstanding under this clause (3), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (3), without duplication, not to exceed $600.0 million less the aggregate amount of all repayments, optional or mandatory, of the principal of any Indebtedness incurred pursuant to this clause (3) that have been made by REI and/or the Guarantors and/or the Seward Subsidiary since the date of the indentures;

(4) the issuance of Specified Junior Securities by REI, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4); provided that at least 50% of the net proceeds of such issuance (other than proceeds that are used by REI or any Guarantor to acquire Permitted ERCOT Assets) are applied to the repayment of term Indebtedness under REI’s Credit Facilities; provided, further, that if there is any change in the terms of such Specified Junior Securities that results in such securities no longer meeting all of the requirements of the definition of “Specified Junior Securities,” then such change will be deemed to constitute an incurrence of Indebtedness by REI that was not permitted by this clause (4);

(5) the incurrence by REI and its Restricted Subsidiaries of the Existing Indebtedness, including the Convertible Notes, the Existing Notes, Reliant Energy Channelview’s Indebtedness and Orion Power Holdings, Inc.’s 12% Senior Notes due 2010, and including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (5);

(6) the incurrence by REI and the Guarantors of Indebtedness represented by the notes and the related subsidiary guarantees to be issued on the date of the indentures and the incurrence by any Restricted Subsidiary of REI of any other subsidiary guarantee of the notes, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (6);

(7) the incurrence by REI or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of REI or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (7), not to exceed $100.0 million at any one time outstanding;

(8) the incurrence by REI or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indentures to be incurred under the first paragraph of this covenant or clauses (1), (2), (3), (4), (5), (6), (7), (8) or (17) of this paragraph;

(9) the incurrence by REI or any of its Restricted Subsidiaries of intercompany Indebtedness between or among REI and any of its Restricted Subsidiaries; provided, however, that:

(A) if REI or any Guarantor is the obligor on such Indebtedness and (i) the payee is not REI or a Guarantor or (ii) such Indebtedness constitutes Excluded Securities, such Indebtedness (except Permitted PEDFA Bond Indebtedness) must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of REI, or the subsidiary guarantee, in the case of a Guarantor; and

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than REI or a Restricted Subsidiary of REI and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either REI or a Restricted Subsidiary of REI (except transfers to the collateral trustee to secure Secured Obligations) will be deemed, in each case, to constitute an incurrence of such Indebtedness by REI or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (9);

(10) the incurrence by any Guarantor of any Guarantee of Parity Secured Debt or any other Obligation that guarantees, secures or supports, equally and ratably, all of the Parity Secured Debt and Parity Secured Obligations;

(11) the issuance by any of REI’s Restricted Subsidiaries to REI or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than REI or a Restricted Subsidiary of REI; and

(B) any sale or other transfer of any such preferred stock to a Person that is not either REI or a Restricted Subsidiary of REI,

will be deemed, in each case, to constitute an issuance of such preferred stock by REI or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (11);

(12) the incurrence by REI or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(13) the incurrence by REI or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds provided by REI or a Restricted Subsidiary in the ordinary course of business;

(14) the incurrence by REI or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(15) the incurrence of Indebtedness arising from agreements of REI or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Equity Interests of a Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including non-cash proceeds) actually received by REI and/or such Restricted Subsidiary in connection with such disposition;

(16) the Guarantee by REI or any Guarantor of Indebtedness that was permitted by the indentures to be incurred under the first paragraph of this covenant or clauses (4), (7) or (17) of this paragraph; and

(17) the incurrence by REI or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding pursuant to this clause (17), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (17), not to exceed $500.0 million (which may, but need not, be incurred under a Credit Facility).

       REI will not, and will not permit any Guarantor to, incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of REI or that Guarantor (except Permitted PEDFA Bond Indebtedness) unless such Indebtedness is also contractually subordinated in right of payment to the notes or the applicable subsidiary guarantee on substantially identical terms; provided, however, that no Indebtedness of REI will be deemed to be contractually subordinated in right of payment to any other Indebtedness of REI solely by virtue of being unsecured or by virtue of being secured on a junior basis.

       For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, REI will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify from time to time all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indentures will initially be deemed to have been incurred on such date in reliance on the exception provided by clauses (1), (2) and (5) of the definition of Permitted Debt, as applicable, and all Permitted PEDFA Bond Indebtedness and other Indebtedness evidenced by or in support of the Seward Tax-Exempt Bonds outstanding on the date on which notes are first issued and authenticated under the indentures will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (3) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of REI as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that REI or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Liens

       REI will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Sale and Leaseback Transactions

       REI will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that REI or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) REI or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

(3) if such sale and leaseback transaction constitutes an Asset Sale, the transfer of assets in that sale and leaseback transaction is permitted by, and REI applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

       However, the preceding restrictions will not apply to a sale and leaseback transaction entered into between REI and a Restricted Subsidiary or between Restricted Subsidiaries of REI.

Dividend and Other Payment Restrictions Affecting Subsidiaries

       REI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to REI or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to REI or any of its Restricted Subsidiaries;

(2) make loans or advances to REI or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to REI or any of its Restricted Subsidiaries.

       However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements as in effect on the date of the indentures and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indentures as reasonably determined by REI or such Restricted Subsidiary;

(2) the indentures, the notes and the subsidiary guarantees;

(3) applicable law, rule, regulation or order;

(4) Indebtedness incurred by REMA pursuant to clause (2) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(5) Indebtedness incurred by the Seward Subsidiary consisting of Permitted PEDFA Bond Indebtedness or Indebtedness evidenced by or in support of the Seward Tax-Exempt Bonds pursuant to clause (3) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(6) customary non-assignment provisions in contracts, agreements, leases, permits and licenses entered into or issued in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as reasonably determined by REI or such Restricted Subsidiary;

(10) Permitted Liens that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting or prohibiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into (i) in the ordinary course of business or (ii) with the approval of REI’s or the Restricted Subsidiary’s Board of Directors or chief financial officer, which limitation or prohibition is applicable only to the assets that are the subject of such agreements;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) any Purchase Money Note or other Indebtedness or any contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

(14) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or similar agreement to which REI or any Restricted Subsidiary of REI is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of REI or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder and/or the proceeds thereof and not to any other asset or property of REI or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;

(15) Indebtedness of a Restricted Subsidiary of REI existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by REI; and

(16) with respect to clause (3) of the first paragraph of this covenant only, restrictions encumbering property at the time such property was acquired by REI or any of its Restricted Subsidiaries, so long as such restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition.

Merger, Consolidation or Sale of Assets

       REI may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not REI is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of REI and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either:

(A) REI is the surviving corporation; or

(B) the Person formed by or surviving any such consolidation or merger (if other than REI) or to which such sale, assignment, transfer, conveyance or other disposition has been made is either (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) is a partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia which corporation becomes a co-issuer of the notes pursuant to supplemental indentures duly and validly executed by the trustees;

(2) the Person formed by or surviving any such consolidation or merger (if other than REI) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of REI under the notes, the indentures and the security documents pursuant to supplemental indentures reasonably satisfactory to the trustees;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) REI or the Person formed by or surviving any such consolidation or merger (if other than REI), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

(A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of REI immediately preceding the transaction; and

(B) will, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (i) have a pro forma Fixed Charge Coverage Ratio that is at least equal to the actual Fixed Charge Coverage Ratio of REI as of such date or (ii) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

       In addition, REI may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

       Notwithstanding the foregoing:

(1) any Restricted Subsidiary of REI may consolidate with, merge into or transfer all or part of its properties and assets to REI or any other Restricted Subsidiary of REI; and

(2) REI may merge with an Affiliate solely for the purpose of reincorporating REI or re-forming in another jurisdiction.

Transactions with Affiliates

       REI will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of REI (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable (as reasonably determined by REI) to REI or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by REI or such Restricted Subsidiary with an unrelated Person; and

(2) REI delivers to the trustees:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the Board of Directors of REI set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of REI; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $35.0 million, an opinion as to the fairness to REI or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

       The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement or director’s engagement agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by REI or any of its Restricted Subsidiaries in the ordinary course of business or approved by the relevant Board of Directors;

(2) transactions between or among REI and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of REI solely because REI owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of REI;

(5) any issuance of Equity Interests (other than Disqualified Stock) of REI to Affiliates of REI;

(6) Restricted Payments that do not violate the provisions of the indentures described above under the caption “— Restricted Payments;”

(7) transactions effected as part of a Qualified Securitization Transaction;

(8) loans or advances to employees in the ordinary course of business not to exceed $10.0 million in the aggregate outstanding at any one time;

(9) any agreement, instrument or arrangement as in effect as of the date of the indentures or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the date of the indentures as determined by REI;

(10) any pro rata distribution (including a rights offering) to all holders of a class of Equity Interests or Indebtedness of REI or any of its Restricted Subsidiaries, including Persons who are Affiliates of REI or any of its Restricted Subsidiaries; and

(11) any transaction involving sales of electric capacity, energy, ancillary services, transmission services and products, steam, emissions credits, fuel, fuel transportation and fuel storage in the ordinary course of business on terms that are no less favorable (as reasonably determined by REI) to REI or the relevant Restricted Subsidiary of REI than those that would have been obtained in a comparable transaction by REI or such Restricted Subsidiary with an unrelated Person.

Business Activities

       REI will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to REI and its Subsidiaries taken as a whole.

Additional Subsidiary Guarantees; Further Assurances; Insurance

       If after the date of the indentures REI or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary that is required to become a guarantor of any borrowings under the

Credit Agreement or any other Indebtedness of REI, or any Excluded Subsidiary ceases to be an Excluded Subsidiary, then that Domestic Subsidiary or former Excluded Subsidiary will become a Guarantor and (A) execute supplemental indentures and a joinder agreement to the security documents in form and substance reasonably satisfactory to the trustees providing that such Subsidiary shall become a Guarantor under the indentures and a party as grantor to the security documents and (B) deliver an opinion of counsel satisfactory to the trustee, in each case, within 30 business days of the date on which it was required to become a guarantor of any borrowings under the Credit Agreement or any other Indebtedness of REI, or any Excluded Subsidiary ceased to be an Excluded Subsidiary.

       REI and each Guarantor will do or cause to be done all acts and things which may be required, or which the collateral trustee from time to time may reasonably request, to assure and confirm that the collateral trustee holds, for the benefit of the holders of the notes duly created, enforceable and perfected Liens (subject to Permitted Prior Liens) upon all property, whether real, personal (including after-acquired personal property) or mixed, of REI and the Guarantors that is subject to any Lien securing any other Series of Secured Debt, except Permitted Separate Liens upon Excluded Property.

       If REI or any of the Guarantors at any time owns or acquires any property that is subject to a Lien securing any Parity Secured Debt (except Permitted Separate Liens upon Excluded Property), but is not subject to a valid, enforceable perfected Lien (subject to Permitted Prior Liens) in favor of the collateral trustee as security equally and ratably for all of the Parity Secured Obligations, then REI will, or will cause such Guarantor to the extent required under the Credit Agreement or any other Credit Facility of REI to, concurrently:

(1) execute and deliver to the collateral trustee a security document upon substantially the same terms as the security documents delivered in connection with the issuance of the notes or other terms reasonably satisfactory to REI or such Guarantor and the collateral trustee acting at the direction of the Credit Agreement Agent, granting a Lien upon such property to the collateral trustee for the benefit of the holders of Parity Secured Obligations, equally and ratably;

(2) cause the Lien granted in such security document to be duly perfected in any manner permitted by law and cause each other Lien that secures Indebtedness upon such property to be (A) released, unless it is a Permitted Lien, or (B) subordinated to the collateral trustee’s Liens if it is not a Permitted Prior Lien; and

(3) deliver to the trustees and collateral trustee any opinion of counsel delivered to or for the benefit of any Series of Secured Debt.

       Upon request of the collateral trustee at any time and from time to time, REI and each Guarantor will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents and take such other actions as shall be required or which the collateral trustee may reasonably request to grant, perfect or maintain the priority of (subject to Permitted Prior Liens) the Liens and benefits intended to be conferred as contemplated by the Secured Debt Documents and the security documents for the benefit of the holders of the Parity Secured Obligations.

       REI and the Guarantors will maintain with financially sound and reputable insurance companies, insurance on their property and assets (including the Shared Collateral) in at least such amounts, with such deductibles and against at least such risks as is customary for companies of the same or similar size engaged in the same or similar businesses as those of REI and the Guarantors and furnish to the collateral trustee, upon written request, full information as to its property and liability insurance carriers. Holders of Note Obligations, as a class, will be named as an additional insured on all liability insurance policies of REI and its Restricted Subsidiaries and the collateral trustee will be named as loss payee on all property and casualty insurance policies of each such person.

Designation of Restricted and Unrestricted Subsidiaries

       The Board of Directors of REI may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by REI and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments” or Permitted Investments, as determined by REI. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of REI may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary.

Payments for Consent

       REI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any monetary consideration to or for the benefit of any holder of any series of notes for or as an inducement to any consent under or waiver or amendment of any of the terms or provisions of the applicable indenture, such notes or the subsidiary guarantees unless such consideration is offered to be paid and is paid to all holders of the notes of that series that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

       Whether or not required by the Commission’s rules and regulations, so long as any notes are outstanding, REI will furnish to holders of notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if REI were required to file such reports; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if REI were required to file such reports.

       All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on REI’s consolidated financial statements by REI’s certified independent accountants. In addition, REI will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon reasonable request.

       If, at any time, REI is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, REI will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. REI agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept REI’s filings for any reason, REI will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if REI were required to file those reports with the Commission.

       In addition, REI and the Guarantors agree that, for so long as any notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the

Commission, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

       With respect to each series of notes, each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the applicable notes;

(2) default in payment when due of the principal of, or premium, if any, on the applicable notes;

(3) failure by REI or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales” or “— Certain Covenants — Merger, Consolidation or Sale of Assets” for 30 days after notice from the applicable trustee or the holders of at least 25% in aggregate principal amount of the applicable series of notes then outstanding to comply with such provisions;

(4) failure by REI or any of its Restricted Subsidiaries for 60 days after notice from the applicable trustee or the holders of at least 25% in aggregate principal amount of the applicable series of notes then outstanding to comply with any of the other agreements in the applicable indenture or the security documents;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by REI or any of its Restricted Subsidiaries other than (A) Reliant Energy Channelview, L.P. and its Subsidiaries so long as, taken together, they would not constitute a Significant Subsidiary, (B) Liberty Electric PA, LLC, Liberty Electric Power, LLC and their respective Subsidiaries so long as, taken together, they would not constitute a Significant Subsidiary and (C) Reliant Energy Retail Holdings, LLC or its successor or any Subsidiary thereof in connection with a Qualified Securitization Transaction (or the payment of which is guaranteed by REI or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indentures, if that default:

(A) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness after the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(6) failure by REI or any of its Restricted Subsidiaries to pay final and non-appealable judgments aggregating in excess of $50.0 million, which are not covered by indemnities or third-party insurance, which judgments are not paid, discharged, vacated or stayed for a period of 60 days;

(7) the repudiation by REI or any of its Restricted Subsidiaries of any of its obligations under any of the security documents or the unenforceability of any of the security documents against REI or any of its Restricted Subsidiaries for any reason if such unenforceability shall be applicable to Collateral having an aggregate Fair Market Value of $50.0 million or more;

(8) any security document or any Lien purported to be granted thereby on assets having a Fair Market Value in excess of $50.0 million is held in any judicial proceeding to be unenforceable or invalid, in whole or in part, or ceases for any reason within the control of REI or any of its Restricted Subsidiaries (other than pursuant to a release that is delivered or becomes effective as set forth in the applicable indenture) to be fully enforceable and perfected;

(9) except as permitted by the applicable indenture, any subsidiary guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any Guarantor that is a Significant Subsidiary, shall deny or disaffirm its obligations under its subsidiary guarantee; and

(10) certain events of bankruptcy or insolvency described in the applicable indenture with respect to REI or any of its Restricted Subsidiaries that would constitute a Significant Subsidiary or relating to any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

       In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to REI, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the applicable trustee or the holders of at least 25% in principal amount of the then outstanding notes of the applicable series may declare all the notes of that series to be due and payable immediately. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes of the applicable series may rescind any such acceleration with respect to that series of notes and its consequences.

       Subject to the provisions of the indentures relating to the duties of the trustees, in case an Event of Default occurs and is continuing, the trustees will be under no obligation to exercise any of the rights or powers under the indentures at the request or direction of any of the holders of the notes unless such holders have offered to the trustees indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indentures or the notes unless:

(1) such holder has previously given the applicable trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series have requested the applicable trustee to pursue the remedy;

(3) such holders have offered the applicable trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the applicable trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the outstanding notes of the applicable series have not given the applicable trustee a direction inconsistent with such request within such 60-day period.

       Subject to certain limitations, with respect to either series of notes, holders of a majority in principal amount of the then outstanding notes of that series may direct the applicable trustee in its exercise of any trust or power. Either trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

       With respect to either series of notes, the holders of a majority in aggregate principal amount of notes of that series then outstanding by notice to the applicable trustee may on behalf of the holders of that series of notes waive any existing Default or Event of Default and its consequences under the applicable indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, that series of notes.

       REI is required to deliver to the trustees annually a statement regarding compliance with the indentures. Upon becoming aware of any Default or Event of Default, REI is required to deliver to the trustees a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

       No director, officer, employee, incorporator or stockholder of REI or any Guarantor, as such, will have any liability for any obligations of REI or the Guarantors under the notes, the indentures, the subsidiary guarantees, the security documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

       REI may, at its option and at any time, elect to have all of its obligations discharged with respect to either or both series of the outstanding notes and all obligations of the Guarantors discharged with respect to the related subsidiary guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on such notes when such payments are due from the trust referred to below;

(2) REI’s obligations with respect to the notes concerning issuing temporary notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustees, and REI’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indentures.

       In addition, REI may, at its option and at any time, elect to have the obligations of REI and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indentures (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the applicable series of notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the applicable series of notes.

       In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) REI must irrevocably deposit with the applicable trustee, in trust, for the benefit of the holders of the applicable series of notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium on the outstanding notes of the applicable series on the Stated Maturity or on the applicable redemption date, as the case may be, and REI must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, REI has delivered to the applicable trustee an opinion of counsel reasonably acceptable to such trustee confirming that (A) REI has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the indentures, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, REI has delivered to the applicable trustee an opinion of counsel reasonably acceptable to such trustee confirming that the holders of the outstanding notes of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indentures) to which REI or any of its Subsidiaries is a party or by which REI or any of its Subsidiaries is bound;

(6) REI must deliver to the applicable trustee an officers’ certificate stating that the deposit was not made by REI with the intent of preferring the holders of notes of the applicable series over the other creditors of REI with the intent of defeating, hindering, delaying or defrauding creditors of REI; and

(7) REI must deliver to the applicable trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

       The Shared Collateral will be released with respect to the Note Obligations with respect to the applicable series of notes, as provided above under the caption “— Security — Release of Security Interests,” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described in this section.

Amendment, Supplement and Waiver

       Except as provided in the next two succeeding paragraphs, the 2010 notes and the related supplemental indenture or the 2014 notes and the related supplemental indenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the 2010 notes or the 2014 notes, as the case may be, then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the 2010 notes and the related supplemental indenture or the 2014 notes and the related supplemental indenture may be waived with the consent of the holders of a majority in principal amount of the then outstanding 2010 notes or the 2014 notes, as the case may be, (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). Additionally, except as provided in the next two succeeding paragraphs, the base indenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the 2010 notes then outstanding and the holders of at least a majority in principal amount of the 2014 notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the base indenture may be waived with the consent of the holders of a majority in principal amount of the then outstanding 2010 notes and the consent of the holders of a majority in principal amount of the then outstanding 2014 notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

       With respect to each series of notes, without the consent of each noteholder affected, an amendment or waiver may not (with respect to any such notes held by a non-consenting holder):

(1) reduce the principal amount of such notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any such note or alter the provisions with respect to the redemption of such notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any such note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium on such notes (except a rescission of acceleration of such notes by the holders of at least a majority in aggregate principal amount of the applicable series of notes and a waiver of the payment default that resulted from such acceleration);

(5) make any such note payable in money other than that stated in such notes;

(6) make any change in the provisions of the applicable indenture relating to waivers of past Defaults or the rights of holders of such notes to receive payments of principal of, or interest or premium on such notes;

(7) waive a redemption payment with respect to any such note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”); or

(8) make any change in the preceding amendment and waiver provisions.

       With respect to each series of notes, notwithstanding the preceding, without the consent of any holder of such notes, REI, the Guarantors and the applicable trustee may amend or supplement the applicable indenture or the applicable notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of REI’s obligations to holders of such notes in the case of a merger or consolidation or sale of all or substantially all of REI’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of such notes, or that does not adversely affect the legal rights under the applicable indenture of any such holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the applicable indenture under the Trust Indenture Act;

(6) to make, complete or confirm any grant of Collateral permitted or required by the security documents, the collateral trust agreement or the applicable indenture or, with the consent of the Credit Agreement Agent, any release of Collateral that becomes effective as set forth in the security documents, the collateral trust agreement or the applicable indenture;

(7) to conform the text of the applicable indenture, the applicable notes or the applicable subsidiary guarantees to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the applicable indenture, the applicable notes or the applicable subsidiary guarantees; or

(8) to reflect any waiver or termination of any right arising under the provisions of the applicable indenture described above under the caption “— Equal and Ratable Sharing of

Shared Collateral by Holders of Parity Secured Debt” that otherwise would be enforceable by any holder of any Series of Secured Debt other than the applicable notes or any additional notes at any time issued under the applicable indenture, if such waiver or termination is set forth or provided in the applicable indenture or agreement governing or giving rise to such Series of Secured Debt, but no waiver or amendment pursuant to this clause (8) shall adversely affect the rights of any holder of notes.

       No amendment or supplement to the provisions of the base indenture or either supplemental indenture described under the caption “— Equal and Ratable Sharing of Shared Collateral by Holders of Parity Secured Debt” will:

(1) be effective unless set forth in a writing signed by the applicable trustee with the consent of the holders of at least a majority in principal amount of each affected Series of Secured Debt then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, any Series of Secured Debt), voting as a separate class; or

(2) be effective without the written consent of REI.

       Any such amendment or supplement that imposes any obligation upon the collateral trustee or adversely affects the rights of the collateral trustee in its individual capacity will become effective only with the consent of the collateral trustee.

Satisfaction and Discharge

       Each of the base indenture and the supplemental indentures will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(A) all applicable notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and applicable notes for whose payment money has been deposited in trust and thereafter repaid to REI, have been delivered to the applicable trustee for cancellation; or

(B) all applicable notes that have not been delivered to the applicable trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and REI or any Guarantor has irrevocably deposited or caused to be deposited with such trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the applicable notes not delivered to the applicable trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which REI or any Guarantor is a party or by which REI or any Guarantor is bound;

(3) REI or any Guarantor has paid or caused to be paid all sums payable by it under the base indenture or the applicable supplemental indenture, as applicable; and

(4) REI has delivered irrevocable instructions to the applicable trustee under the base indenture or the applicable supplemental indenture, as applicable, to apply the deposited money toward the payment of the applicable notes at maturity or the redemption date, as the case may be.

       In addition, REI must deliver an officers’ certificate and an opinion of counsel to the applicable trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

       The Shared Collateral will be released with respect to the Note Obligations with respect to the applicable series of notes only, as provided above under the caption “— Security — Release of Security Interests,” upon a discharge of the applicable supplemental indenture in accordance with the provisions described in this section.

Concerning the Trustees

       If a trustee becomes a creditor of REI or any Guarantor, the applicable indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Each trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the applicable indenture has been qualified under the Trust Indenture Act) or resign.

       The holders of a majority in principal amount of the then outstanding 2010 notes or 2014 notes, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The applicable indenture provides that in case an Event of Default occurs and is continuing, the applicable trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the applicable trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request of any holder of 2010 notes or 2014 notes, as the case may be, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Available Information

       Anyone who receives this prospectus supplement and the accompanying prospectus may obtain a copy of the indentures and the security documents without charge by writing to Reliant Energy, Inc., 1000 Main Street, Houston, Texas 77002, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

       The notes will be represented by global notes in registered, global form (collectively, the “Global Notes”). Except as set forth below, notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notes will be issued at the closing of this offering only against payment in immediately available funds. The Global Notes will be deposited upon issuance with the applicable trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

       Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

       Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

       The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them. REI takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

       DTC has advised REI that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

       DTC has also advised REI that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

       Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

       Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indentures for any purpose.

       Payments in respect of the principal of, and interest and premium on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indentures. Under the terms of the indentures, REI and the trustees will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither REI, the trustees nor any agent of REI or the trustees has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

       DTC has advised REI that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustees or REI. Neither REI nor the trustees will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and REI and the trustees may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

       Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

       DTC has advised REI that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

       Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, DTC is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither REI nor the trustees nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

       All Global Notes of each series are exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (A) notifies REI that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in either case, REI fails to appoint a successor depositary;

(2) REI, at its option, notifies the applicable trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

       In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

       REI will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. REI will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. REI expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

       Set forth below are certain defined terms used in the indentures. Reference is made to the indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

       “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

       “Act of Secured Debtholders” means, as to any matter, a direction in writing delivered to the collateral trustee:

(1) at any time when no Actionable Default Period is continuing, by the Required Lenders; and

(2) at any time when an Actionable Default Period is continuing, by or with the written consent of the Required Secured Debtholders; provided,that (A) so long as no direction has been given by or on behalf of the Required Secured Debtholders and subject in all respects to any contrary direction at any time given by the Required Secured Debtholders, the collateral trustee will act in accordance with instructions given to it from time to time by the Required Lenders and (B) the Required Secured Debtholders may not countermand, in whole or in part, a direction by the Required Lenders instructing the collateral trustee to foreclose or otherwise enforce the collateral trustee’s liens or default remedies upon any Collateral.

       “Actionable Default” means (1) the failure to pay any payment of principal of or interest on any Series of Secured Debt outstanding in the amount of $50.0 million or more resulting in an event of default under the applicable Series of Secured Debt after payment is due, including payments that are due (or if any required offer had been timely made would be due) in respect of any mandatory offer to purchase Parity Secured Debt resulting in an event of default under the applicable Series of Secured Debt, (2) the failure to pay in full, when due and payable in full (whether at maturity, upon acceleration or otherwise), either the Existing Notes, the Credit Agreement Debt or any other Series of Secured Debt (including the notes and the Seward Notes) outstanding in the amount of $50.0 million or more, (3) the exercise by the collateral trustee or any of its co-trustees or agents (including the Credit Agreement Agent) of any right or power that is exercisable by it only upon default to take sole and exclusive dominion or control over any deposits in a deposit account, commodity contract in a commodity account or financial asset in a securities account constituting any Shared Collateral or the delivery of any instructions to the collateral trustee directing it to foreclose or otherwise enforce, or to disburse the proceeds of enforcement of, any Lien upon any Collateral, or (4) the occurrence of any event of default under the indenture governing the Existing Notes or the Credit Agreement arising from the commencement of any bankruptcy case, receivership or other insolvency or liquidation proceeding by or against REI or any of its Subsidiaries or any similar default provision at any time in effect under any indenture or agreement governing any Series of Secured Debt.

       “Actionable Default Period” means a period that commences on the date a Notice of Actionable Default is delivered to the collateral trustee and continues until the date (if ever) on which all notices of Actionable Default are withdrawn.

       “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that a Person will be deemed to be an Affiliate if REI has knowledge that such Person beneficially owns 10% or more of the Voting Stock of REI; provided, further, that REI will only be deemed to have knowledge of any Person beneficially owning 10% or more of REI’s Voting Stock if such Person has filed a statement of beneficial ownership pursuant to Sections 13(d) or 13(g) of the Exchange Act or has provided written notice thereof to REI. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. Notwithstanding the foregoing, no Person (other than REI or any Restricted Subsidiary of REI) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of REI solely by reason of such Investment.

       “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of REI and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indentures described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of REI’s Restricted Subsidiaries.

       Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $20.0 million;

(2) a transfer of assets between or among REI and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to REI or to a Restricted Subsidiary of REI;

(4) the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn out or obsolete assets or assets no longer used or useful in REI’s or any of its Restricted Subsidiaries’ business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of Qualified Securitization Transaction to a Securitization Entity;

(7) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;

(8) a disposition resulting from any condemnation or other taking, or temporary or permanent requisition of, any property, any interest therein or right appurtenant thereto, or any change of grade affecting any property, in each case, as the result of the exercise of any right of condemnation or eminent domain, including any sale or other transfer to a Governmental Authority in lieu of, or in anticipation of, any of the foregoing events; provided that if such disposition involves assets having a Fair Market Value in excess of $20.0 million, that any cash proceeds received in connection therewith are treated as Net Proceeds of an Asset Sale;

(9) the disposition by Reliant Energy Wholesale Generation, LLC of the substation at the Bighorn generating facility (and the related real property assets) to be conveyed to Nevada Power Company pursuant to the terms and provisions of that certain EPC Agreement dated December 18, 2002 between Reliant Energy Wholesale Generation, LLC (successor by merger to Reliant Energy Bighorn, LLC) and Nevada Power Company; and

(10) a disposition of assets (other than any assets securing Secured Debt) in connection with a foreclosure, transfer or deed in lieu of foreclosure or other exercise of remedial action.

       “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

       “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

       “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members or Board of Directors thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

       “business day” means any day other than a Legal Holiday; provided that for purposes of calculating the interest rate applicable to the 2010 notes, a “business day” shall mean any day in which dealings in U.S. dollars are transacted or, with respect to any future date, as expected to be transacted in the London interbank market.

       “Calculation Agent” shall initially be the trustee.

       “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

       “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

       “Cash Collateral Account” means a deposit account at all times under the sole dominion and control of the collateral trustee (acting on its own or through its agent Bank of America, N.A., as collateral agent under the Credit Agreement or a successor collateral agent under the Credit Agreement) that is being held by the collateral trustee or such agent for the benefit of the holders of Secured Debt.

       “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) deposit accounts with any lender party to the Credit Agreement, Mellon Bank N.A., Wells Fargo Bank, N.A., Wachovia Bank, National Association, or any other bank that has a long-term debt rating of A+ or better by S&P and A1 or better by Moody’s (an “Approved Bank”);

(4) time deposits, certificates of deposit, acceptances or prime commercial paper issued by an Approved Bank at the time acquired or issued (as applicable and whichever is latest), in each case, having a maturity of not more than one year from the date of acquisition;

(5) repurchase obligations for underlying securities of the types described in clause (1) entered into with an Approved Bank at the time acquired, issued or entered into (as applicable and whichever is latest), in each case, having a maturity of not more than one year from the date of acquisition and secured by securities of the type described in clause (1), the market value of which (including accrued interest) is not less than the amount of the applicable repurchase agreement;

(6) commercial paper with a rating of A-1 by S&P and P-1 by Moody’s and, in each case, maturing within one year after the date of acquisition; and

(7) money market funds which invest primarily in Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

       “CenterPoint” means CenterPoint Energy, Inc., a Texas corporation and its successors.

       “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of REI and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of REI or any of its Restricted Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan);

(2) the adoption of a plan relating to the liquidation or dissolution of REI other than (A) the consolidation with, merger into or transfer of all or part of the properties and assets of any Restricted Subsidiary of REI to REI or any other Restricted Subsidiary of REI and (B) the merger of REI with an Affiliate solely for the purpose of reincorporating REI or reforming REI in another jurisdiction;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of REI, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of the Board of Directors of REI are not Continuing Directors; or

(5) REI consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, REI, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of REI or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of REI outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

       “Choctaw Facility” means the nominally rated 872 MW combined cycle facility and related assets owned by Reliant Energy Wholesale Generation, LLC and located in French Camp, Choctaw County, Mississippi.

       “Collateral” means the Shared Collateral and the Separate Collateral.

       “collateral trust agreement” means the Collateral Trust Agreement dated July 1, 2003, executed and delivered by REI, the Guarantors and the collateral trustee, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

       “collateral trustee” means Wachovia Bank, National Association, or one of its affiliates, in its capacity as collateral trustee under the collateral trustee agreement, together with its successors in such capacity.

       “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale or the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, depletion, amortization (including amortization of intangibles) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) accruals for payments to CenterPoint as required under Section 39.262 of the Texas Public Utility Regulatory Act to the extent by which REI’s affiliated retail electric provider’s price to beat for providing retail electric service to residential and small commercial customers in CenterPoint’s Houston service territory during 2003 exceeds the market price of electricity, to the extent such accruals were deducted in computing such Consolidated Net Income; plus

(6) charges associated with fees and expenses, including professional fees, incurred prior to the date of the indentures in connection with the modification of or preparation in connection therewith of Indebtedness of REI that occurred prior to the date of the indentures, to the extent such charges were deducted in computing such Consolidated Net Income; plus

(7) any fees payable pursuant to the Credit Agreement for failure to reduce Indebtedness below certain levels, to the extent such fees were deducted in computing such Consolidated Net Income; plus

(8) the upfront costs of any Hedging Obligations paid prior to the date of the indentures, to the extent such costs were deducted in computing Consolidated Net Income; plus

(9) cash received during such period related to mark-to-market activities; less

(10) cash paid during such period related to mark-to-market activities;

provided, however, that for purposes of this definition, any mark-to-market earnings or losses shall be excluded from the calculation of Consolidated Cash Flow to the extent taken into account in calculating Consolidated Net Income for such period.

       “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions (including pursuant to other intercompany payments) paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) for purposes of the covenant described above under the caption “— Restricted Payments” only, the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded; and

(4) any non-cash impairment charges incurred subsequent to the date of the indentures will be excluded.

       “Consolidated Net Worth” means, with respect to any specified Person as of any date, the assets of such Person less the liabilities of such Person all as determined on a consolidated basis in accordance with GAAP.

       “Consolidated Senior Debt” means, as of any date, the sum, without duplication, of:

(1) the amount that would be shown on a consolidated balance sheet of REI and its Restricted Subsidiaries prepared as of such date in accordance with GAAP as the liability in respect of (A) all Secured Debt, (B) all other Indebtedness of REI or any Guarantor that is secured by a Lien on any of their properties and (C) all Indebtedness of any Excluded Subsidiary (other than intercompany Indebtedness between or among REI and any of its Restricted Subsidiaries); provided, however, that Hedging Obligations will be excluded for purposes of this definition; and

(2) to the extent not required to be reflected as a balance sheet liability, the aggregate maximum possible contingent reimbursement obligations of REI and its Restricted Subsidiaries on such day in respect of all letters of credit and other extensions of credit that are then outstanding under any Credit Facility, secured by a Lien upon any of their properties, or incurred or Guaranteed by any Excluded Subsidiary.

       “Consolidated Senior Leverage Ratio” means, as of any date, the ratio of (1) the Consolidated Senior Debt outstanding on such date after giving effect to all incurrences and repayments of Indebtedness made or to be made on such date to (2) the Consolidated Cash Flow of REI for the most recently ended four full fiscal quarters for which internal financial statements are available.

       In addition, for purposes of calculating the Consolidated Senior Leverage Ratio:

(1) acquisitions that have been made by REI or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by REI or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Consolidated Senior Leverage Ratio is made (“Leverage Ratio Calculation Date”) will be given pro forma effect in accordance with Regulation S-X under the Securities Act as if they had occurred on the first day of the four-quarter reference period; and

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Leverage Ratio Calculation Date, will be excluded.

       “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of REI who:

(1) was a member of such Board of Directors on the date of the indentures; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

       “Convertible Note Indenture” means that certain indenture, dated as of June 24, 2003, by and between REI and Wilmington Trust Company, as trustee, governing the Convertible Notes.

       “Convertible Notes” means $275.0 million in aggregate principal amount of 5.00% Convertible Senior Subordinated Notes due 2010 issued on June 24, 2003.

       “Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of December      , 2004, among REI, the other Credit Parties named therein, the Lenders named therein, Bank of America, N.A., as Administrative Agent, Collateral Agent and as an L/C Issuer, Barclays Bank, PLC and Deutsche Bank Securities Inc., New York Branch, as Co-Syndication Agents, Goldman Sachs Credit Partners, L.P., Merrill Lynch Capital Corporation and ABN AMRO Bank N.V., as Co-Documentation Agents, Deutsche Bank Securities Inc., Barclays Capital and Banc of America Securities LLC, as Joint Lead Arrangers for the Revolving Credit Facility, Deutsche Bank Securities Inc., Barclays Capital, Banc of America Securities LLC, Goldman Sachs Credit Partners, L.P. and Merrill Lynch Capital Corporation, as Joint Bookrunners for the Revolving Credit Facility, Deutsche Bank Securities Inc., Barclays Capital and Banc of America Securities LLC, as Joint Lead Arrangers for the Term Loan Facility, and Deutsche Bank Securities Inc., Barclays Capital, Banc of America Securities LLC, Goldman Sachs Credit Partners, L.P. and Merrill Lynch Capital Corporation, as Joint Bookrunners for the Term Loan Facility, providing for up to $1.3 billion of term borrowings and $1.7 billion of revolving credit borrowings, $1.35 billion of which is available for the issuance of letters of credit, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, modified, restated, renewed, extended, refinanced, or replaced, in each case, in whole or in part; provided, that a refinancing or replacement of any such agreement will only be deemed a “Credit Agreement” if so designated by REI.

       “Credit Agreement Agent” means Bank of America, N.A., as administrative agent and collateral agent under the Credit Agreement, together with any successor or replacement agent in such capacity.

       “Credit Agreement Debt” means Indebtedness of REI (and guarantees thereof by any Guarantor) under the Credit Agreement. For purposes only of the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales,” the aggregate amount of Credit Agreement Debt shall be the sum of the outstanding principal amount of any loans, the aggregate face amount of any outstanding letters of credit, the aggregate amount of any unreimbursed drawings under any letters of credit and all unused commitments under the Credit Agreement that have not terminated.

       “Credit Agreement Documents” means the Credit Agreement and the security documents.

       “Credit Agreement Obligations” means Credit Agreement Debt and all Obligations in respect thereof under the Credit Agreement Documents.

       “Credit Facility” or “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders (including PEDFA) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors), in each case, in whole or in part from time to time.

       “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

       “Determination Date” means, for each quarterly period during which any 2010 note is outstanding subsequent to the initial quarterly period, the second business day preceding the first day of such quarterly period.

       “Disqualified Stock” will be defined in each applicable indenture to mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes issued under that supplemental indenture mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require REI to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that REI may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indentures shall be equal to the maximum amount that REI and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

       “Domestic Subsidiary” means any Restricted Subsidiary of REI that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of REI.

       “equally and ratably” means, in reference to sharing of any Liens on Shared Collateral or proceeds thereof as among the holders of Note Obligations, the holders of Credit Agreement Obligations and the holders of Parity Secured Obligations in respect of any other Series of Secured

Debt, after allowing for the payment priorities in the Order of Application, that such Liens or proceeds:

(1) shall be allocated and distributed first to the trustees for account of the holders of notes, to the Credit Agreement Agent for account of the holders of Credit Agreement Debt and to the Secured Debt Representative for each other Series of Secured Debt for account of the holders of such Series of Secured Debt, ratably in proportion to the principal, interest, fees and premium (if any) outstanding, when the allocation or distribution is made, on the notes, Credit Agreement Debt (including Hedging Obligations and amounts payable to a lender in connection with a bank account or any other banking services, in each case, that are required by the Credit Agreement to be secured on an equal and ratable basis with the Credit Agreement Debt) and all other Series of Secured Debt (allocated proportionately to the Secured Debt Representative for each other Series of Secured Debt if there is more than one), respectively; and thereafter

(2) shall be allocated and distributed thereafter (if any remain after payment in full of all of the principal, interest, fees and premium (if any) outstanding on the notes, Credit Agreement Debt, including the Hedging Obligations and other amounts payable to a lender referred to in clause (1), and each other Series of Secured Debt) to the trustees for account of the holders of any remaining Note Obligations, to the Credit Agreement Agent for account of the holders of any remaining Credit Agreement Obligations and to the Secured Debt Representative for each other Series of Secured Debt for account of the holders of any remaining Parity Secured Obligations in respect of such Series of Secured Debt, ratably in proportion to the aggregate unpaid amount of such remaining Note Obligations, Credit Agreement Obligations and other remaining Parity Secured Obligations, respectively, that are due and demanded prior to the date such distribution is made.

       For this purpose:

(A) Unfunded commitments to extend credit shall not be counted as outstanding debt;

(B) Obligations of REI or any Guarantor in respect of outstanding letters of credit, bank guarantees, bankers’ acceptances or other similar instruments shall be counted as outstanding debt (whether or not contingent), except that if any such instrument thereafter expires without being funded, an equitable adjustment shall be made in any future distribution so that the aggregate amount distributed is distributed equally and ratably as if such instrument had never been outstanding (but all distributions shall be final and non-refundable when made);

(C) During the pendency of any Actionable Default, and subject to the Order of Application, if any payment or distribution is made in cash to holders of Credit Agreement Obligations or any other holders of Parity Secured Obligations from or on account of Separate Collateral by reason of enforcement of Liens or realization in a bankruptcy case, receivership or other insolvency or liquidation proceeding, then any concurrent or subsequent payment or distribution that is to be made in cash to such holders from or on account of Shared Collateral by reason of any such enforcement or realization shall be reduced, and any concurrent or subsequent payment or distribution that is to be made in cash to the remaining holders of Parity Secured Obligations from or on account of Shared Collateral by reason of any such enforcement or realization shall be increased, to the extent necessary to cause the aggregate amount of all payments and distributions made in cash to all holders of Parity Secured Obligations (whether made from or on account of Separate Collateral or from or on account of Shared Collateral) by reason of any such enforcement or realization to be distributed equally and ratably as fully as if the Separate Collateral had been Shared Collateral; and

(D) All amounts apportioned and distributed to the Credit Agreement Agent or the Secured Debt Representative for any other Series of Secured Debt may be allocated, apportioned and distributed by it in accordance with the applicable provisions of the Credit

Agreement or the indentures or agreement governing such other Series of Secured Debt, including to give effect to any payment priorities provided for therein as among the holders of Obligations outstanding thereunder.

       “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

       “Equity Offering” means a public or private sale for cash of Capital Stock (other than Disqualified Stock).

       “Excluded Orion Power Subsidiaries” means Orion Power Capital LLC and each of its Subsidiaries for so long as each such Person has not guaranteed or otherwise provided direct credit support for any other Indebtedness of REI or any of its other Restricted Subsidiaries.

       “Excluded Proceeds” means any Net Proceeds of Asset Sales that are designated by the Board of Directors of REI as “Excluded Proceeds;” provided, that not more than $300.0 million of such Net Proceeds from Asset Sales may be designated as “Excluded Proceeds” during any single calendar year.

       “Excluded Securities” means debt or equity securities issued by any Subsidiary of REI other than Reliant Energy Retail Holdings, LLC, Orion Power Holdings, Inc. and REMA (or their successors).

       “Excluded Subsidiaries” means each of the Excluded Orion Power Subsidiaries, the Miscellaneous Orion Subsidiaries, Reliant Energy Mid-Atlantic Power Holdings, LLC and its Subsidiaries, Liberty Electric PA, LLC, Liberty Electric Power, LLC, Reliant Energy Channelview, L.P., Reliant Energy Channelview (Delaware) LLC, Reliant Energy Channelview (Texas) LLC, Reliant Energy Services Channelview LLC, Reliant Energy Services Canada, Ltd., RE Retail Receivables, LLC, CapTrades GP, LLC and CapTrades, LP, in each case, only if and for as long as it has not guaranteed or otherwise provided direct credit support for any Indebtedness of REI or any of its other Restricted Subsidiaries.

       “Existing 2010 Note Indenture” means the indenture between REI, the Guarantors and the Wilmington Trust Company, dated as of July 1, 2003.

       “Existing 2013 Note Indenture” means the indenture between REI, the Guarantors and the Wilmington Trust Company, dated as of July 1, 2003.

       “Existing 2010 Notes” means the $550.0 million in aggregate principal amount of REI’s 9.25% Senior Secured Notes due 2010, issued pursuant to the Existing 2010 Note Indenture on July 1, 2003, and any related exchange notes.

       “Existing 2013 Notes” means the $550.0 million in aggregate principal amount of REI’s 9.50% Senior Secured Notes due 2013, issued pursuant to the Existing 2013 Note Indenture on July 1, 2003, and any related exchange notes.

       “Existing Indebtedness” means Indebtedness of REI and its Restricted Subsidiaries in existence on the date of the indentures, until such amounts are repaid; provided, however, that in no event will any Indebtedness that qualifies for categorization as Permitted Debt under clauses (1) through (3) of the definition of Permitted Debt be considered to be Existing Indebtedness.

       “Existing Notes” means the Existing 2010 Notes and the Existing 2013 Notes.

       “Fair Market Value” means the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief financial officer or Board of Directors of REI (unless otherwise provided in the indentures).

       “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

       In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect in accordance with Regulation S-X under the Securities Act as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4) if any Indebtedness that is being incurred on the Calculation Date bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness, but only for such period of time as equals the then remaining term of such Hedging Obligations as of the Calculation Date).

       “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued determined in accordance with GAAP, including, without limitation, amortization of debt issuance costs incurred on or after the date of the indentures (but excluding (A) amortization of debt issuance costs incurred prior to the date of the indentures and (B) charges associated with fees and expenses, including professional fees, incurred prior to the date of the indentures in connection with the modification of or preparation in connection therewith of Indebtedness of REI that occurred prior to the date of the indentures) and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt created after the date of the indentures, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations with respect to interest rates and net of interest income; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest accruing on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (A) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of REI (other than Disqualified Stock) or to REI or a Restricted Subsidiary of REI, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; minus

(5) any charges associated with upfront payments with respect to interest rate hedges made prior to the date of the indentures.

       “Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

       “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

       “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

       “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

       “Guarantors” means each of:

(1) Reliant Energy Asset Management, LLC, Reliant Energy Aurora Development, LLC, Reliant Energy Aurora Holding, LLC, Reliant Energy Aurora I, LP, Reliant Energy Aurora II, LP, Reliant Energy Aurora, LP, Reliant Energy Broadband, Inc., Reliant Energy California Holdings, LLC, Reliant Energy Capital (Europe), Inc., Reliant Energy CapTrades Holding Corp., Reliant Energy Communications, Inc., Reliant Energy Coolwater, Inc., Reliant Energy Corporate Services, LLC, Reliant Energy Deer Park, Inc., Reliant Energy Electric Solutions, LLC, Reliant Energy Ellwood, Inc., Reliant Energy Etiwanda, Inc., Reliant Energy Europe, Inc., Reliant Energy Florida, LLC, Reliant Energy Florida Holdings, LLC, Reliant Energy Key/ Con Fuels, LLC, Reliant Energy Mandalay, Inc., Reliant Energy Net Ventures, Inc., Reliant Energy Northeast Generation, Inc., Reliant Energy Northeast Holdings, Inc., Reliant Energy Ormond Beach, Inc., Reliant Energy Power Generation, Inc., Reliant Energy Power Operations I, Inc., Reliant Energy Power Operations II, Inc., Reliant Energy Renewables, Inc., Reliant Energy Retail Holdings, LLC, Reliant Energy Retail Services, LLC, Reliant Energy Sabine (Delaware), Inc., Reliant Energy Sabine (Texas), Inc., Reliant Energy Services Desert Basin, LLC, Reliant Energy Services International, Inc., Reliant Energy Services Mid-Stream, LLC, Reliant Energy

Services, Inc., Reliant Energy Seward, LLC, Reliant Energy Shelby County II, LP, Reliant Energy Shelby County, LP, Reliant Energy Shelby Development Corp., Reliant Energy Shelby Holding Corp., Reliant Energy Shelby I, LP, Reliant Energy Shelby II, LP, Reliant Energy Solutions, LLC, Reliant Energy Solutions East, LLC, Reliant Energy Solutions Holdings, LLC, Reliant Energy Texas Renewables GP, LLC, Reliant Energy Texas Renewables, LP, Reliant Energy Trading Exchange, Inc., Reliant Energy Ventures, Inc., Reliant Energy Wholesale Generation, LLC, Reliant Energy Wholesale Service Company, Reliant Resources International Services, Inc., StarEn Power, LLC, Texas Star Energy Company; and

(2) any other Restricted Subsidiary of REI that executes a subsidiary guarantee in accordance with the provisions of the indentures;

and their respective successors and assigns.

       “Hedging Obligations” means, with respect to any specified Person, the net obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates.

       “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses or trade payables), whether or not contingent (without duplication):

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit or reimbursement agreements in respect thereof;

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. If obligations of a Securitization Entity are Indebtedness, for the purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

       The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of and premium (if any) on the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of other Persons secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such asset at such date of determination, and

(B) the amount of such Indebtedness of such other Persons.

       “intercreditor confirmation” means the agreement of any holder of Parity Secured Debt or other Parity Secured Obligations to the provisions described under the caption “— Equal and Ratable Sharing of Shared Collateral by Holders of Parity Secured Debt,” as set forth in any Secured Debt Document for the benefit of, and enforceable as a third party beneficiary by, each present and future holder of Parity Secured Obligations and each present and future Secured Debt Representative.

       “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.

       “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or similar obligations), advances or capital contributions (excluding payroll, commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investment” shall exclude extensions of trade credit by REI and its Restricted Subsidiaries in the ordinary course of business and Permitted PEDFA Bond Indebtedness. If REI or any Subsidiary of REI sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of REI such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of REI, REI will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of REI’s Investments in such Subsidiary that were not sold or disposed of. The acquisition by REI or any Subsidiary of REI of a Person that holds an Investment in a third Person will be deemed to be an Investment by REI or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person. Except as otherwise provided in the indentures, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

       “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York, Wilmington, Delaware, Houston, Texas or at a place of payment are authorized by law, regulation or executive order to remain closed.

       “LIBOR” means, for each quarterly period during which any 2010 note is outstanding subsequent to the initial quarterly period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second business day immediately following the Determination Date in amounts of not less than $1.0 million that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent (after consultation with REI), to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second business day after the Determination Date. If at least two such offered quotations are so provided, the rate will be the arithmetic mean of such quotations.

       If fewer than two such quotations are so provided, the Calculation Agent will request three major banks in New York City, as selected by the Calculation Agent (after consultation with REI), to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second business day after the Determination Date. If at least two such rates are so provided, the rate will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate will be the rate then in effect with respect to the immediately preceding quarterly period. Notwithstanding the foregoing, LIBOR for the initial quarterly period will be      %. Absent manifest error, the determination of the interest rate by the Calculation Agent will be binding and conclusive on the holders of the 2010 notes.

       “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease that constitutes a security interest.

       “Miscellaneous Orion Subsidiaries” means, collectively, Beaver River, LLC, Eddystone Power, LLC, Free State Electric, LLC, Grane Creek, LLC, Liberty Member, LLC, Liberty MidAtlantic, LLC, MidAtlantic Liberty, LLC, Midwest Ash Disposal, Inc., OPD Group, Inc., OPOS MidAtlantic, Inc., Orion Power Atlantic, Inc., Orion Power Atlantic LLC, Orion Power Atlantic, Ltd., Orion Power Development Company, Inc., Orion Power Marketing and Supply, Inc., Orion Power Operating Services, Inc., Orion Power Operating Services Astoria, Inc. and Orion Power Operating Services Midwest, Inc.

       “Moody’s” means Moody’s Investors Service, Inc.

       “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (A) any Asset Sale; or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

       “Net Proceeds” means the aggregate cash proceeds received by REI or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts reserved for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

       “Non-Recourse” means, with respect to any specified Person and the Indebtedness of such Person:

(1) neither REI nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) for the Indebtedness of such Person other than a pledge of the Equity Interests of such Person, (B) is directly or indirectly liable as a guarantor or otherwise of the Indebtedness of such Person, or (C) constitutes the lender with respect to the Indebtedness of such Person; and

(2) in the case of an Unrestricted Subsidiary, no default on the Indebtedness of such Person (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of Indebtedness of REI or any of its Restricted Subsidiaries to declare a default on such Indebtedness of REI or any of its Restricted Subsidiaries or cause the payment of such Indebtedness of REI or any of its Restricted Subsidiaries to be accelerated or payable prior to its stated maturity.

       “Note Documents” means the notes and the indentures, the Existing Notes and the related indentures, the subsidiary guarantees, each intercreditor confirmation and the security documents.

       “Note Obligations” means:

(1) notes issued on the date of the indentures;

(2) the Existing Notes; or

(3) notes issued by REI after the date of the indentures that constitute Sharing Eligible Debt and all related exchange notes;

together with the subsidiary guarantees and all other Obligations (including all Obligations owing to the trustees) of any Obligor under the Note Documents.

       “Notice of Actionable Default” means a written notice given to the collateral trustee by the Required Secured Debtholders or any Secured Debt Representative, stating that an Actionable Default has occurred and is continuing.

       “Obligations” means any principal, interest, premium, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

       “Obligor” means REI, the Guarantors and each other Subsidiary of REI that has granted the collateral trustee a Lien upon any property as security for any Note Obligation.

       “Parity Secured Debt” means:

(1) the notes issued on the date of the indentures;

(2) the Existing Notes;

(3) Credit Agreement Debt outstanding or committed on the date of the indentures; and

(4) Sharing Eligible Debt (including the Seward Guarantees) that is designated by REI, in an officers’ certificate delivered to the collateral trustee on or before the date of incurrence of such Indebtedness, as entitled to share equally and ratably in the benefits and proceeds of all Liens held by the collateral trustee in Shared Collateral.

       “Parity Secured Obligations” means, collectively, the Note Obligations, the Credit Agreement Obligations and all Obligations in respect of each other Series of Secured Debt.

       “PEDFA” means Pennsylvania Economic Development Financing Authority and its successors.

       “Permitted Business” means the business of providing services and products in the energy market and any businesses incidental or reasonably related thereto.

       “Permitted ERCOT Assets” means (1) electric generating assets together with assets related thereto (including any assets related to the operation and fuel supply of such electric generating assets) which assets support REI’s and/or its Restricted Subsidiaries’ retail business in the State of Texas and (2) all (but not less than all) of the Capital Stock of any Person that owns solely Permitted ERCOT Assets (whether directly or through one or more wholly owned Subsidiaries) described in clause (1) above.

       “Permitted Investments” means:

(1) any Investment in REI or in a Restricted Subsidiary of REI;

(2) any Investment in Cash Equivalents and, in the case of the Excluded Subsidiaries only, cash equivalents or other liquid investments permitted under any Credit Facility to which it is a party;

(3) any Investment by REI or any Restricted Subsidiary of REI in a Person, if as a result of such Investment:

(A) such Person becomes a Restricted Subsidiary of REI; or

(B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, REI or a Restricted Subsidiary of REI;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of REI;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of REI or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business up to an aggregate principal amount not to exceed $10.0 million at any one time;

(9) any Investment acquired by REI or any of its Restricted Subsidiaries on account of any claim against, or interest in, any other Person (A) acquired in good faith in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Person or (B) as a result of a bona fide foreclosure by REI or any of its Restricted Subsidiaries with respect to any claim against any other Person;

(10) repurchases of the notes or pari passu Indebtedness;

(11) any Investment by REI or a Restricted Subsidiary of REI in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction;

(12) payment of consolidated taxes pursuant to the Tax Sharing Agreement, dated as of October 1, 2002, among REI and its Subsidiaries named therein, as amended, supplemented or modified from time to time and any other tax allocation agreements among REI and its Subsidiaries;

(13) receivables owing to REI or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as REI or such Restricted Subsidiary deems reasonable under the circumstances; and

(14) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding not to exceed $125.0 million.

       “Permitted Liens” means:

(1) Liens held by the collateral trustee equally and ratably securing all Indebtedness that is Parity Secured Debt and equally and ratably securing all other Parity Secured Obligations;

(2) Permitted Separate Liens;

(3) Liens on assets of REMA and its Subsidiaries securing Indebtedness of REMA and its Subsidiaries permitted to be incurred pursuant to clause (2) of the definition of Permitted Debt, including cash collateral for letters of credit issued thereunder and Liens encumbering assets of REMA and/or any of its Subsidiaries securing obligations under, or in connection with, or which constitute, Qualifying Credit Support (as defined in the participation agreements to which REMA is a party);

(4) Liens on assets of the Seward Subsidiary securing Permitted PEDFA Bond Indebtedness incurred by the Seward Subsidiary and that is Non-Recourse to REI and all of its other Restricted Subsidiaries (other than an unsecured Guarantee, if any, provided by REI);

(5) Liens on assets of a Restricted Subsidiary in existence on the date on which such Person becomes a Restricted Subsidiary; provided that on the date on which such Person becomes a Restricted Subsidiary, after giving effect to the incurrence of such Liens, the Consolidated Senior Leverage Ratio would not exceed 3.0 to 1.0;

(6) Liens securing Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to clause (7) of the definition of Permitted Debt, covering only the assets acquired with or financed by such Indebtedness;

(7) Liens securing obligations under sale leaseback transactions permitted by the covenant described above under the caption “Certain Covenants — Sale Leaseback,” covering only the assets subject to such transaction;

(8) Liens in favor of REI or the Guarantors;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(11) survey exceptions, encumbrances, easements or reservations, including those for licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, mineral reservations and rights and leases, zoning restrictions and other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that (A) exist on the date of the indentures and are recorded on such date, (B) are permitted under the terms of the security documents or (C) do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indentures if such Permitted Refinancing Indebtedness is incurred by the same obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (except as provided in the proviso in clause (4) of the definition of Permitted Refinancing Indebtedness); provided, however, that:

(A) the new Lien shall be limited to all or part of the same categories of property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof), except, if Permitted PEDFA Bond

Indebtedness is Sharing Eligible Debt, it may be secured by Liens held by the collateral trustee on the Shared Collateral;

(B) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Permitted Refinancing Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement and (iii) any protective advances with respect to the property and assets that secure such Permitted Refinancing Indebtedness;

(13) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction;

(14) financing statements (including precautionary statements) filed in connection with a Capital Lease Obligation or an operating lease, in each case, not prohibited hereunder; provided that no such financing statement extends to, covers or refers to as collateral, any property or assets of a REI or a Restricted Subsidiary, other than the property or assets which are subject to such Capital Lease Obligation or such operating lease;

(15) Liens arising out of or in connection with any judgment that does not constitute an Event of Default or in connection with any litigation or other legal proceeding as to which an appeal to contest or review is timely commenced in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP; provided that any right to levy, seizure, attachment, sequestration, foreclosure or garnishment of any property and assets of REI or a Restricted Subsidiary thereof arising out of or in connection with any such Lien has been and continues to be enjoined or effectively stayed;

(16) inchoate statutory Liens arising under ERISA;

(17) Liens (A) on cash and short-term investments (i) deposited by REI or any of its Subsidiaries in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties or (ii) pledged or deposited as collateral to a contract counterparty or issuer of surety bonds by REI or any of its Subsidiaries, in the case of clause (i) or (ii), to secure obligations with respect to (a) contracts for commercial and trading activities in the ordinary course of business and contracts (including without limitation, physical delivery, option (whether cash or financial), exchange, swap and futures contracts) for the purchase, transmission, distribution, sale, lease or hedge of any energy-related commodity or service or (b) interest rate, commodity price, or currency rate management contracts or derivatives and (B) encumbering assets other than accounts or receivables arising out of contracts or agreements relating to the generation, distribution or transmission of energy; provided that all such agreements or contracts are entered into in the ordinary course of business;

(18) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights, contractual rights of setoff or netting arrangements entered into in the ordinary course of business and similar rights with respect to deposit accounts, commodity accounts and/or securities accounts;

(19) Liens arising under Section 9.343 of the Texas Uniform Commercial Code or similar statutes of states other than Texas;

(20) Liens created under the Security Agreement dated as of March 28, 2003 among Reliant Energy Retail Services, LLC (“RERS”), StarEn Power, LLC (“StarEn”) and Reliant Energy Solutions, LLC (“Solutions”), as debtors, and Texas Genco, L.P. as secured party securing up to $250.0 million of obligations owing to Texas Genco, L.P. under the Master Power Purchase and Sale Agreement dated as of October 1, 2002 between Texas Genco, L.P. and Solutions, as the same may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time, and the related Guaranty dated as of October 1, 2002 by Reliant Energy Retail Holdings, LLC, RERS, StarEn and Solutions in favor of Texas Genco, L.P., as the same may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time, provided that such Liens are subject always to the terms of the Texas Genco Intercreditor Agreement, as such agreement may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time;

(21) pledges and deposits to secure the payment of worker’s compensation, unemployment insurance, social security benefits or obligations under similar laws, or to secure the payment or performance of statutory or public obligations (including environmental, municipal and public utility commission obligations and requirements), reimbursement or indemnity obligations arising out of surety, performance, or other similar bonds, and other obligations of a like nature, in each case incurred in the ordinary course of business;

(22) Liens granted by a Person in favor of a commercial trading counterparty pursuant to a netting agreement, which Liens encumber rights under agreements that are subject to such netting agreement and which Liens secure such Person’s obligations to such counterparty under such netting agreement; provided, that any such agreements and netting agreements are entered into in the ordinary course of business; and provided, further, that the Liens are incurred in the ordinary course of business and when granted, do not secure obligations which are past due;

(23) Liens on proceeds from the issuance of Seward Tax-Exempt Bonds or Permitted PEDFA Bond Indebtedness and Liens on Indebtedness of REI held by a Seward Subsidiary securing the Seward Tax-Exempt Bonds or Permitted PEDFA Bond Indebtedness;

(24) Liens on assets of the Excluded Subsidiaries existing on the date of the indentures;

(25) Liens on assets of REMA and its Subsidiaries created in connection with the sale-leaseback of REMA’s interests in the Keystone, Conemaugh and Shawville generating facilities consummated in August 2000;

(26) Liens on certain of Reliant Energy Choctaw County, LLC’s switchyard equipment at the Choctaw generating facility granted to Entergy in connection with an Operating and Maintenance Agreement;

(27) Liens created in connection with the indemnity and contribution obligations in favor of underwriters or note purchasers in connection with the Seward Tax-Exempt Bonds;

(28) Liens on assets of Reliant Energy Solutions, LLC created in connection with Delivery Order No. DABT39-97-C-4046 dated September 1997 and issued by the Directorate of Contracting, Contract Support Division, Ft. Sill, Oklahoma; and

(29) Liens incurred in the ordinary course of business of REI or any Restricted Subsidiary of REI securing obligations that do not exceed $25.0 million in the aggregate at any one time outstanding.

       “Permitted PEDFA Bond Indebtedness” means Indebtedness incurred by REI and/or the Seward Subsidiary and/or guaranteed by REI and/or the Guarantors in tax-exempt industrial development bond financings that are not supported by letters of credit outstanding under the Credit Agreement, the proceeds of which are used either:

(1) to build the Seward Facility;

(2) to reimburse REI, its Restricted Subsidiaries or the Seward Subsidiary for amounts advanced or incurred, or for Indebtedness incurred to fund such construction costs, prior to the date of incurrence of such Indebtedness; or

(3) to refund or defease the Seward-Tax Exempt Bonds or refinance Indebtedness evidenced by or in support of the Seward Tax-Exempt Bonds.

       “Permitted Prior Liens” means (1) Liens described in clauses (5), (6), (7), (9), (10), (11), (14), (17), (18), (19), (20), (21), (22), (26), (27) and (28) of the definition of “Permitted Liens,” (2) Liens refinancing or replacing any of the Liens contemplated in clause (1) of this definition and (3) Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the security interests created by the security documents.

       “Permitted Refinancing Indebtedness” means any Indebtedness of REI or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of REI or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses, costs and fees and premiums incurred in connection therewith);

(2) except for Permitted PEDFA Bond Indebtedness, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, as reasonably determined by REI or such Restricted Subsidiary;

(4) such Indebtedness is incurred either by REI or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, except that Permitted PEDFA Bond Indebtedness may be (A) incurred by REI and/or guaranteed by REI if the assets of the Seward Subsidiary (other than Investments in REI pledged to secure such Permitted PEDFA Bond Indebtedness and proceeds from the issuance of Permitted PEDFA Bond Indebtedness that secures Permitted PEDFA Bond Indebtedness) remain free of all Liens securing Indebtedness, except Liens held by the collateral trustee as security for Secured Obligations or (B) guaranteed by REI on an unsecured basis if such Indebtedness is otherwise Non-Recourse to REI and its other Restricted Subsidiaries (other than the Seward Subsidiary) and is secured solely by Liens on the assets of the Seward Subsidiary and/or the Equity Interests of the Seward Subsidiary; provided, further, that in the case of Indebtedness of an Excluded Orion Power Subsidiary that is being refinanced, replaced or refunded, such Indebtedness may be incurred at another Excluded Orion Power Subsidiary or at Orion Power Holdings, Inc.; and

(5) if incurred by REI, such Indebtedness may be guaranteed by the Guarantors.

       “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

       “Purchase Money Note” means a promissory note of a Securitization Entity evidencing amounts owed to REI or any Restricted Subsidiary of REI in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

       “Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by REI or any of its Restricted Subsidiaries pursuant to which REI or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to:

(1) a Securitization Entity (in the case of a transfer by REI or any of its Restricted Subsidiaries); and

(2) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in any accounts receivable or equipment (whether now existing or arising or acquired in the future) of REI or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment.

       “REMA” means Reliant Energy Mid-Atlantic Power Holdings, LLC.

       “Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

       “Required Lenders” means, at any time in respect of any action or matter, (1) the number or percentage of holders of Credit Agreement Obligations whose consent is required under the Credit Agreement to take such action or bind the holders of Credit Agreement Obligations to such matter or (2) the Credit Agreement Agent acting upon authorization under the Credit Agreement or under the authorization or consent of the number or percentage of holders referred to in clause (1).

       “Required Secured Debtholders” means, at any time, the holders of a majority in aggregate outstanding principal amount of all Secured Debt then outstanding and unfunded letters of credit or credit commitments which, if funded, would constitute outstanding Secured Debt, voting together as a single class. For this purpose only, Secured Debt registered in the name of, or beneficially owned by, REI or any of its Subsidiaries shall be deemed not to be outstanding.

       “Restricted Investment” means an Investment other than a Permitted Investment.

       “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

       “S&P” means Standard & Poor’s Ratings Group.

       “Secured Debt” means the Parity Secured Debt.

       “Secured Debt Documents” means, collectively, the Credit Agreement Documents, the Note Documents, and the indentures or agreement governing each other Series of Secured Debt and all agreements binding on any Obligor related thereto.

       “Secured Debt Representative” means:

(1) in the case of the notes, the applicable trustee;

(2) in the case of the Existing 2010 Notes, the applicable trustee;

(3) in the case of the Existing 2013 Notes, the applicable trustee;

(4) in the case of Credit Agreement Debt, the Credit Agreement Agent;

(5) in the case of the Seward Guarantees, the trustees under the indentures governing the Seward Notes; or

(6) in the case of any other Series of Secured Debt, the trustee, agent or representative of the holders of such Series of Secured Debt who maintains, or on whose behalf is maintained, the transfer register for or who acts as administrative agent for such Series of Secured Debt and is appointed as Secured Debt Representative (for purposes related to the administration of the security documents) pursuant to the indentures or agreement governing such Series of Secured Debt.

       “Secured Obligations” means the Parity Secured Obligations.

       “Securitization Entity” means RE Retail Receivables, LLC, and any Person in which REI or any Restricted Subsidiary of REI makes an Investment and to which REI or any Restricted Subsidiary of REI transfers accounts receivable or equipment (and related assets, including contract rights) which engages in no activities other than in connection with the financing, sale, or purchase of accounts receivable or equipment or related assets (including contract rights) and which is designated by the Board of Directors of REI (as provided below) as a Securitization Entity:

(1) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

(A) is guaranteed by REI or any Restricted Subsidiary of REI (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings;

(B) is recourse to or obligates REI or any Restricted Subsidiary of REI in any way other than pursuant to Standard Securitization Undertakings; or

(C) subjects any property or asset of REI or any Restricted Subsidiary of REI, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither REI nor any Restricted Subsidiary of REI has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Securitization Transaction) other than on terms no less favorable to REI or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of REI, as determined by REI, other than amounts payable in the ordinary course of business in connection with servicing receivables and other assets of such entity; and

(3) to which neither REI nor any Restricted Subsidiary of REI has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of REI shall be evidenced to the applicable trustee by filing with such trustee a certified copy of the Board Resolution of REI giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

       “security documents” means the collateral trust agreement, and all security agreements, pledge agreements, control agreements, collateral assignments, mortgages, deed of trust or other grants or transfers for security or agreements related thereto executed and delivered by REI or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the collateral trustee to secure Secured Obligations, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

       “Series of Secured Debt” means, severally, the notes, the Existing 2010 Notes, the Existing 2013 Notes, the Seward Guarantees, the Credit Agreement Debt and each other issue or series of Parity Secured Debt.

       “Seward Facility” means the 521 MW coal facility and related assets owned by Seward Trust and located, or to be located, in New Florence, Indiana County, Pennsylvania.

       “Seward Guarantees” means, collectively, the Seward Note Parent Guarantees and the Seward Note Subsidiary Guarantees.

       “Seward Note Parent Guarantees” means the guarantee of the Seward Notes by REI.

       “Seward Note Subsidiary Guarantees” means the guarantee of the Seward Note Parent Guarantees by the Guarantors.

       “Seward Notes” means up to $500.0 million in aggregate principal amount of Permitted PEDFA Bond Indebtedness resulting from (1) the conversion to long-term interest rate mode and reoffering on December      , 2004 of up to $400.0 million in aggregate principal amount of Seward Tax-Exempt Bonds or (2) the issuance on December      , 2004 of up to $100.0 million in aggregate principal amount of the Pennsylvania Economic Development Financing Authority Exempt Facilities Revenue Bonds (Reliant Energy Seward, LLC Project), Series 2004A.

       “Seward Subsidiary” means Reliant Energy Seward, LLC, a Delaware limited liability company.

       “Seward Tax-Exempt Bonds” mean (1) the Pennsylvania Economic Development Financing Authority Exempt Facilities Revenue Bonds (Reliant Energy Seward, LLC Project), Series 2001A, in the original aggregate principal amount of $150,000,000 (the “Seward Series 2001A Bonds”), (2) the Pennsylvania Economic Development Financing Authority Exempt Facilities Revenue Bonds (Reliant Energy Seward, LLC Project), Series 2002A, in the original aggregate principal amount of $75,000,000 (the “Seward Series 2002A Bonds”), (3) the Pennsylvania Economic Development Financing Authority Exempt Facilities Revenue Bonds (Reliant Energy Seward, LLC Project), Series 2002B, in the original aggregate principal amount of $75,000,000 (the “Seward Series 2002B Bonds”), (4) the Pennsylvania Economic Development Financing Authority Exempt Facilities Revenue Bonds (Reliant Energy Seward, LLC Project), Series 2003A, in the original aggregate principal amount of $100,000,000 (the “Seward Series 2003A Bonds”), and (5) any bonds issued by PEDFA after the date of the indentures as permitted under the Credit Agreement as in effect on the date of the indentures and supported by letters of credit outstanding under the Credit Agreement.

       “Sharing Eligible Debt” means:

(1) Indebtedness incurred pursuant to clause (1) of the definition of Permitted Debt;

(2) Indebtedness incurred under clause (17) of the definition of Permitted Debt;

(3) the Existing Notes;

(4) the notes issued on the date of the indentures;

(5) Permitted Refinancing Indebtedness incurred by REI or, if it constitutes Permitted PEDFA Bond Indebtedness, Indebtedness incurred by REI and/or the Seward Subsidiary and/or guaranteed by REI and/or the Guarantors, the net proceeds of which are used to refinance, extend, renew, replace, defease or refund Indebtedness evidenced by or in support of the Seward Tax-Exempt Bonds; provided, that, in the case of Permitted PEDFA Bond Indebtedness, the assets of the Seward Subsidiary (other than Investments in REI pledged to secure such Permitted PEDFA Bond Indebtedness and proceeds from the issuance of Permitted PEDFA Bond Indebtedness that secures Permitted PEDFA Bond Indebtedness) shall remain free of all Liens securing Indebtedness, except Permitted Prior Liens and Liens held by the collateral trustee as security for the Parity Secured Debt;

(6) Permitted Refinancing Indebtedness, the net proceeds of which are used to refinance Parity Secured Debt; and

(7) any other Indebtedness incurred by REI if (A) when it was incurred, the incurrence of such Indebtedness by REI was permitted by the indentures and (B) on the day such Indebtedness was incurred, after giving effect to such incurrence and the application of the proceeds from, and the creation of Liens to secure, such Indebtedness, the Consolidated Senior Leverage Ratio was not greater than 3.0 to 1.0;

provided that each category of Indebtedness described above:

(A) must be guaranteed by any of the Restricted Subsidiaries that, on the date of incurrence of such Indebtedness, is obligated as a Guarantor under a subsidiary guarantee of the notes;

(B) must not be subordinated in right of payment or in respect of the application of the proceeds of the collateral trustee’s Liens on the Collateral to any other Indebtedness of REI or any Guarantor (whether or not such other Indebtedness is part of the same series of Indebtedness), except in accordance with the Order of Application; and

(C) is governed by an indenture or agreement that appoints a Secured Debt Representative and includes an intercreditor confirmation.

       “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation was in effect on July 1, 2003; provided that clause (3) of such definition will be disregarded.

       “Specified Junior Securities” will be defined in each applicable indenture to mean subordinated debt securities issued by REI that:

(1) are subordinated in right of payment in full to the notes;

(2) have a final maturity date occurring at least 91 days after the final maturity date of the notes issued under that supplemental indenture and have a Weighted Average Life to Maturity at least 91 days longer than the Weighted Average Life to Maturity of the notes;

(3) are not guaranteed by any Subsidiary of REI except for any guarantee by a Guarantor that is contractually subordinated in right of payment to the prior payment in full in cash to the subsidiary guarantees of the notes; and

(4) are not convertible into any other securities except Equity Interests of REI (other than Disqualified Stock).

       “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by REI or any Subsidiary of REI which are substantially similar to those in existence on the date of the indentures or are otherwise reasonably customary in an accounts receivable or equipment securitization transaction, in each case, as determined by REI.

       “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indentures, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

       “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

       “Telerate Page 3750” means the display designated on page “3750” on Dow Jones Markets Limited (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying the London interbank offer rates for U.S. Dollar Deposits).

       “Texas Genco” means Texas Genco Holdings, Inc., a Texas corporation and a 100% owner of Texas Genco, LP, a Texas limited partnership.

       “Texas Genco Intercreditor Agreement” means the Intercreditor Agreement dated as of July 1, 2003 between Texas Genco, L.P. and Bank of America, N.A., and the collateral trustee.

       “Unrestricted Subsidiary” means (A) RE Retail Receivables, LLC, but only to the extent that it continues to be a Securitization Entity, and (B) any Subsidiary of REI or any successor to any of them that is designated by the Board of Directors of REI as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Indebtedness that is Non-Recourse to REI and its Restricted Subsidiaries;

(2) is not party to any agreement, contract, arrangement or understanding with REI or any Restricted Subsidiary of REI unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to REI or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of REI; and

(3) is a Person with respect to which neither REI nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

       Any designation of a Subsidiary of REI as an Unrestricted Subsidiary will be evidenced to the applicable trustee by filing with such trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indentures and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of REI as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” REI will be in default of such covenant. The Board of Directors of REI may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of REI of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

       “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

       “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

DESCRIPTION OF CERTAIN OTHER FINANCIAL OBLIGATIONS

Amended and Restated Credit Facilities

       Upon the issuance of the notes, we will amend and restate and refinance our existing credit facilities into (a) a $1.7 billion revolving credit facility and (b) a $1.1 billion term loan facility. The revolving credit facility matures in December 2009 and the term loan facility matures in April 2010. Up to an aggregate amount of $1.35 billion of letters of credit can be issued under the revolving credit facility. Our material subsidiaries, except subsidiaries prohibited by the terms of their financing documents from doing so, will guarantee both credit facilities. The amended and restated credit facilities will be secured by the same collateral that secures the notes and by certain additional collateral, as described in “Description of Notes.”

       The revolving credit facility bears interest at LIBOR plus 3% or a base rate plus 2% and the term loan facility bears interest at LIBOR plus           % or a base rate plus           %. We must prepay the amended and restated credit facilities with proceeds from certain asset sales and issuances of securities. Additionally, we are required to make quarterly principal payments of 0.25% of the original principal amount of the term loans. The amended and restated credit facilities restrict our ability to:

•	encumber our assets,

•	enter into business combinations or divest our assets,

•	incur additional debt or engage in sale and leaseback transactions,

•	pay dividends or prepay other debt,

•	make investments or acquisitions,

•	enter into transactions with affiliates,

•	make capital expenditures,

•	materially change our business,

•	amend our debt agreements,

•	repurchase our capital stock, and

•	engage in certain types of trading activities.

       Financial covenants include maintenance of a maximum ratio of debt to Consolidated EBITDAR and a minimum ratio of Consolidated EBITDAR to interest expense (both as defined in the credit agreement). We must be in compliance with each of the covenants before we can borrow or issue letters of credit under the revolving credit facilities. These covenants, however, are not anticipated to materially restrict our ability to borrow funds or obtain letters of credit. Additionally, our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in our being required to repay these borrowings before their scheduled due dates.

Existing Senior Secured Notes

       On July 1, 2003, we issued $550 million in aggregate principal amount of 9.25% senior secured notes due July 2010 and $550 million in aggregate principal amount of 9.5% senior secured notes due July 2013 and received net proceeds, after deducting the initial purchasers’ discount and out-of-pocket expenses, of $1.056 billion. We used the net proceeds to prepay $1.056 billion of senior secured term loans under our then existing credit facilities. Interest on our existing senior secured notes is payable semi-annually on January 15 and July 15. With certain exceptions described in “Description of Notes,” the existing senior secured notes are secured by the same collateral that secures our existing credit facilities and will secure our amended and restated credit facilities. The same collateral, other than the Osceola and Indian River, Florida power generator facilities, will secure the notes offered hereby. In addition, this collateral will secure the fixed-rate tax-exempt facilities revenue bonds. The collateral is held by a collateral trustee under a collateral trust agreement for the ratable benefit of all holders of the credit agreement debt, holders of the existing senior secured note holders and holders of certain future secured indebtedness, including the notes offered hereby, our amended and restated credit facilities and our guarantee of the fixed-rate tax-exempt facilities revenue bonds. The existing senior secured notes and the notes offered hereby will be guaranteed by all of our domestic subsidiaries that guarantee the amended and restated credit facilities. See “Description of Notes — Security — Guarantees” for additional information. The existing senior secured notes indentures contain covenants that include, among others, restrictions on:

•	the payment of dividends,

•	the incurrence of indebtedness and the issuance of preferred stock,

•	investments,

•	asset sales,

•	liens,

•	transactions with affiliates,

•	our ability to amend the subordination provisions of our convertible senior subordinated notes,

•	engaging in unrelated businesses, and

•	sale and leaseback transactions.

These covenants are not expected to materially restrict our ability to conduct our business.

Convertible Senior Subordinated Notes

       In June and July 2003, we issued $275 million aggregate principal amount of convertible senior subordinated notes due 2010 and received net proceeds, after deducting the initial purchasers’ discount and estimated out-of-pocket expenses, of $266 million. We used these net proceeds to prepay debt under our then existing credit facilities. The notes bear interest at 5.00% per annum, payable semi-annually on February 15 and August 15. The notes are convertible into shares of our common stock at a conversion price of approximately $9.54 per share, subject to adjustment in certain circumstances. We may redeem the notes, in whole or in part, at any time on or after August 20, 2008, if the last reported sale price of our common stock is at least 125% of the conversion price then in effect for a specified period of time.

Orion Power Holdings Senior Notes

       Orion Power Holdings has outstanding $400 million aggregate principal amount of 12% senior notes due 2010. In connection with the Orion Power acquisition, we recorded the senior notes at an estimated fair value of $479 million. The $79 million premium is being amortized to interest expense using the effective interest rate method over the life of the senior notes. The fair value of the senior notes was based on our incremental borrowing rates for similar types of borrowing arrangements as of the acquisition date. The senior notes are senior unsecured obligations of Orion Power Holdings. Orion Power Holdings is not required to make any mandatory redemption or sinking fund payments with respect to the senior notes. The senior notes are not guaranteed by any of Orion Power Holdings’ subsidiaries and are non-recourse to us. The senior notes indenture contains covenants, which bind Orion Power Holdings and certain of its subsidiaries, that include, among others, restrictions on:

•	the payment of dividends,

•	the incurrence of indebtedness and the issuance of preferred stock,

•	investments,

•	asset sales,

•	liens,

•	transactions with affiliates,

•	engaging in unrelated businesses, and

•	sale and leaseback transactions.

Orion MidWest Credit Agreement

       In connection with the sale of our hydropower plants in September 2004, we repaid the entire outstanding balance under the Orion NY credit agreement and repaid a portion of the Orion MidWest credit agreement. As of September 30, 2004, Orion MidWest had $372 million outstanding under its credit agreement. We will refinance the balance of the Orion MidWest credit facility by purchasing or refinancing that indebtedness with a portion of the proceeds of the notes.

Liberty Credit Agreement

       In October 2004, we agreed on the principal terms and conditions for a transfer of our interest in the Liberty generating station, including its project-finance debt, with Liberty’s lenders. Upon the closing of the transfer, the $262 million in non-recourse project finance debt held by Liberty Power and Liberty Electric will no longer be recorded on our consolidated balance sheet.

       The lenders under the credit agreement entered into in July 2000 by Liberty Power and Liberty Electric have a security interest in substantially all of the assets of Liberty Power and Liberty Electric. The outstanding borrowings related to this Liberty credit agreement are non-recourse to us and all our other subsidiaries.

PEDFA Bonds for Seward Plant

       One of our wholly-owned subsidiaries has constructed a 520 MW waste-coal fired, steam electric generation plant located in Pennsylvania. This facility, the Seward project, was directly owned by an entity, which was not consolidated as of December 31, 2002; however, due to our adoption of FIN No. 46, effective on January 1, 2003, we consolidated this entity (see note 2(c) to our consolidated financial statements included in our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein). In September 2003, this entity was merged into our wholly-owned subsidiary, Seward, which now owns the facility. Three series of tax-exempt facilities revenue bonds relating to the Seward project were issued in December 2001 and April 2002 by PEDFA, for a total of $300 million outstanding as of January 1, 2003. In September 2003, an additional $100 million in tax-exempt facilities revenue bonds relating to the Seward project were issued by PEDFA, for a total of $400 million outstanding as of December 31, 2003. Of the net proceeds from the September 2003 issuance, $95 million was used to pay down borrowings under our senior secured revolver. The bonds currently bear interest at a floating rate determined from time to time. The bonds are payable solely from payments made to PEDFA by Seward under loan agreements between PEDFA and Seward and from payment under irrevocable direct-pay letters of credit totaling $407 million that have been issued under our existing credit facilities to support the bonds. Upon an event of default under our existing credit facilities, the banks issuing the letters of credit have the right to cause the trustee to accelerate the bonds and draw on the letters of credit.

       Concurrently with the offering of the notes, we intend to convert up to $400 million of the tax-exempt facilities revenue bonds to fixed-rate tax-exempt facilities revenue bonds. PEDFA also will issue an additional $100 million of fixed-rate tax-exempt facilities revenue bonds backed by a loan agreement with Seward. We will guarantee the fixed-rate tax-exempt facilities revenue bonds, and our guarantee will be guaranteed by all of our existing and future domestic subsidiaries that guarantee our obligations under our amended and restated credit facilities. These guarantees will be secured by the same collateral as the notes offered hereby and the existing senior secured notes and will contain covenants that are the substantial equivalent of the covenants contained in the indentures governing the terms of the notes offered hereby and the existing senior secured notes. Upon the release of the Shared Collateral under the collateral trust agreement, the fixed-rate tax-exempt facilities revenue bonds will become secured by certain assets of Seward. See “Description of Notes — Security — Release of Security Interests.” The fixed-rate tax-exempt facilities revenue bonds will no longer be supported by letters of credit. The interest rates on the fixed-rate tax-exempt facilities revenue bonds and the periods for which the fixed-rate tax-exempt facilities revenue bonds will bear such interest rates will be determined at the time of the conversion of the existing tax-exempt facilities revenue bonds to fixed-rate tax-exempt facilities revenue bonds and the issuance of the fixed-rate tax-exempt facilities revenue bonds. Depending on the tax-exempt bond market, the conversion from floating to fixed-rate and the additional issuance of fixed-rate facilities revenue bonds may not close simultaneously with each other or with the other concurrent transactions and may be staggered over a period of time. Any tax-exempt facilities revenue bonds that are not converted to fixed-rate tax-exempt facilities revenue bonds will remain outstanding as floating-rate tax-exempt facilities revenue bonds supported by irrevocable direct-pay letters of credit issued under our amended and restated credit facilities.

REMA Term Loans

       REMA is obligated to provide credit support for its lease obligations in the form of letters of credit and/or cash resulting from draws on such letters of credit, equal to an amount representing the greater of (a) the next six months’ scheduled rental payments under the related lease or (b) 50% of the scheduled rental payments due in the next 12 months under the related lease. REMA’s lease obligations are currently supported by the cash proceeds resulting from the draw in August 2003 on three separate letters of credit and $9 million in letters of credit issued under our existing revolving credit facility in January and July 2004. The draw on the letters of credit constituted the making of term loans to REMA by the banks that had issued the letters of credit pursuant to provisions that had been contemplated in the original letter of credit facilities at their inception and did not constitute a default under any of REMA’s obligations. Interest on the term loans is payable at the rate of LIBOR plus 3%. REMA’s subsidiaries guarantee REMA’s obligations under the leases and the term loans. The term loans are non-recourse to us.

Reliant Energy Channelview L.P.

       In 1999, Channelview, a project subsidiary of REPG, entered into a $475 million syndicated credit facility to finance the construction and start-up operations of an electric power generation plant located in Channelview, Texas. The maximum availability under this facility was (a) $92 million in equity bridge loans for the purpose of paying or reimbursing project costs, (b) $369 million in loans to finance the construction of the project and (c) $14 million in revolving loans for general working capital purposes. In November 2002, the bridge loans were repaid and the construction loans were converted into term loans. On the conversion date, subsidiaries of REPG contributed cash equity and subordinated debt of $92 million into Channelview, which was used to repay in full the equity bridge loans advanced by the lenders. The term loans have scheduled maturities from 2004 to 2024. The revolving working capital facility matures in 2007.

       With the exception of the fixed-rate tranche, the term loans and revolving working capital facility loans bear a floating interest rate at the borrower’s option based on either LIBOR or base rate, plus a margin, and the margins increase over time.

       Obligations under the term loans and revolving working capital facility are secured by substantially all of the assets of the borrower and non-recourse to us. The Channelview credit agreement contains affirmative and negative covenants, including a negative pledge, that must be met to borrow funds. The Channelview credit agreement allows Channelview to pay dividends or make restricted payments only if specified conditions are satisfied, including maintaining specified debt service coverage ratios and debt service reserve account balances. Channelview is not expected to satisfy such conditions in 2005. See note 2(l) to our consolidated financial statements included in our Form 8-K, filed with the SEC on November 18, 2004 and incorporated by reference herein, for a detail of restricted cash under the Channelview credit agreement.

Retail Receivables Facility

       We have a receivables facility with financial institutions to sell an undivided interest in certain of our accounts receivable from our retail business, under which, on an ongoing basis, the financial institutions can invest a maximum of $350 million for their interest in the eligible receivables. Prior to September 28, 2004, these transactions were accounted for as sales of receivables and, as a result, the related receivables were excluded from our consolidated balance sheets and no debt was recorded. However, effective September 28, 2004, we renewed and amended the facility such that the transactions, including receivables previously sold and outstanding as of September 28, 2004, no longer qualify as sales for accounting purposes. Effective September 28, 2004, proceeds received from receivables sold under the facility are treated as a financing and the debt and accounts receivable remain on our consolidated balance sheet. The facility expires on September 27, 2005.

UNDERWRITING

       We, the guarantors and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

	Principal Amount	Principal Amount
Underwriters	of 2010 Notes	of 2014 Notes

Goldman, Sachs & Co.	$	$
Banc of America Securities LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
ABN AMRO Incorporated
J.P. Morgan Securities Inc.
Scotia Capital (USA) Inc.
UBS Securities LLC
Total	$	$

       The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

       Notes sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial offering price of up to           % of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial offering price of up to           % of the principal amount of notes. After the initial offering, the underwriters may change the offering price and the other selling terms.

       The notes are a new issue of securities with no established trading market. Reliant Energy has been advised by the underwriters that the underwriters intend to make a market in the notes, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

       In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

       The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

       These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

       Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

       Each underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands any notes with a denomination of less than EUR50,000 (or its foreign currency equivalent) other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) unless one of the other exemptions from or exceptions to the prohibition contained in article 3 of the Dutch Securities Transactions Supervision Act 1995 (Wet toezicht effectenverkeer 1995) is applicable and the conditions attached to such exemption or exception are complied with.

       The notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

       This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

       The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

       It is expected that delivery of the notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the business day following the date of pricing of the notes (such settlement date being herein referred to as “T+     ”). Under SEC Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the notes initially will settle on T+     , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the next three succeeding business days should consult their own advisors.

       We and the guarantors have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

       Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment and commercial banking services for us and our affiliates in the ordinary course of business, for which they received or may continue to receive customary fees and expenses. Bank of America, N.A., an affiliate of Banc of America Securities LLC, is administrative agent and lender under our existing credit facilities and ABN AMRO Bank N.V., an affiliate of ABN AMRO Incorporated, The Bank of Nova Scotia, an affiliate of Scotia Capital (USA) Inc., Barclays Bank PLC, an affiliate of Barclays Capital Inc., an affiliate of Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., Merrill Lynch Capital Corporation, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated and an affiliate of UBS Securities LLC, are lenders under our existing credit facilities. Each of these banks received customary fees and expense reimbursements in connection with underwriting the loans under our existing credit facilities. We intend to use the net proceeds to repay indebtedness under our existing credit facilities. See “Use of Proceeds.”

       Bank of America, N.A., an affiliate of Banc of America Securities LLC, is administrative agent and lender under our amended and restated credit facilities, Deutsche Bank Securities Inc. and Barclays Bank PLC, an affiliate of Barclays Capital Inc., is a co-syndication agent and lender under our amended and restated credit facilities. Deutsche Bank AG, New York Branch, an affiliate of Deutsche Bank Securities Inc., Merrill Lynch Capital Corporation, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., The Bank of Nova Scotia, an affiliate of Scotia Capital (USA) Inc., ABN AMRO Bank N.V., an affiliate of ABN AMRO Incorporated, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc. an affiliate of UBS Securities LLC are lenders under our amended and restated credit facilities. Each of these banks received or will receive customary fees and expense reimbursements in connection with underwriting the loans under the amended and restated credit facilities.

       Because affiliates of certain of the underwriters are lenders under our existing credit facilities, and will receive more than 10% of the net proceeds of this offering when we repay those facilities, they may be deemed to be subject to Rule 2710(h) of the National Association of Securities Dealers, Inc. When a NASD member participates in a public offering of debt securities in which it, or its affiliates, together with the other underwriters and their affiliates, will receive more than 10% of the net proceeds of the public offering, then that rule requires that the yield to the public may be no lower than that recommended by a “qualified independent underwriter” as defined by the NASD. In accordance with this rule, we will obtain an underwriter to assume the responsibilities of acting as a qualified independent underwriter. In this role, the qualified independent underwriter will perform its usual due diligence investigation and will participate in the preparation of this prospectus supplement. We and the guarantors will agree to indemnify this underwriter against liabilities incurred in connection with acting as qualified independent underwriter, including liabilities under the Securities Act.

       We expect to appoint Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as remarketing agent with respect to the tax-exempt facilities revenue bonds relating to the Seward project. In addition, we expect that Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs & Co.,

Banc of America Securities LLC, J.P. Morgan Securities Inc. and UBS Securities LLC will agree to use their best efforts to purchase for resale all or a portion of the existing tax-exempt facilities revenue bonds relating to the Seward project in connection with the concurrent conversion to fixed-rate and reoffering of such bonds and all or a portion of an issuance of $100 million of new issue tax-exempt facilities revenue bonds relating to the Seward project, in each case for which they will receive customary fees and expense reimbursements in connection with their efforts.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

       The following is a summary of United States federal income tax consequences of the purchase, ownership, and disposition of notes by an investor who purchases notes pursuant to, and at the price indicated on the cover of, this prospectus supplement and that, for United States federal income tax purposes, is not a “United States person” as defined below (a “Non-U.S. Holder”). This summary is based upon existing United States federal tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal taxation which may be important to particular Non-U.S. Holders in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including foreign private foundations), United States expatriates and partnerships and partners therein) or to persons that will hold the notes as a part of a straddle, hedge, conversion or synthetic security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any state, local, or non-United States tax considerations. This summary assumes that investors will hold their notes as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of purchasing, owning, and disposing of the notes, as well as any tax consequences that may arise under the laws of any state, local, non-United States, or other taxing jurisdiction.

       For purposes of this summary, a “United States person” is:

•	an individual who is a citizen or resident of the United States,

•	a corporation, partnership or other entity taxable as a corporation or partnership, created in or organized under the law of the United States, any state thereof, or the District of Columbia,

•	an estate that is subject to United States federal income taxation without regard to the source of its income, or

•	a trust (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (b) that was in existence on August 20, 1996, was treated as a United States person under the Code on the previous day, and elected to continue to be so treated.

Payments of Interest

       Interest paid by us to a Non-U.S. Holder will not be subject to United States federal income or withholding tax provided that (a) the beneficial owner of the note does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (b) the beneficial owner of the note is not a controlled foreign corporation that is related to us actually or constructively through stock ownership or a bank described in section 881(c)(3)(A) of the Code, and (c) the requirements of section 871(h) or 881(c) of the Code are satisfied as described below under the heading “Owner Statement Requirement.” Notwithstanding the above, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty, a Non-U.S. Holder that is engaged in the conduct of a United States trade or business will generally be subject to (i) United States federal income tax on a net income basis on interest that is effectively connected with the conduct of such trade or business and (ii) if the Non-U.S. Holder is a corporation or other entity taxable as a corporation, a United States branch profits tax equal to 30%, or a lower tax rate under an applicable treaty, of its “effectively connected earnings and profits” as adjusted for the taxable year.

Gain on Disposition

       A Non-U.S. Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption, or other disposition of a note unless (a) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or (b) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days during the taxable year and certain other requirements are met. Any such gain that is effectively connected with the conduct of a United States trade or business by a Non-U.S. Holder will be subject to United States federal income tax on a net income basis in the same manner as if such holder were a United States person and, if such Non-U.S. Holder is a corporation, or other entity taxable as a corporation, such gain may also be subject to the United States branch profits tax described above.

Owner Statement Requirement

       Sections 871(h) and 881(c) of the Code require that either the beneficial owner of a note or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”) and that holds a note on behalf of such owner file a statement with us or our agent to the effect that the beneficial owner is not a United States person in order to avoid withholding of United States federal income tax. This requirement will be satisfied if we or our agent receive (a) a statement (an “Owner’s Statement”) from the beneficial owner certifying under penalties of perjury that such owner is not a United States person and that provides such owner’s name and address (which statement generally may be made on Internal Revenue Service Form W-8BEN) or (b) a statement from the Financial Institution holding the note on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner’s Statement together with a copy of the Owner’s Statement. The beneficial owner must inform us or our agent (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner’s Statement.

Backup Withholding and Information Reporting

       United States federal income tax law provides that backup withholding tax will not apply to payments made by us or our agent on a note to a Non-U.S. Holder if an Owner’s Statement or similar documentation is received or an exemption has otherwise been established, provided that we or our agent do not know or have to reason to know that the payee is a United States person. Information reporting may apply to payments of interest on the notes and the amount of tax, if any, withheld with respect to such payments. If a note is sold by a Non-U.S. Holder through a non-United States related broker or Financial Institution, backup withholding and information reporting would not generally be required. Information reporting and backup withholding may apply if the note is sold by a Non-U.S. Holder through a United States or United States related broker or Financial Institution and if the Non-U.S. Holder fails to provide an Owner’s Statement or other appropriate evidence of non-United States status.

       Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be refunded or credited against the Non-U.S. Holder’s United States federal income tax liability, if any, if the Non-U.S. Holder provides, on a timely basis, the required information to the United States Internal Revenue Service.

LEGAL MATTERS

       The validity of the issuance of securities by this prospectus supplement will be passed upon for Reliant Energy, Inc. by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

GLOSSARY OF TERMS

       Certain terms used in this prospectus supplement are defined under “Description of Notes — Certain Definitions.” Additionally, the following terms are used in this prospectus supplement:

Cal ISO	California Independent System Operator.

Cal PX	California Power Exchange.

CenterPoint	CenterPoint Energy, Inc., on and after August 31, 2002, and Reliant Energy, Incorporated prior to August 31, 2002.

Channelview	Reliant Energy Channelview L.P., one of our subsidiaries.

EBITDA	Earnings (loss) before interest expense, interest income, income taxes, depreciation and amortization expense.

EBITDAR	Earnings (loss) before interest expense, interest income, income taxes, depreciation, amortization and rent.

EITF	Emerging Issues Task Force.

EITF No. 02-03	EITF Issue No. 02-03, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities.”

EITF No. 03-11	EITF Issue No. 03-11, “Reporting Realized Gains and Losses on Derivative Instruments that are Subject to FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and Not “Held for Trading Purposes” as Defined in EITF Issue No. 02-03.”

ERCOT	Electric Reliability Council of Texas.

ERCOT ISO	ERCOT Independent System Operator.

ERCOT Region	The electric market operated by ERCOT.

FASB	Financial Accounting Standards Board.

FERC	Federal Energy Regulatory Commission.

FIN No. 46	FASB Interpretation No. 46, “Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51.”

Form 10-K	Reliant Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission on March 8, 2004, and incorporated by reference herein.

GWh	Gigawatt hour.

hydropower plants	71 operating hydropower plants and a fossil-fueled, combined-cycle generation plant formerly owned by Orion Power Holdings, with a total aggregate net generating capacity of 770 megawatts located in upstate New York.

ISO	Independent system operator.

KWh	Kilowatt hour.

Liberty	Liberty Power and Liberty Electric, collectively.

Liberty Power	Liberty Electric Power, LLC, one of our subsidiaries.

Liberty Electric	Liberty Electric PA, LLC, one of our subsidiaries.

LIBOR	London inter-bank offered rate.

MMbtu	One million British thermal units.

MW	Megawatts.

MWh	Megawatt hour.

NYMEX	New York Mercantile Exchange.

Orion Capital	Orion Power Capital, LLC, one of our subsidiaries.

Orion MidWest	Orion Power MidWest, L.P., one of our subsidiaries.

Orion NY	Orion Power New York, L.P., one of our subsidiaries.

Orion Power	Orion Power Holdings and its subsidiaries.

Orion Power Holdings	Orion Power Holdings, Inc., one of our subsidiaries.

PEDFA	Pennsylvania Economic Development Financing Authority.

PG&E	Pacific Gas and Electric Company.

PJM	PJM Interconnection, LLC.

PJM Market	The wholesale electric market operated by PJM primarily in all or parts of Delaware, the District of Columbia, Maryland, New Jersey, Ohio, Pennsylvania, Virginia and West Virginia.

PUCT	Public Utility Commission of Texas.

Reliant Energy Services	Reliant Energy Services, Inc.

REMA	Reliant Energy Mid-Atlantic Power Holdings, LLC, one of our subsidiaries, and its subsidiaries.

REPG	Reliant Energy Power Generation, Inc., one of our subsidiaries.

RERH	Reliant Energy Retail Holdings, LLC, one of our subsidiaries.

RTO	Regional transmission organizations.

SCE	Southern California Edison Company.

SEC	Securities and Exchange Commission.

Seward	Reliant Energy Seward, LLC, one of our subsidiaries.

SFAS	Statements of Financial Accounting Standards.

SFAS No. 133	SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended.

SFAS No. 142	SFAS No. 142, “Goodwill and Other Intangible Assets.”

SFAS No. 144	SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”

Texas electric restructuring law	Texas Electric Choice Plan adopted by the Texas legislature in June 1999.

Texas Genco	Texas Genco, LP and its subsidiaries and Texas Genco Holdings, Inc., and its subsidiaries.

Texas Genco, LP	A subsidiary of Texas Genco Holdings, Inc.

Preliminary Prospectus

$3,500,000,000

Reliant Resources, Inc.

Senior Secured Debt Securities

Senior Unsecured Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Warrants

       We, Reliant Resources, Inc., may offer, issue and sell from time to time, together or separately, our:

•	debt securities, which may be senior secured debt securities, senior unsecured debt securities or subordinated debt securities;

•	shares of our common stock;

•	shares of our preferred stock; and

•	warrants to purchase common stock, preferred stock or other securities.

       This prospectus provides you with a general description of the securities which may be offered. Each time we offer securities for sale, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. A prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement before you make your investment decision.

       This prospectus may not be used to sell securities, unless accompanied by a prospectus supplement.

       Our common stock is listed on the New York Stock Exchange under the trading symbol “RRI.”

       Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 11, 2003.

ABOUT THIS PROSPECTUS

       This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. By using this shelf process, we may, from time to time, sell any combination of debt securities, common stock, preferred stock and warrants, as described in this prospectus, in one or more offerings up to a total dollar amount of $3,500,000,000, or the equivalent thereof, on the date of issuance in one or more currencies, currency units or composite currencies. This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities for sale, we will provide a supplement to this prospectus that will describe the specific information about the offering and the terms of the securities. A prospectus supplement may also add to, update or change the information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to under the heading “Where You Can Find More Information” in this prospectus.

       You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted.

       You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition and results of operations may have changed since that date.

       In this prospectus, “Reliant Resources” and “RRI” refer to Reliant Resources, Inc. and “the company,” “we,” “us” and “our” refer to Reliant Resources, Inc. and its subsidiaries, unless we specify or the context clearly indicates otherwise.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

       When we make statements containing projections about our revenues, income, earnings and other financial items, our plans and objectives for the future, future economic performance, transactions for the sale of parts of our operations and financings related thereto, or when we make statements containing any other projections or estimates about our assumptions relating to

i

these types of statements, we are making “forward-looking statements.” These statements usually relate to future events and anticipated revenues, earnings, business strategies, competitive position or other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook” and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Although we believe that the expectations and the underlying assumptions reflected in our forward-looking statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are not guarantees of future performance or events. Such statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements.

       In addition to the matters described in this prospectus, the following are some of the factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements:

•	Changes in laws and regulations, including deregulation, re-regulation and restructuring of the electric utility industry, changes in or application of environmental and other laws and regulations to which we are subject, and changes in or application of laws or regulations applicable to other aspects of our business, such as hedging activities;

•	The outcome of pending lawsuits, governmental proceedings and investigations;

•	The effects of competition, including the extent and timing of the entry of additional competitors in our markets;

•	Liquidity concerns in our markets;

•	Our pursuit of potential business strategies;

•	The timing and extent of changes in commodity prices and interest rates;

•	The availability of adequate supplies of fuel, water, and associated transportation necessary to operate our portfolio of generation assets;

•	Weather variations and other natural phenomena, which can affect the demand for power from or our ability to produce power at our generating facilities;

•	Financial market conditions and our access to capital, including availability of funds in the capital markets for merchant generation companies;

•	The creditworthiness or bankruptcy or other financial distress of our counterparties;

•	Actions by rating agencies with respect to us or our competitors;

•	Acts of terrorism or war;

•	The availability and price of insurance;

•	Political, legal, regulatory and economic conditions and developments;

•	The successful operation of deregulating power markets; the reliability of the systems, procedures and other infrastructure necessary to operate our retail electric business, including the systems owned and operated by the independent system operator in ERCOT; and

•	The resolution of the refusal by certain California market participants to pay our receivables balances and the resolution of the refund methodologies.

Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov. Our common stock is listed and traded on the New York Stock Exchange under the symbol “RRI.” You may inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

       The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means we can disclose important information to you by referring you to the documents containing the information. Any information we incorporate by reference is considered to be part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus will be deemed to automatically update and supercede this information. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC:

•	Reliant Resources’ Annual Report on Form 10-K/ A filed on May 1, 2003 for the fiscal year ended December 31, 2002;

•	Reliant Resources’ Proxy Statement on Schedule 14A, filed on April 30, 2003;

•	Reliant Resources’ Quarterly Report on Form 10-Q filed on May 14, 2003 for the quarter ended March 31, 2003;

•	Reliant Resources’ Quarterly Report on Form 10-Q filed on August 13, 2003 for the quarter ended June 30, 2003;

•	Reliant Resources’ Quarterly Report on Form 10-Q filed on November 12, 2003 for the quarter ended September 30, 2003;

•	Reliant Resources’ Current Report on Form 8-K filed on January 10, 2003;

•	Reliant Resources’ Current Report on Form 8-K filed on February 3, 2003;

•	Reliant Resources’ Current Report on Form 8-K filed on February 24, 2003;

•	Reliant Resources’ Current Report on Form 8-K filed on March 17, 2003;

•	Reliant Resources’ Current Report on Form 8-K filed on March 24, 2003;

•	Reliant Resources’ Current Report on Form 8-K filed on March 28, 2003;

•	Reliant Resources’ Current Report on Form 8-K filed on April 1, 2003 (to the extent filed by Reliant Resources under the Securities Exchange Act of 1934);

•	Reliant Resources’ Current Report on Form 8-K filed on April 16, 2003;

•	Reliant Resources’ Current Report on Form 8-K filed on May 12, 2003;

•	Reliant Resources’ Current Report on Form 8-K filed on June 5, 2003;

•	Reliant Resources’ Current Report on Form 8-K filed on June 18, 2003;

•	Reliant Resources’ Current Report on Form 8-K filed on June 24, 2003;

•	Reliant Resources’ Current Report on Form 8-K filed on June 27, 2003;

•	Reliant Resources’ Current Report on Form 8-K filed on June 30, 2003;

•	Reliant Resources’ Current Report on Form 8-K filed on July 11, 2003;

•	Reliant Resources’ Current Report on Form 8-K filed on July 22, 2003;

•	Reliant Resources’ Current Report on Form 8-K filed on July 23, 2003;

•	Reliant Resources’ Current Report on Form 8-K filed on August 12, 2003 (to the extent filed by Reliant Resources under the Securities Exchange Act of 1934);

•	Reliant Resources’ Current Report on Form 8-K filed on August 26, 2003;

•	Reliant Resources’ Current Report on Form 8-K filed on September 26, 2003;

•	Reliant Resources’ Current Report (items 5 and 7) on Form 8-K filed on November 14, 2003;

•	Reliant Resources’ Current Report (item 9) on Form 8-K filed on November 14, 2003;

•	Reliant Resources’ Current Report on Form 8-K filed on November 26, 2003;

•	Reliant Resources’ Current Report on Form 8-K filed on December 9, 2003; and

•	the description of Reliant Resources’ common stock, par value $.001 per share, and associated rights to purchase Reliant Resources’ Series A preferred stock, par value $.001 per share, contained in Reliant Resources’ Registration Statement on Form 8-A, filed with the SEC on April 27, 2001, as amended by Amendment No. 1 thereto on Form 8-A/A, filed with the SEC on May 1, 2001.

       For our most recent annual consolidated financial statements and notes, see our Current Report on Form 8-K filed on November 14, 2003 and incorporated by reference herein. For our most recent annual “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” see our Current Report on Form 8-K filed on November 14, 2003 and incorporated by reference herein. For our most recent interim consolidated financial statements and notes and interim “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” see our Quarterly Report on Form 10-Q filed on November 12, 2003 and incorporated by reference herein.

       For Orion Power Holdings, Inc.’s most recent annual consolidated financial statements and notes and annual “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” see our Current Report on Form 8-K filed on April 16, 2003 and incorporated by reference herein. For Orion Power Holdings, Inc.’s most recent interim consolidated financial statements and notes and interim “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” see our Current Report on Form 8-K filed on November 14, 2003 and incorporated by reference herein.

       For Reliant Energy Mid-Atlantic Power Holdings, LLC’s most recent annual consolidated financial statements and notes, see our Current Report on Form 8-K filed on July 22, 2003 and incorporated by reference herein. For Reliant Energy Retail Holdings, LLC’s most recent annual consolidated financial statements and notes, see our Current Report on Form 8-K filed on June 27, 2003 and incorporated by reference herein.

       We incorporate by reference any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 until the termination of the offering made under this prospectus. We do not incorporate by reference any information furnished pursuant to Items 9 or 12 of Form 8-K in any future filings.

       We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. Requests should be directed to:

Reliant Resources, Inc.

P.O. Box 148
Houston, Texas 77001-0148
Attention: Investor Relations
(713) 497-7000

       Our web site address is www.reliant.com. The information on our web site is not incorporated by reference into this prospectus.

v

RELIANT RESOURCES, INC.

       We provide electricity and energy services with a focus on the competitive retail and wholesale segments of the electric power industry in the United States. With respect to the retail segment of the industry, we provide customized electricity and related energy services to large commercial, industrial and institutional customers in Texas and, to a lesser extent, in the Pennsylvania — New Jersey — Maryland (PJM) Interconnection. We also provide standardized electricity and related services to residential and small commercial customers in Texas. Within the wholesale segment of the industry, we own and/or operate a substantial number of electric power generating units dispersed broadly across the United States. These units are not subject to traditional cost-based regulation; therefore, we can generally sell electricity at prices determined by the market, subject to regulatory limitations. We market electric energy, capacity and ancillary services and procure and, in some instances, resell natural gas, coal, fuel oil, natural gas transportation capacity and other energy-related commodities to optimize our physical assets and manage the risk of our asset portfolio. We sell energy commodities to and buy energy commodities from a variety of over-the-counter and exchange-based markets, as well as directly to or from energy producers, distributors and retailers, as appropriate.

       We are incorporated in Delaware. Our principal executive office is located at 1000 Main Street, Houston, Texas 77002. Our telephone number is (713) 497-3000.

RATIO OF EARNINGS TO FIXED CHARGES

       The following table sets forth our ratio of earnings from continuing operations to fixed charges for each of the periods indicated:

						For the
						Nine Months
						Ended
	For the Year Ended December 31,					September 30,

	1998	1999	2000	2001	2002	2002	2003(2)

Ratio of earnings from continuing operations to fixed charges(1)	19.31	1.28	1.83	7.50	1.55	2.92	—

(1)	For purposes of this calculation, earnings consist of income (loss) from continuing operations before income taxes less (a)(1) income of equity investments of unconsolidated subsidiaries and (2) capitalized interest plus (b)(1) loss of equity investments of unconsolidated subsidiaries, (2) fixed charges, (3) amortization of capitalized interest and (4) distributed income of equity investees. Fixed charges consist of (a) interest expense, (b) interest expense — affiliated companies, net, (c) capitalized interest and (d) interest within rent expense.

(2)	For the nine months ended September 30, 2003, our earnings were insufficient to cover our fixed charges by $837 million as our loss was $356 million and our fixed charges were $481 million.

USE OF PROCEEDS

       Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of any offering of securities offered for general corporate purposes. These purposes may include, but are not limited to:

•	working capital;

•	capital expenditures;

•	acquisitions; and

•	the repayment or refinancing of our indebtedness, including inter-company indebtedness or indebtedness of our subsidiaries.

       When a particular series of securities is offered, a prospectus supplement related to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay indebtedness until they are used for their stated purpose.

DESCRIPTION OF SECURITIES

       This prospectus contains summary descriptions of the debt securities, common stock, preferred stock and warrants that we may sell from time to time. The summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

       The debt securities offered by this prospectus will be senior secured debt securities, senior unsecured debt securities or subordinated debt securities. Debt securities may be guaranteed by us or one or more of our subsidiaries. Guarantees may be full or limited, senior or subordinated and secured or unsecured, or a combination thereof. We will issue the senior secured debt securities, the senior unsecured debt securities or the subordinated debt securities under indentures that we will enter into with Wilmington Trust Company, as trustee. We refer to the senior secured indenture and the senior unsecured indenture in this prospectus collectively as the “senior indentures” and the senior indentures and the subordinated indenture in this prospectus collectively as the “indentures.” To the extent that debt securities are guaranteed, the guarantees will be set forth in the indenture or supplements thereto. To the extent that debt securities or related guarantees are secured, the security interest will be granted under and subject to the indenture or supplements thereto, security agreements, pledge agreements, mortgages, intercreditor agreements, lien subordination agreements and other documents as may be required. We refer to these documents collectively as “security documents.” We will file forms of the indentures and any related security documents with the SEC as exhibits to the registration statement of which this prospectus forms a part or in a Current Report on Form 8-K. We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indentures and the security documents. For purposes of this “Description of Debt Securities and Guarantees” section of this prospectus, references to the terms “Reliant Resources,” “us” or “we” mean Reliant Resources, Inc. only, unless we state otherwise or the context clearly indicates otherwise.

       We may issue debt securities from time to time in one or more series under the indentures. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. The terms of our debt securities will include those set forth in the applicable indenture, any related security documents and those made a part of the applicable indenture by the Trust Indenture Act of 1939. You should carefully read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture and any related security documents before investing in our debt securities.

       The provisions of each of the indentures are substantially identical in substance, except that the subordinated indenture provides for the subordination of the subordinated debt securities and the senior indentures have no counterpart for that section. We have described the subordination provisions of the subordinated indenture below under “— Subordination Under the Subordinated Indenture.” The terms of the security arrangements for each series of our senior secured debt securities will be established in a supplemental indenture to the senior secured indenture and will be described in the applicable prospectus supplement.

       Subject to the exceptions, and subject to compliance with the applicable requirements, set forth in the applicable indenture, we may discharge our obligations under the indentures with respect to our debt securities as described below under “— Defeasance and Covenant Defeasance.”

The Terms of the Debt Securities

       We may issue debt securities in one or more series from time to time under each of the indentures. The total principal amount of debt securities that may be issued under the indentures is unlimited. We may limit the maximum total principal amount for the debt securities of any series. However, any limit may be increased by resolution of our board of directors. We will establish the terms of each series of debt securities in a supplemental indenture, board resolution or company order. Unless we inform you otherwise in a prospectus supplement, each series of our senior secured debt securities will rank equally in right of payment with all of our other senior debt, except that our senior secured debt will effectively rank senior to our senior unsecured debt to the extent of the value of the collateral securing the senior secured debt. The subordinated debt securities will rank junior in right of payment and be subordinate to all of our senior debt as described below under “— Subordination Under the Subordinated Indenture.”

       We will describe the specific terms of the series of debt securities being offered in a prospectus supplement. These terms will include some or all of the following:

•	the title of the debt securities;

•	whether the debt securities are senior secured debt securities, senior unsecured debt securities or subordinated debt securities;

•	the specific indenture under which the debt securities will be issued;

•	any limit on the total principal amount of the debt securities;

•	the ability to issue additional debt securities of the same series;

•	the price or prices at which we sell the debt securities;

•	the date or dates on which the principal of the debt securities will be payable, including the maturity date, or the method used to determine or extend those dates;

•	the interest rate or rates of the debt securities, if any, which may be fixed or variable, or the method used to determine the rate or rates;

•	the date or dates from which interest will accrue on the debt securities, or the method used for determining those dates;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum period during which the interest payment periods may be extended;

•	the interest payment dates and the regular record dates for interest payments, if any, or the method used to determine those dates;

•	the basis for calculating interest if other than a 360-day year of twelve 30-day months;

•	the place or places where:

•	payments of principal, premium, if any, and interest on the debt securities will be payable;

•	the debt securities may be presented for registration of transfer, conversion or exchange, as applicable; and

•	notices and demands to or upon us relating to the debt securities may be made;

•	any provisions that would allow or obligate us to redeem or purchase the debt securities, including any sinking fund or amortization provisions, prior to their maturity and the prices at which we may, or are required to do so;

•	the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000;

•	any provisions that would determine the amount of principal, premium, if any, or interest on the debt securities by reference to an index or pursuant to a formula;

•	the currency, currencies or currency units in which the principal, premium, if any, and interest on the debt securities will be payable, if other than U.S. dollars, and the manner for determining the equivalent principal amount in U.S. dollars;

•	any provisions for the payment of principal, premium, if any, and interest on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable;

•	the percentage of the principal amount at which the debt securities will be issued and, if other than 100%, the portion of the principal amount of the debt securities which will be payable if the maturity of the debt securities is accelerated or the method for determining such portion;

•	if the principal amount to be paid at the stated maturity of the debt securities is not determinable as of one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount as of any such date for any purpose, including the principal amount which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date, or, in any such case, the manner in which the deemed principal amount is to be determined;

•	to whom interest on any debt security shall be payable, if other than the person in whose name the security is registered on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than the manner provided in the applicable indenture;

•	any variation of the defeasance and covenant defeasance sections of the relevant indenture and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution;

•	whether any of the debt securities will initially be issued in the form of a temporary global security and the provisions for exchanging a temporary global security for definitive debt securities;

•	whether any of the debt securities will be issued in the form of one or more global securities and, if so:

•	the depositary for the global securities;

•	the form of any additional legends to be borne by the global securities;

•	the circumstances under which the global securities may be exchanged, in whole or in part, for individual debt security certificates; and

•	whether and under what circumstances a transfer of the global securities may be registered in the names of persons other than the depositary for the global securities or its nominee;

•	whether the interest rate of the debt securities may be reset;

•	whether the stated maturity of the debt securities may be extended;

•	any additions to or changes in the events of default for the debt securities and any change in the right of the trustee or the holders of the debt securities to declare the principal amount of the debt securities due and payable;

•	any additions to or changes in the covenants and definitions in the relevant indenture, including any restrictions on our ability to incur debt, redeem our stock or sell our assets;

•	any additions or changes to the relevant indenture necessary to issue the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	the appointment of any paying agents, authenticating agents, transfer agents, registrars or other agents for the debt securities, if other than the trustee;

•	the terms, if any, upon which holders may convert or exchange debt securities into or for our common stock, preferred stock or other securities or property;

•	the guarantors of each series and the extent of the guarantees (including provisions relating to seniority, subordination and security), if any;

•	the terms and conditions, if any, securing the debt securities;

•	any applicable subordination provisions for any subordinated debt securities in addition to or in lieu of those described in this prospectus;

•	any restriction or condition on the transferability of the debt securities;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events; and

•	any other terms of the debt securities.

       We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture. In addition, we will describe in a prospectus supplement, material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.

Guarantees

       We or one or more of our direct or indirect subsidiaries, or any combination of them, may, severally or jointly and severally, guarantee any or all of the series of debt securities. Guarantees may be full or limited, senior or subordinated, secured or unsecured, or any combination thereof. In all cases, however, the obligations of each guarantor under its guarantee will be limited as necessary to prevent the guarantee from being rendered voidable under fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally. We will describe the specific terms of any guarantees in a prospectus supplement. These terms will include some or all of the terms detailed in this section.

       All guarantees will bind the successors of the guarantors and will inure to the benefit of holders of the debt securities guaranteed. The guarantees will terminate upon the first to occur of:

•	full payment of the principal, interest and premium, if any, of all debt securities guaranteed; or

•	other discharge of all debt securities guaranteed;

except that each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of debt securities guaranteed must restore payment of any sums paid under the debt securities or the guarantee.

       The guarantee of a subsidiary will be released:

•	upon the sale or other disposition (including by way of consolidation or merger) of the subsidiary; or

•	upon the sale or disposition of all or substantially all of the assets of the subsidiary;

in each case other than a sale or disposition to us or one of our affiliates. The guarantee of a subsidiary will also be released upon:

•	the merger or consolidation of the subsidiary with or into, or the dissolution and liquidation of the subsidiary into, a subsidiary that is or becomes a guarantor of, or another person that guarantees, the debt securities guaranteed; or

•	the designation of the subsidiary as an unrestricted subsidiary.

       The guarantee will constitute a guarantee of payment and not of collection. Accordingly, the trustee or, in some circumstances the holders of the debt securities guaranteed, may institute a legal proceeding directly against the guarantor to enforce rights under the guarantee without first instituting a legal proceeding against the issuer of the debt security guaranteed or any other person or to realize upon any security for the debt securities guaranteed.

Structural Subordination

       Reliant Resources is a holding company that conducts substantially all of its operations through its subsidiaries. Its only significant assets are the capital stock of its subsidiaries and its subsidiaries generate substantially all of its operating income and cash flow. As a result, dividends or advances from its subsidiaries are the principal source of funds necessary to meet its debt service obligations. Contractual provisions or laws, as well as its subsidiaries’ financial condition and operating requirements, may limit Reliant Resources’ ability to obtain cash from its subsidiaries that it may require to pay its debt service obligations, including payments on the debt securities. In addition, holders of debt securities will be effectively subordinated to all of the liabilities of Reliant Resources’ subsidiaries with regard to the assets and earnings of Reliant Resources’ subsidiaries.

Form, Exchange and Transfer of the Debt Securities

       Unless we inform you otherwise in a prospectus supplement, we will issue the debt securities in registered form, without coupons, in denominations of integral multiples of $1,000.

       Holders will generally be able to exchange debt securities for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations.

       Holders may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the debt securities if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of debt securities. However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. Unless we inform you otherwise in a prospectus supplement, we will appoint the trustee as security registrar. We will identify any transfer agent in addition to the security registrar in a prospectus supplement. At any time, we may:

•	designate additional transfer agents;

•	rescind the designation of any transfer agent; or

•	approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the debt securities at all times.

       In the event we elect to redeem a series of debt securities, neither we nor the applicable trustee will be required to register the transfer or exchange of any debt security of that series:

•	during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the series and ending at the close of business on the day the notice is mailed; or

•	if we have selected the series for redemption, in whole or in part, except for any unredeemed portion of the series.

Global Securities

       Unless we inform you otherwise in a prospectus supplement, some or all of the debt securities of any series may be represented, in whole or in part, by one or more registered global securities. The global securities will have a total principal amount equal to the debt securities they represent. Unless we inform you otherwise in a prospectus supplement, each global security representing debt securities will be deposited with, or on behalf of, The Depository Trust Company, referred to as “DTC,” or any other successor depositary we may appoint. In such case, each holder’s beneficial interest in global securities will be shown on the records of DTC and transfers and beneficial interests will only be effected through DTC’s records. We refer to DTC or any other depositary in this prospectus as the “depositary.” Each global security will be registered in the name of the depositary or its nominee. Each global security will bear a legend referring to the restrictions on exchange and registration of transfer of global securities that we describe below and any other matters required by the relevant indenture. Unless we inform you otherwise in a prospectus supplement, we will not initially issue debt securities in definitive form.

       Global securities may not be exchanged, in whole or in part, for definitive debt securities, and no transfer of a global security, in whole or in part, may be registered in the name of any person other than the depositary for the global security or any nominee of the depositary unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for the global security or has ceased to be qualified to act as depositary as required by the applicable indenture unless we have approved a successor depositary within 90 days;

•	we determine in our sole discretion that the global security will be so exchangeable or transferable; or

•	any other circumstances in addition to or in lieu of those described above that we may describe in a prospectus supplement have occurred.

       All debt securities issued in exchange for a global security or any portion of a global security will be registered in the names directed by the depositary.

       Any additional terms of the depositary agreement with respect to any series of debt securities and the rights of and limitations on owners of beneficial interests in a global security representing a series of debt securities may be described in a related prospectus supplement.

Payment and Paying Agents

       Unless we inform you otherwise in a prospectus supplement, we will pay interest on the debt securities to the persons in whose names the debt securities are registered at the close of business on the regular record date for each interest payment. However, unless we inform you otherwise in a prospectus supplement, we will pay the interest payable on the debt securities at their stated maturity to the persons to whom we pay the principal amount of the debt securities. The initial payment of interest on any series of debt securities issued between a regular record date and the related interest payment date will be payable in the manner provided by the terms of the series, which we will describe in a prospectus supplement.

       Unless we inform you otherwise in a prospectus supplement, we will pay principal, premium, if any, and interest on the debt securities at the offices of the paying agents we designate. However, except in the case of a global security, we may pay interest by:

•	check mailed to the address of the person entitled to the payment as it appears in the security register; or

•	wire transfer in immediately available funds to the place and account designated in writing by the person entitled to the payment as specified in the security register.

       We will designate the trustee under the applicable indenture as the sole paying agent for the debt securities unless we inform you otherwise in a prospectus supplement. If we initially designate any other paying agents for a series of debt securities, we will identify them in a prospectus supplement. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the debt securities at all times.

       Any money deposited with the applicable trustee or any paying agent for the payment of principal, premium, if any, and interest on the debt securities that remains unclaimed for two years after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The trustees and any paying agents will not be liable for those payments after we have been repaid.

Restrictive Covenants

       We will describe any restrictive covenants for any series of debt securities in a prospectus supplement.

Consolidation, Merger and Sale of Assets

       Unless we inform you otherwise in a prospectus supplement, Reliant Resources may not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety, to any person, other than a direct or indirect wholly owned subsidiary, referred to as a “successor person,” unless:

•	we are the surviving corporation or the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction;

•	the successor person assumes Reliant Resources’ obligations with respect to the debt securities and the relevant indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing; and

•	we have delivered to the applicable trustee the certificates and opinions required under the relevant indenture.

       As used in the indentures, the term “corporation” means a corporation, association, company, limited liability company, joint-stock company or business trust.

Events of Default

       Unless the context clearly indicates otherwise, we use the terms “indenture” and “trustee” in this subsection to mean the relevant indenture and trustee with respect to any series of debt securities we may offer.

       Unless we inform you otherwise in a prospectus supplement, each of the following will be an event of default under the indenture for a series of debt securities:

•	our failure to pay any interest on that series for 30 days after the interest becomes due and payable;

•	our failure to pay principal or premium, if any, on that series when due, regardless of whether such payment becomes due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•	our failure to perform, or our breach in any material respect of, any other covenant or warranty in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of another series of debt securities issued under the indenture, for 90 days after either the trustee or holders of at least 25% in principal amount of the outstanding debt securities have given us written notice of the breach in the manner required by the indenture;

•	certain events involving bankruptcy, insolvency or reorganization; and

•	any other event of default we may provide for that series.

       If an event of default described in the first, second, third or fifth bullet points above occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of a series may declare the principal amount of the debt securities due and immediately payable. In order to declare the principal amount of the debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the debt securities.

       If an event of default described in the fourth bullet point above occurs, then the principal amount of the debt securities shall be immediately due and payable without any declaration or any other action on the part of the trustee or any holder.

       An event of default will be deemed waived at any time after a declaration of acceleration but before a judgment for payment of the money due has been obtained if:

•	we have paid or deposited with the trustee all overdue interest, the principal and any premium due otherwise than by the declaration of acceleration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, and all amounts due to the trustee, and

•	all events of default, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived.

       The trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of debt securities unless those holders have offered the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which it might incur as a result. The holders of a majority of the outstanding debt securities have, with certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or the exercise of any trust or power of the trustee with respect to the debt securities.

       The holder of any debt security will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that debt security on its maturity date or redemption date and to institute suit to enforce those payments.

       We are required to furnish each year to the trustee an officers’ certificate to the effect that we are not in default under the indenture or, if there has been a default, specifying the default and its status.

Modification and Waiver

       Unless the context clearly indicates otherwise, we use the terms “indenture” and “trustee” in this subsection to mean the relevant indenture and the applicable trustee with respect to any series of debt securities we may offer.

       We may enter into one or more supplemental indentures with the trustee without the consent of the holders of the debt securities in order to:

•	evidence the succession of another person to us, or successive successions and the assumption of our covenants, agreements and obligations by a successor;

•	add to our covenants for the benefit of the holders or to surrender any of our rights or powers;

•	add events of default for any series of debt securities;

•	add or change any provisions of the indenture to the extent necessary to issue debt securities in bearer form;

•	add to, change or eliminate any provision of the indenture applying to one or more series of debt securities, provided that if such action adversely affects the interests of any holders of debt securities of any series, the addition, change or elimination will become effective with respect to that series only when no security of that series remains outstanding;

•	convey, transfer, assign, mortgage or pledge any property to or with the trustee or to surrender any right or power conferred upon us by the indenture;

•	establish the form or terms of any series of debt securities;

•	provide for uncertificated securities in addition to certificated securities;

•	evidence and provide for successor trustees or to add or change any provisions to the extent necessary to appoint a separate trustee or trustees for a specific series of debt securities;

•	correct any ambiguity, defect or inconsistency under the indenture, provided that such action does not adversely affect the interests of the holders of debt securities of any series;

•	supplement any provisions of the indenture necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities;

•	comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded; or

•	add, change or eliminate any provisions of the indenture in accordance with any amendments to the Trust Indenture Act of 1939, provided that the action does not adversely affect the rights or interests of any holder of debt securities.

       We may enter into one or more supplemental indentures with the trustee in order to add to, change or eliminate provisions of the indenture or to modify the rights of the holders of one or more series of debt securities if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

•	changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, except to the extent permitted by the indenture;

•	reduces the principal amount of, or any premium or interest on, any debt security;

•	reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

•	changes the currency of payment of principal, premium, if any, or interest;

•	impairs the right to institute suit for the enforcement of any payment on any debt security;

•	reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

•	reduces the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	makes any change that adversely affects the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security; or

•	changes the terms and conditions pursuant to which any series of debt securities are secured in a manner adverse to the holders of that series of debt securities.

       We may not amend the subordinated indenture to change the subordination of any outstanding subordinated debt securities without the consent of each holder of senior debt that the amendment would adversely affect.

       Holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults or compliance with restrictive provisions of the indenture. However, the consent of holders of each outstanding debt security of a series is required to:

•	waive any default in the payment of principal, premium, if any, or interest; or

•	waive any covenants and provisions of the indenture that may not be amended without the consent of the holder of each outstanding debt security of the series affected.

       In order to determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under the indenture as of a specified date:

•	the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of the maturity to such date;

•	if, as of such date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such debt security;

•	the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above; and

•	debt securities owned by us or any other obligor upon the debt securities or any of their affiliates will be disregarded and deemed not to be outstanding.

       Some debt securities, including those for which payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased, will not be deemed to be outstanding.

       We will generally be entitled to set any day as a record date for determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of the debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the trustee may specify, if it set the record date.

Subordination Under the Subordinated Indenture

       We have defined some of the terms we use in this subsection at the end of this subsection. The subordinated debt securities issued under the subordinated indenture will:

•	be general unsecured obligations;

•	be subordinate and rank junior in right of payment to all of our senior debt to the extent provided in the subordinated indenture or in any supplemental indenture;

•	rank equally in right of payment with all of our other subordinated indebtedness unless otherwise provided in a supplemental indenture; and

•	with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries.

This means we will not make any payment of principal, premium, if any, interest, or any other amounts, if any, on the subordinated debt securities if:

•	we have defaulted in the payment of principal, premium, if any, interest or any other amounts due on any of our senior debt beyond any applicable grace period; or

•	the maturity of any of our senior debt has been accelerated because of a default,

until such default is cured, waived in writing or ceases to exist or such senior debt is discharged or paid in full. If the maturity of one or more series of our subordinated debt securities is accelerated, then we will not make any payment of principal, premium, if any, interest or any other amounts, if any, on the subordinated debt securities until the holders of all of our senior debt outstanding at the time of acceleration receive payment in full of the senior debt (including any amounts due upon acceleration, if applicable).

       If our assets are distributed to our creditors upon our dissolution, winding-up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or bankruptcy, insolvency or similar proceedings, all amounts due or to become due on all of our senior debt must be paid in full before we may make any payments on our subordinated debt securities.

       Under the subordinated indenture, the term “senior debt” means the principal, premium, if any, interest, or other amounts due, if any, in connection with all of our debt (unless otherwise provided in a supplemental indenture), whether created, incurred or assumed before, on or after the date of the subordinated indenture. However, senior debt does not include:

•	our debt to any of our subsidiaries;

•	any series of subordinated debt securities issued under the subordinated indenture, unless otherwise specified by the terms of any such series;

•	our debt that, when incurred and without respect to any election under Section 1111(B) of Title 11, U.S. Code, was without recourse to us;

•	any of our other debt which by the terms of the instrument creating or evidencing it is specifically designated as being subordinated to or pari passu with the subordinated debt securities; and

•	any trade payables.

       Under the subordinated indenture, the term “debt” means, with respect to any person at any date of determination, without duplication:

•	all indebtedness for borrowed money;

•	all obligations evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	all obligations under letters of credit or bankers’ acceptances or other similar instruments, or related reimbursement obligations, issued on the account of such person;

•	all obligations to pay the deferred purchase price of property or services, except trade payables;

•	all obligations as lessee under capitalized leases;

•	all debt of others secured by a lien on any asset of such person, whether or not the debt is assumed by the person, provided that, for purposes of determining the amount of any debt of the type described in this bullet point, if recourse with respect to the debt is limited to the asset, the amount of the debt will be limited to the lesser of the fair market value of the asset or the amount of the debt;

•	all debt of others guaranteed by such person to the extent the debt is guaranteed by such person; and

•	to the extent not otherwise included in this definition, all obligations for claims in respect of derivative products, including interest rate, options, swaps, collars and similar arrangements.

       Under the subordinated indenture, the term “trade payables” means, with respect to any person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such person or any of its subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

       The subordinated indenture does not limit our ability to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the subordinated debt securities.

       A prospectus supplement relating to each series of subordinated debt securities will describe any subordination provisions applicable to such series in addition to or different from those described above.

       By reason of the subordination of the subordinated debt securities, in the event we become insolvent, holders of our senior debt and holders of our other obligations that are not subordinated to our senior debt may receive more, ratably, than holders of the subordinated debt securities. However, this subordination will not prevent the occurrence of an event of default or limit the right of acceleration in respect of the subordinated debt securities.

Defeasance and Covenant Defeasance

       Unless the context clearly indicates otherwise, we use the terms “indenture” and “trustee” in this subsection to mean the relevant indenture and the applicable trustee with respect to any series of debt securities we may offer.

       Unless we inform you otherwise in a prospectus supplement, the provisions of the indenture relating to defeasance and discharge of indebtedness, or defeasance of restrictive covenants, will apply to the debt securities of any series.

       Defeasance and Discharge. We will be discharged from all of our obligations with respect to the debt securities, except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold money for payment in trust, upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the debt securities on the respective stated maturities of the debt securities in accordance with the terms of the indenture and the debt securities. Such defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that holders of the debt securities will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. Such opinion must be based on a ruling of the U.S. Internal Revenue Service or a change in U.S. federal income tax law occurring after the date hereof, because this result would not occur under current U.S. federal income tax law.

       Defeasance of Certain Covenants. We may, in certain circumstances, omit to comply with specified restrictive covenants, including those described under “— Consolidation, Merger and Sale of Assets” and any that we may describe in a prospectus supplement, and that in those circumstances the occurrence of certain events of default, which are described in the third bullet point, with respect to such restrictive covenants, under “— Events of Default” and any that may be described in a prospectus supplement, will be deemed not to be or result in an event of default, in each case with respect to the debt securities. We, in order to exercise such covenant defeasance option, will be required to deposit, in trust for the benefit of the holders of the debt securities, money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the debt securities on the respective stated maturities in accordance with the terms of the indenture and the debt securities. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of the debt securities will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercise this option with respect to any debt securities and the debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on the debt securities at the time of their respective stated maturities, but might not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from the event of default. In such case, we would remain liable for those payments.

       We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Notices

       Holders of our debt securities will receive notices by mail at their addresses as they appear in the security register.

Title

       We may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security for all purposes, whether or not it is overdue.

Governing Law

       New York law will govern the indentures and the debt securities, without regard to its conflicts of law principles.

Regarding the Trustee

       If the trustee becomes one of our creditors, its rights to obtain payment of claims in specified circumstances, or to realize for its own account on certain property received in respect of any such claim as security or otherwise will be limited under the terms of the indentures. The trustee may engage in certain other transactions; however, if the trustee acquires any conflicting interests within the meaning specified under the Trust Indenture Act, the trustee will be required to eliminate the conflict or resign.

       Pursuant to the Trust Indenture Act, should a default occur with respect to either the senior debt securities or the subordinated debt securities, Wilmington Trust Company would be required to resign as trustee under one of the indentures within 90 days of the default unless it were cured, waived or otherwise eliminated.

Conversion or Exchange Rights

       A prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other securities. These terms will also include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock, preferred stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF CAPITAL STOCK

General

       The following descriptions are summaries of material terms of our common stock, preferred stock, certificate of incorporation and bylaws. This summary is qualified by reference to our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

       Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.001 per share, and 125,000,000 shares of preferred stock, par value $0.001 per share. Of the 125,000,000 shares of preferred stock, 2,000,000 shares have been designated Series A preferred stock. Our common stock is traded on the New York Stock Exchange under the trading symbol “RRI.” As of December 5, 2003, we had approximately 294,591,650 shares of common stock issued and outstanding, 5,212,350 shares of common stock held in treasury and no shares of preferred stock outstanding.

Common Stock

       Each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There are no cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to dividends when, as and if declared by our board of directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of our common stock will be entitled to a pro rata share in any distribution to stockholders, but only after satisfaction of all of our liabilities and of the prior rights of any outstanding series of our preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

       The following description discusses the general terms of the preferred stock that we may issue. A prospectus supplement relating to a particular series of preferred stock will describe the specific terms of such series of preferred stock.

       Our board of directors has the authority, without stockholder approval, to issue shares of preferred stock from time to time in one or more series, and to fix the number of shares and terms of each such series. The board may determine the designation and other terms of each series, including:

•	dividend rates;

•	redemption rights;

•	liquidation rights;

•	sinking fund provisions;

•	conversion rights;

•	voting rights; and

•	any other designations, powers, preferences, rights, qualifications, limitations, or restrictions.

       You should refer to the prospectus supplement relating to the series of preferred stock being offered for the specific terms of that series, including:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock or other securities, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price;

•	any listing of the preferred stock being offered on any securities exchange;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

       Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

       The issuance of preferred stock could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation.

       The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an attempt to obtain control of our company. For example, if, in the exercise of its fiduciary obligations, our board were to determine that a takeover proposal was not in our best interest, the board could authorize the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of the series to prevent or make the change of control transaction more difficult. Alternatively, a change of control transaction deemed by the board to be in our best interest could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders.

       Holders of our common stock may purchase shares of our Series A preferred stock if the rights associated with their common stock are exercisable and the holders exercise the rights. Please read “— Stockholder Rights Plan.”

       Series A Preferred Stock. Our Series A preferred stock ranks junior to all other series of our preferred stock, and senior to our common stock with respect to dividend and liquidation rights. If we liquidate, dissolve or wind up, we may not make any distributions to holders of our common stock unless we first pay holders of our Series A preferred stock an amount equal to:

•	$1,000 per share, plus

•	accrued and unpaid dividends and distributions on our Series A preferred stock, whether or not declared, to the date of such payment.

If the dividends or distributions payable on our Series A preferred stock are in arrears, we may not:

•	declare or pay dividends on;

•	make any other distributions on;

•	redeem;

•	purchase; or

•	otherwise acquire for consideration

any shares of our common stock, or

•	redeem;

•	purchase; or

•	otherwise acquire for consideration

any shares of our Series A preferred stock, until we have paid all such unpaid dividends or distributions, except in accordance with a purchase offer to all holders of our Series A preferred stock upon terms that our board of directors determines will be fair and equitable.

       We may redeem shares of our Series A preferred stock at any time at a redemption price determined in accordance with the provisions of our certificate of incorporation.

       Holders of shares of our Series A preferred stock are entitled to vote together with holders of our common stock as one class on all matters submitted to a vote of our stockholders. Each share of Series A preferred stock entitles its holder to a number of votes equal to the “adjustment number” specified in our certificate of incorporation. The adjustment number is initially equal to 1,000 and is subject to adjustment in the event we:

•	declare any dividend on our common stock payable in shares of common stock;

•	subdivide our outstanding shares of common stock; or

•	combine our outstanding shares of common stock into a smaller number of shares.

       For a complete description of the terms of our Series A preferred stock, we encourage you to read our certificate of incorporation, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

Anti-Takeover Effects of Delaware Laws and Our Charter and Bylaw Provisions

       Some provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of control of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

       These provisions, as well as our stockholder rights plan, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Charter and Bylaw Provisions

       Election and Removal of Directors. Our board of directors is comprised of between one and fifteen directors, the exact number to be fixed from time to time by resolution of our board of directors. Our board of directors is divided into three classes. The directors in each class serve for a three-year term, with only one class being elected each year by our stockholders. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of our directors. In addition, no director may be removed except for cause, and directors may be removed for cause by a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on the board of directors and any newly created directorship may only be filled by a majority of the remaining directors in office.

       Stockholder Meetings. Our bylaws provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer, our president or a majority of the board of directors. Our certificate of incorporation and bylaws specifically deny our stockholders the ability to call a special meeting.

       Elimination of Stockholder Action by Written Consent. Our certificate of incorporation and our bylaws provide that holders of our common stock will not be able to act by written consent without a meeting.

       Amendment of Certificate of Incorporation. The provisions described above under “— Election and Removal of Directors,” “— Stockholder Meetings” and “— Elimination of Stockholder Action by Written Consent” may be amended only by the affirmative vote of holders of at least 66 2/3% of the voting power of outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class.

       Amendment of Bylaws. Our board of directors has the power to alter, amend or repeal our bylaws or adopt new bylaws by the affirmative vote of at least 80% of all directors then in office at any regular or special meeting of the board of directors called for that purpose. This right is subject to repeal or change by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class.

Other Limitations on Stockholder Actions

       Our bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed;

•	propose any repeal or change in our bylaws; or

•	propose any other business to be brought before an annual or special meeting of stockholders.

       With respect to special meetings of stockholders, our bylaws provide that only such business shall be conducted as shall have been stated in the notice of the meeting or shall otherwise have been brought before the meeting by or at the direction of the chairman of the meeting or the board of directors.

       Under these procedural requirements, in order to bring a proposal or nomination before an annual meeting of stockholders, or in order to bring a nomination before a special meeting of stockholders, a stockholder must deliver timely notice to our corporate secretary along with the following:

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the stockholder’s name and address;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership;

•	the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with such persons; and

•	the number of shares such persons beneficially own.

To be timely, a stockholder must deliver notice:

•	of a nomination or other business in connection with an annual meeting of stockholders, not less than 90 nor more than 180 days prior to the date on which the immediately preceding year’s annual meeting of stockholders was held; or

•	of a nomination in connection with a special meeting of stockholders, not less than 40 nor more than 60 days prior to the date of the special meeting.

       In order to submit a nomination for our board of directors, a stockholder must also submit information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s nominee or proposal will be ineligible and will not be voted on by our stockholders.

       Limitation on Liability of Directors. Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

       Our bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Stockholder Rights Plan

       Each share of our common stock includes one right to purchase from us a unit consisting of one one-thousandth of a share of our Series A preferred stock at a purchase price of $150.00 per unit, subject to adjustment. The rights are issued pursuant to a rights agreement between us and JPMorgan Chase Bank, the successor to The Chase Manhattan Bank, as rights agent. We have summarized selected portions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the summary below and the rights agreement, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

       Detachment of Rights; Exercisability. The rights are evidenced by the certificates representing our currently outstanding common stock and all common stock certificates we may issue prior to the “distribution date.” That date will occur, except in some cases, on the earlier of:

•	ten days following a public announcement that a person or group of affiliated or associated persons, who we refer to collectively as an “acquiring person,” has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock; or

•	ten business days following the start of a tender offer or exchange offer that would result in a person becoming an acquiring person.

Our board of directors may defer the distribution date in some circumstances. Also, some inadvertent acquisitions of our common stock will not result in a person becoming an acquiring person if the person promptly divests itself of sufficient common stock.

       Until the distribution date:

•	common stock certificates will evidence the rights;

•	the rights will be transferable only with those certificates;

•	new common stock certificates will contain a notation incorporating the rights agreement by reference; and

•	the surrender for transfer of any common stock certificate will also constitute the transfer of the rights associated with the common stock represented by the certificate.

       The rights are not exercisable until the distribution date and will expire at the close of business on January 15, 2011, unless we redeem or exchange them at an earlier date as described below or we extend the expiration date prior to January 15, 2011.

       As soon as practicable after the distribution date, the rights agent will mail certificates representing the rights to holders of record of common stock as of the close of business on the distribution date. From that date on, only separate rights certificates will represent the rights. We will issue rights with all shares of common stock issued prior to the distribution date. We will also issue rights with shares of common stock issued after the distribution date in connection with some employee benefit plans or upon conversion of some securities. Except as otherwise determined by our board of directors, we will not issue rights with any other shares of common stock issued after the distribution date.

       Flip-In Event. A “flip-in event” will occur under the rights agreement when a person becomes an acquiring person otherwise than pursuant to a “permitted offer.” The rights agreement defines “permitted offer” as a tender or exchange offer for all outstanding shares of our common stock at a price and on terms that a majority of the independent directors on our board of directors determines to be fair to and otherwise in our best interests and the best interest of our stockholders.

       If a flip-in event occurs, each right, other than any right that has become null and void as described below, will become exercisable to receive the number of shares of common stock, or in some specified circumstances, cash, property or other securities, which has a “current market price” equal to two times the exercise price of the right. Please refer to the rights agreement for the definition of “current market price.”

       Flip-Over Event. A “flip-over event” will occur under the rights agreement when, at any time from and after the time a person becomes an acquiring person:

•	we are acquired by any person or we acquire any person in a merger or other business combination transaction, other than specified mergers that follow a permitted offer; or

•	50% or more of our assets, cash flow or earning power is sold, leased or transferred.

       If a flip-over event occurs, each holder of a right, except rights that are voided as described below, will thereafter have the right to receive, on exercise of the right, a number of shares of common stock of the acquiring company that has a current market price equal to two times the exercise price of the right.

       When a flip-in event or a flip-over event occurs, all rights that then are, or under the circumstances the rights agreement specifies previously were, beneficially owned by an acquiring person or specified related parties will become null and void in the circumstances the rights agreement specifies.

       Series A Preferred Stock. After the distribution date, each right will entitle the holder to purchase a fractional share of our Series A preferred stock, which will be essentially the economic equivalent of one share of common stock. Please read “— Preferred Stock — Series A Preferred Stock” for additional information about our Series A preferred stock.

       Antidilution. The number of rights associated with a share of outstanding common stock, the number of fractional shares of Series A preferred stock issuable upon exercise of a right and the exercise price of the right are subject to adjustment in the event of a stock dividend on, or a subdivision, combination or reclassification of, our common stock occurring prior to the distribution date. The exercise price of the rights and the number of fractional shares of Series A preferred stock or other securities or property issuable on exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of some specified transactions affecting the Series A preferred stock.

       With some exceptions, we will not be required to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. The rights agreement also will not require us to issue fractional shares of Series A preferred stock that are not integral multiples of the specified fractional share and, in lieu thereof, we will make a cash payment based on the market price of the Series A preferred stock on the last trading date prior to the date of exercise. Pursuant to the rights agreement, we reserve the right to require prior to the occurrence of any flip-in event or flip-over event that, on any exercise of rights, a number of rights be exercised so that we will issue only whole shares of Series A preferred stock.

       Redemption of Rights. At any time until the time a person becomes an acquiring person, we may redeem the rights in whole, but not in part, at a price of $.005 per right, payable, at our option, in cash, shares of common stock or such other consideration as our board of directors may determine. Upon such redemption, the rights will terminate and the only right of the holders of rights will be to receive the $.005 redemption price.

       Exchange of Rights. At any time after the occurrence of a flip-in event and prior to a person becoming the beneficial owner of 50% or more of our outstanding common stock or the occurrence of a flip-over event, we may exchange the rights, other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which will have become void, in whole or in part, at an exchange ratio of one share of common stock, and/or other equity securities deemed to have the same value as one share of common stock, per right, subject to adjustment.

       Substitution. If we have an insufficient number of authorized but unissued shares of common stock available to permit an exercise or exchange of rights upon the occurrence of a flip-in event, we may substitute other specified types of property for common stock so long as the total value received by the holder of the rights is equivalent to the value of the common stock that the stockholder would otherwise have received. We may substitute cash, property, equity securities or debt, reduce the exercise price of the rights or use any combination of the foregoing.

       No Rights as a Stockholder; Taxes. Until a right is exercised, a holder of rights will have no rights to vote or receive dividends or any other rights as a stockholder of our common stock. Stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for our common stock, or other consideration, or for the common stock of the acquiring company or are exchanged as described above.

       Amendment of Terms of Rights. Our board of directors may amend any of the provisions of the rights agreement, other than some specified provisions relating to the principal economic terms of the rights and the expiration date of the rights, at any time prior to the time a person becomes an acquiring person. Thereafter, our board of directors may only amend the rights agreement in order to cure any ambiguity, defect or inconsistency or to make changes that do not materially and adversely affect the interests of holders of the rights, excluding the interests of any acquiring person.

       Rights Agent. JPMorgan Chase Bank, successor to The Chase Manhattan Bank, serves as rights agent with regard to the rights.

       Antitakeover Effects. The rights will have anti-takeover effects. They will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to make more difficult or discourage any attempt to acquire us even if such acquisition may be favorable to the interests of our stockholders. Because our board of directors can redeem the rights or approve a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors.

Delaware Antitakeover Law

       We are subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits Delaware corporations from engaging in a wide range of specified transactions with any interested stockholder. An interested stockholder is any person, other than the corporation and any of its majority-owned subsidiaries, who owns 15% or more of any class or series of stock entitled to vote generally in the election of directors. Section 203 may tend to deter any potential unfriendly offers or other efforts to obtain control of our company that are not approved by our board. This may deprive the stockholders of opportunities to sell shares of our common stock at prices higher than the prevailing market price.

Listing of Common Stock

       Our common stock trades on the New York Stock Exchange under the trading symbol “RRI.”

Transfer Agent and Registrar

       We serve as the transfer agent and registrar of our common stock.

DESCRIPTION OF WARRANTS

       We may issue warrants to purchase any combination of our or any other entity’s debt securities, common stock, preferred stock or other securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from the other offered securities. We will issue the warrants under one or more warrant agreements between us and a warrant agent that we will name in a prospectus supplement.

       A prospectus supplement relating to any warrants that we may offer will include specific terms relating to the terms of the warrants. We will file the form of any warrant agreement with the SEC and you should carefully read the warrant agreement. A prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the price or prices at which the warrants will be issued;

•	the designation, number and terms of the debt securities, common stock, preferred stock, rights or other securities purchasable upon exercise of the warrants;

•	the exercise price of the warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if applicable, a discussion of any material U.S. federal income tax considerations applicable to the warrants;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	information with respect to book-entry procedures, if any.

       Each warrant will entitle the holder of warrants to purchase the amount of debt or equity securities, at the exercise price stated or determinable in a prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in a prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

PLAN OF DISTRIBUTION

       We may sell the common stock, preferred stock and any series of debt securities and warrants being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

       A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities and the proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

       If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

       The securities may also be offered and sold, if so indicated in a prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. A prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

       Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

       Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

       Each series of securities will be a new issue of securities and will have no established trading market other than our common stock which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities, other than the common stock, may or may not be listed on a national securities exchange.

       Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

       Certain legal matters with respect to the validity of the securities has been passed upon for us by our counsel. The validity of the securities will be passed upon for any agents, dealers or underwriters by their counsel named in the applicable prospectus supplement.

EXPERTS

       The consolidated financial statements and the related financial statement schedules of Reliant Resources, Inc. as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002, incorporated in this prospectus by reference from the Current Report on Form 8-K of Reliant Resources, Inc. dated November 14, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the change in method of accounting for derivatives and hedging activities in 2001, (ii) the change in method of accounting for goodwill and other intangibles in 2002, (iii) the change in method of presenting trading and marketing activities from a gross basis to net basis in 2002, (iv) the change in method of accounting for early debt extinguishment, (v) accounting for European energy operations as discontinued operations, (vi) accounting for Desert Basin plant operations as discontinued operations, and (vii) the restatement of the 2000 and 2001 consolidated financial statements) which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The financial statements of El Dorado Energy, LLC as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, incorporated in this prospectus by reference from the Current Report on Form 8-K of Reliant Resources, Inc. dated November 14, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for derivatives and hedging activities in 2001) which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The combined and consolidated financial statements of Reliant Energy Mid-Atlantic Power Holdings, LLC as of December 31, 2001 and 2002 and for the periods from January 1, 2000 to May 11, 2000 and May 12, 2000 to December 31, 2000 and the years ended December 31, 2001 and 2002, incorporated in this prospectus by reference from the Current Report on Form 8-K of Reliant Resources, Inc. dated July 22, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to (i) the change in method of accounting for derivatives and hedging activities in 2001 and (ii) the change in method of accounting for goodwill and other intangibles in 2002) which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The consolidated financial statements of Reliant Energy Retail Holdings, LLC as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002, incorporated in this prospectus by reference from the Current Report on Form 8-K of Reliant Resources, Inc. dated June 27, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the change in method of accounting for goodwill and other intangibles in 2002 and (ii) the acquisition of Reliant Energy Renewables, Inc.) which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The consolidated financial statements and related financial statement schedules of Orion Power Holdings, Inc. as of December 31, 2002 and for the periods from January 1, 2002 to February 19, 2002 and February 20, 2002 to December 31, 2002, incorporated in this prospectus by reference from the Current Report on Form 8-K of Reliant Resources, Inc. dated April 16, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the change in method of accounting for goodwill and other intangibles in 2002 and (ii) the application of procedures relating to certain disclosures and reclassifications related to the 2000 and 2001 financial statements that were audited by other auditors who have ceased operations and for which Deloitte & Touche LLP have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The consolidated financial statements for Orion Power Holdings, Inc. as of December 31, 2001 and for the years ended December 31, 2000 and 2001, incorporated in this prospectus by reference have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for derivative financial instruments in 2001) which is incorporated by reference.

       We have been unable to obtain Arthur Andersen LLP’s permission for the incorporation by reference in this prospectus of their report on the financial statements of Orion Power Holdings, Inc. Because Arthur Andersen LLP has not granted us permission to incorporate their report in this registration statement, you will not be able to recover against Arthur Andersen LLP for any untrue statements of material fact contained in our financial statements audited by Arthur Andersen LLP or for any omission to state a material fact required to be stated in those financial statements.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

Reliant Energy, Inc.

$

Floating Rate Senior Secured Notes due 2010

$

              % Senior Secured Notes
due 2014

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.

Banc of America Securities LLC
Barclays Capital
Deutsche Bank Securities
Merrill Lynch & Co.
ABN AMRO Incorporated
JP Morgan
Scotia Capital
UBS Investment Bank